Exhibit 10.2

Execution Version

Chesapeake Energy Corporation
Senior Secured Super-Priority Debtor-in-Possession Credit Facility

Exit RBL Credit Facility

Exit First Lien Last Out Term Loan Facility
Commitment Letter

June 28, 2020

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention:	Domenic J. Dell’Osso, Jr.
Executive Vice President and
Chief Financial Officer

Ladies and Gentlemen:

Reference is made to that certain Restructuring Support Agreement dated as of June 28, 2020 (the “Restructuring Support Agreement”) among the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Consenting Second Lien Noteholders, and Chesapeake Energy Corporation, an Oklahoma corporation (“you” or the “Borrower”), and certain of its affiliates that become party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Restructuring Support Agreement.

Pursuant to the Restructuring Support Agreement, MUFG Union Bank, N.A. (together with its branches or affiliates, “MUFG”) has agreed to structure, arrange and syndicate the following credit facilities:

(i)	A senior secured superpriority debtor-in-possession credit facility consisting of (a) a $925.0 million revolving loan facility (the “New Money Credit Facility”) and (b) a term loan facility to roll-up a portion of the loans outstanding under the Prepetition Credit Agreement (as defined below) (the “Roll-Up Facility”; and, together with the New Money Credit Facility, the “DIP Credit Facility”).

(ii)	A senior secured exit revolving reserve-based loan facility in an aggregate amount of up to $1,750.0 million consisting of (a) a 3-year revolving loan facility (the “Tranche A RBL Loan Facility”) and (b) a 4-year fully funded loan facility to be provided by parties not making commitments hereunder (the “Tranche B RBL Loan Facility”, and together with the Tranche A RBL Loan Facility, the “Exit RBL Facility”).

(iii)	A 5-year senior secured first lien last out term loan facility (the “Exit FLLO Term Loan Facility”, together with the Exit RBL Facility, the “Exit Facilities” and the Exit Facilities, and together with the DIP Credit Facility, the “Restructuring Credit Facilities”, and the loans and extensions of credit made in connection with the Restructuring Credit Facilities, the “Loans”) in an aggregate principal amount of $750.0 million.

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The proceeds of the DIP Credit Facility will be used during the pendency of the Chapter 11 Cases to, inter alia, provide for post-petition working capital purposes of the Debtors, pay fees and interest under the DIP Credit Facility, pay adequate protection payments as contemplated in the DIP Term Sheet and, with respect to the Roll-Up Facility, to evidence the court ordered conversion of certain amounts outstanding under the Prepetition Credit Agreement into term loans under the DIP Credit Facility. The proceeds of the Exit RBL Facility and the Exit FLLO Term Loan Facility, together with proceeds of the Rights Offering and cash and cash equivalents of the Borrower, will be used to consummate the Restructuring and the Restructuring Transactions on the Plan Effective Date.

You have requested that (i) MUFG commit to serve as administrative agent and collateral agent, as applicable, for each of the DIP Credit Facility, the Exit RBL Facility, and the Exit FLLO Term Loan Facility and (ii) each of the Commitment Parties (as defined below) commit to provide a portion of each of the DIP Credit Facility, the Tranche A Exit RBL Facility, and the Exit FLLO Term Loan Facility.

In connection with the Restructuring and the Restructuring Transactions, subject to the terms and conditions set forth in this commitment letter (together with the attached Exhibits A, B, C, and D, this “Commitment Letter”) and, (i) with respect to the DIP Credit Facility, in the DIP Credit Agreement substantially in the form attached hereto as Exhibit A (the “DIP Credit Agreement”), (ii) with respect to the Exit RBL Facility, in the Exit RBL Facility Summary of Terms and Conditions attached hereto as Exhibit B (the “Exit RBL Facility Term Sheet”) and the Conditions Precedent Exhibit attached hereto as Exhibit D (the “Conditions Precedent Exhibit”), and (iii) with respect to the Exit FLLO Term Loan Facility, in the First Lien Last Out Term Loan Facility Summary of Terms and Conditions attached hereto as Exhibit C (the “Exit FLLO Term Loan Facility Term Sheet”) and the Conditions Precedent Exhibit, each of MUFG, Wells Fargo Bank, N.A. (“Wells Fargo”), Bank of America, N.A. (“BofA”), BMO Harris Bank N.A. (“BMO”), Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below), Mizuho Bank, Ltd. (“Mizuho”), DNB Capital LLC (“DNB”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Goldman Sachs Bank USA (together with one or more of its affiliates, “GS”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Royal Bank of Canada (“RBC”), ABN Amro Capital USA LLC (“ABN”), and Export Development Canada (“EDC”, and collectively with MUFG, Wells Fargo, BofA, BMO, CGMI, Mizuho, DNB, MSSF, GS, JPMorgan, RBC, and ABN, the “Commitment Parties”) are pleased to advise you of their several (and not joint) commitment to provide the commitments to each of the respective Restructuring Credit Facilities (excluding, for the avoidance of doubt, the Tranche B RBL Loan Facility, the outstandings of which, if any, will be determined as provided in the Restructuring Support Agreement and its contemplated Plan of Reorganization, would reduce the commitments to the Tranche A RBL Loan Facility on a dollar for dollar basis) set forth on Schedule I attached hereto. For purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated hereby.

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It is agreed that MUFG will act as (a) the sole Administrative Agent and (b) a joint lead arranger and joint bookrunner, in each case for each of the Restructuring Credit Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is further agreed that each of BofA, BMO Capital Markets Corp., (an affiliate of BMO), MSSF, Wells Fargo Securities, LLC, DNB Markets, Inc., Mizuho, Citi and Goldman Sachs Lending Partners LLC, an affiliate of GS, will act as joint lead arrangers and joint bookrunners for the DIP Credit Facility. You agree that MUFG shall have “left” placement on all marketing materials in connection with each of the Restructuring Credit Facilities and that MUFG will hold the roles and responsibilities conventionally understood to be associated with such placement. You agree that MUFG will have sole authority (in the case of clauses (i) and (ii), with your consent (not to be unreasonably withheld or delayed)) to (i) appoint all agents, co-agents, arrangers or bookrunners, (ii) award any other titles, and (iii) allocate all fees and other compensation (other than that expressly contemplated by the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Term Loan Facility Term Sheet, and the Fee Letters referred to below) in each case in connection with any of the Restructuring Credit Facilities.

MUFG, in its capacity as joint lead arranger and joint bookrunner (in such capacity, the “Lead Arranger”), intends to use its commercially reasonable efforts to arrange a syndicate of financial institutions and other institutional lenders (including entities that may be affiliates of the Backstop Parties but excluding Disqualified Institutions (as defined below)) that will participate in all or a portion of the Exit FLLO Term Loan Facility (including all or a part of the commitments of the Commitment Parties) (the “FLLO Syndication”). You agree to make commercially reasonable efforts to assist the Lead Arranger in completing a reasonably satisfactory FLLO Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Commitment Parties, (c) assistance in the preparation of marketing materials to be used in connection with the syndication, (d) your providing or causing to be provided the Projections (as defined below), (e) using your commercially reasonable efforts to obtain public corporate credit or public corporate family ratings, as applicable, of the Borrower and public ratings for the Exit FLLO Term Loan Facility from each of Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC, prior to the commencement of the Marketing Period (as defined in the Conditions Precedent Exhibit), and (f) the hosting, with the Lead Arranger, of a meeting and, if necessary, one or more conference calls with prospective Exit FLLO Term Loan Facility participants at times and locations mutually agreed upon; provided that, without limitation, meetings via conference call, electronic meeting services and similar platforms shall be deemed to satisfy this provision. You hereby authorize the Lead Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof on the DebtDomain site or similar workspace established by the Lead Arranger to facilitate the FLLO Syndication and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the FLLO Syndication.

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To ensure an orderly and effective syndication of the Exit FLLO Facility, you agree that, during the period beginning on the Plan Effective Date and ending on the earlier of (a) one hundred twenty (120) days following the Plan Effective Date and (b) the termination of the FLLO Syndication as determined by MUFG, you will ensure that there will be no competing issues of bank or other syndicated credit facilities or debt securities of you or any of your or its subsidiaries, in each case being offered, placed or arranged that would materially impair the primary syndication of the Exit FLLO Term Loan Facility without the prior written consent of MUFG (it being understood that any letters of credit, capital leases, purchase money indebtedness and equipment financings, in each case in the ordinary course of business, shall, in each case, not be limited pursuant to this sentence).

You hereby acknowledge that (a) we will make available Information (as defined below), Projections (as defined below) and other customary offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the FLLO Syndication (the “Information Memorandum” and, together with all of the foregoing, the “Information Materials”), on a confidential basis to prospective Exit FLLO Term Loan Facility participants by posting the Information Materials on DebtDomain, Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of such Exit FLLO Term Loan Facility participants may be “public side” institutions (i.e., institutions that do not wish to receive material non-public information and who may be engaged in investment and other market-related activities with respect to you or any of your subsidiaries, or any of your or their respective securities) (each, a “Public Sider” and each prospective Exit FLLO Term Loan Facility participant that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Lead Arranger, you agree to assist us in preparing an additional version of the Information Materials to be used in connection with the FLLO Syndication that consists exclusively of information of a type that is either (i) publicly available or (ii) not material with respect to you, or any of your subsidiaries or any of your or their respective securities for the purpose of United States federal and state securities laws (all such information being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, you shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Exit FLLO Term Loan Facility participants (other than Disqualified Institutions) , represent that the additional version of the Information Materials only contains Public Information and exculpate us with respect to any liability related to the use or misuse of the contents, and exculpate you with respect to any liability related to the misuse of the contents, of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information” (it being understood that you shall not otherwise be under any obligation to mark the Information Materials “PUBLIC”). By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized us and the prospective Exit FLLO Term Loan Facility participants to treat such Information Materials as containing solely Public Information.

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You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arranger for the lenders under the Exit FLLO Term Loan Facility and prospective Exit FLLO Term Loan Facility participants (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) any term sheets and notification of changes in the terms and conditions of the Exit FLLO Term Loan Facility and (c) drafts and final versions of the definitive documentation related to the Exit FLLO Term Loan Facility. If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent. Each of the Lead Arranger and each prospective Exit FLLO Term Loan Facility participants shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

As the Lead Arranger, MUFG will manage all aspects of the FLLO Syndication, including the following decisions: the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (provided that the institutions separately identified and agreed to in writing by the Borrower and the Lead Arranger to be a “Disqualified Institution” (each such institution a “Disqualified Institution”) shall not so participate without your consent, not to be unreasonably withheld), the allocations of the commitments among the participants and the amount and distribution of fees among the participants. To assist us in the FLLO Syndication, you agree to use commercially reasonable efforts to promptly (and in any event, if practicable, within fifteen (15) business days of any written request therefore) prepare and provide to us customary and reasonably available information with respect to you and each of your subsidiaries and the Restructuring and Restructuring Transactions, including customary financial information and projections prepared by you and reasonably available to you, as we may reasonably request in connection with the FLLO Syndication. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you or any of your affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arranger that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. In acting as the Lead Arranger, MUFG will have no responsibility other than to arrange the syndication as set forth herein.

You agree that each Commitment Party may currently be a lender or agent under that certain Amended and Restated Credit Agreement, dated as of September 12, 2018 with you as Borrower (as amended, supplemented and otherwise modified from time to time, the “Prepetition Credit Agreement”), and your and your affiliates’ rights and obligations under the Prepetition Credit Agreement and any related agreement with one or more Commitment Parties that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder. You hereby agree that each of the Commitment Parties may render its respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between you and your affiliates and one or more Commitment Parties in connection with the Restructuring or Restructuring Transactions contemplated hereby, on the one hand, and the exercise by any Commitment Party or any of their respective affiliates of any of their respective rights and duties under any credit or other agreement (including the Prepetition Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

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You hereby represent and covenant that (a) all information, other than forward looking financial information and projections (the “Projections”), that has been or will be made available to the Lead Arranger, MUFG or any Commitment Party in connection with the Restructuring Credit Facilities by you or any of your representatives (the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Lead Arranger, MUFG or any Commitment Party by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions; it being understood that such Projections (i) are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance. If, at any time prior to the termination of this Commitment Letter, any of the representations and covenants in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and covenants were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and covenants contained in this paragraph remain accurate and complete in all material respects under those circumstances; it being understood in each case that any such supplement provided on or after the date of this Commitment Letter shall cure any such representations and covenants. You understand that in arranging and syndicating the Restructuring Credit Facilities we may use and rely on the Information without independent verification thereof.

As consideration for the commitments and agreements to perform the services described herein, you agree to pay (or cause to be paid) the nonrefundable (except as set forth in the Fee Letters) fees set forth in the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Term Loan Facility Term Sheet, and in the fee letters among the Borrower and the Lead Arranger and MUFG (the “Fee Letters”); provided that payment of any fees under the Fee Letters that are due and payable upon the effectiveness of this Commitment Letter or the Restructuring Support Agreement shall be a condition to the effectiveness of the commitments and the obligations of the Lead Arranger and the Commitment Parties set forth herein.

The commitments of the Commitment Parties hereunder to make the DIP Credit Facility available on the Closing Date and the Lead Arranger’s agreement to perform the services described herein are subject exclusively to the conditions set forth in Section 6.1 of the DIP Credit Agreement. The commitments of the Commitment Parties hereunder to make each of the Tranche A Exit RBL Facility and the Exit FLLO Term Loan Facility available on the Plan Effective Date and the Lead Arranger’s agreement to perform the services described herein are subject exclusively to the conditions set forth in the Conditions Precedent Exhibit.

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You agree to indemnify and hold harmless the Lead Arranger, the Administrative Agent, MUFG, the Commitment Parties, their respective affiliates and their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel and regardless of whether such matter is initiated by you, your equity holders, creditors or any of their respective subsidiaries or affiliates) to which any such Indemnified Party may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Restructuring Credit Facilities, the Restructuring, the Restructuring Transactions, the Cases, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (limited to the reasonable and documented fees and disbursements of one primary legal counsel (and if reasonably necessary, a single local counsel in each relevant jurisdiction) for the Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, upon prior notice to you and the Administrative Agent, one additional counsel for such similarly situated Indemnified Parties), provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Party. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNIFIED PARTY.

You hereby agree (a) to pay, or to reimburse the Lead Arranger promptly following written demand therefor, all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arranger (whether incurred before or after the date hereof) in connection with the Restructuring Credit Facilities, the preparation, negotiation, execution and delivery of the definitive documentation evidencing such Restructuring Credit Facilities (such documentation, the “Credit Documentation”), this Commitment Letter, the Fee Letters, any security arrangements in connection therewith and the due diligence therefor and the syndication thereof, including, without limitation, (i) the reasonable and documented fees and disbursements of Sidley Austin LLP and, if reasonably necessary, a single local counsel for the Lead Arranger in each relevant jurisdiction and (ii) the reasonable and documented fees and out-of-pocket expenses of RPA Advisors, LLC, Houlihan Lokey Capital, Inc. and all other advisors and professionals engaged by the Lead Arranger and the Administrative Agent upon prior consultation with you, in each case, reasonably incurred in connection therewith and (b) to pay all reasonable and documented out-of-pocket costs and expenses of the Lead Arranger and the Administrative Agent (including reasonable and documented fees and disbursements of legal counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation on other matters, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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You also agree that in no event shall any of the Lead Arranger, the Administrative Agent, MUFG, the Commitment Parties and their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Arranger-Related Person”) have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Restructuring or Restructuring Transactions contemplated hereby, except to the extent they are found by a final, non-appealable judgment of a court to arise from such Arranger-Related Person’s gross negligence, bad faith or willful misconduct and then, only to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages. No Arranger-Related Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems for any special, indirect, consequential or punitive damages in connection with the Restructuring Credit Facilities or in connection with its activities related to the Restructuring Credit Facilities. Nothing in this paragraph shall relieve you of any obligation you may have under any provision of this Commitment Letter (or otherwise) related to indemnification to indemnify an Indemnified Party against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.

On and after the Petition Date (as defined below), the expense reimbursements and indemnification provisions of this Commitment Letter and the Fee Letter shall, in each case, constitute superpriority administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Cases with respect to you as debtor -in-possession, to be commenced in the Bankruptcy Court on or about June 28, 2020 (the actual date of commencement of the Cases, the “Petition Date”) without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter or the Fee Letter, as applicable), application or proof of claim and notwithstanding any administrative claims bar date, and shall be immediately payable in accordance with the terms hereof without further notice or order of the Bankruptcy Court.

This Commitment Letter shall not be assignable by you or us, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that any Commitment Party may assign any of its respective rights and obligations under this Commitment Letter (i) pursuant to the FLLO Syndication, (ii) to another Commitment Party, (iii) to an affiliate of such Commitment Party or to an affiliate of any other Commitment Party; provided, however, that such assignment shall not relieve the assigning Commitment Party of its obligations hereunder, or (iv) otherwise with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed). This Commitment Letter is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Commitment Letter.

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This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto or thereto, as applicable. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Commitment Letter and the Restructuring and Restructuring Transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, in respect of documents to be signed by entities established within the European Union, the Electronic Signature qualifies as a “qualified electronic signature” within the meaning of the Regulation (EU) n°910/2014 of the European parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transaction in the internal market as amended from time to time. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the DIP Credit Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code. Each party hereto hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Bankruptcy Court or any other Federal court having jurisdiction over the Cases, and, to the extent that the Bankruptcy Court or Federal court do not have jurisdiction, any of the state or federal courts located in the City of New York, Borough of Manhattan, and, in each case any appellate court thereof. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Restructuring Credit Facilities, the Fee Letters or the Restructuring or Restructuring Transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan and any claim that such legal proceeding has been brought in an inconvenient forum.

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This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Facility Term Sheet, or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your subsidiaries and your and their respective officers, directors, employees, agents, advisors, affiliates, attorneys, independent auditors, agents, and other consultants who are directly involved in the consideration of this matter and on a confidential basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, unless otherwise prohibited, to inform us promptly thereof), and (c) the aggregate fee amounts contained in the Fee Letters or in the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Facility Term Sheet, as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Restructuring and the Restructuring Transactions to the extent customary or required in any public filing relating to the Restructuring and the Restructuring Transactions; provided that after this Commitment Letter and the Fee Letters have been accepted by you, and upon the commencement of the Case by the Borrower, you may disclose this Commitment Letter and the DIP Credit Agreement, the Exit RBL Facility Term Sheet, and the Exit FLLO Facility Term Sheet (but not the fees contained in any such instruments) (A) to the Bankruptcy Court, to the extent required to obtain court approval in connection with any acts or obligations to be taken pursuant to, or any other court contemplated by the paragraph immediately above, or in connection with protecting and enforcing your rights with respect to, this Commitment Letter, the Fee Letters or the Restructuring Transactions contemplated hereby or thereby, (B) as may be required by regulatory authorities, including the Securities and Exchange Commission and any other applicable regulatory authorities and stock exchanges (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (C) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that prior to any disclosure under this clause (C), the disclosing party agrees to provide the Commitment Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Commitment Parties pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule or regulation, (D) to advisors to any statutory committee appointed in the Cases, advisors to that certain ad hoc group of term loan lenders and advisors to Franklin Advisers, Inc., and (E) as requested or as required by any governmental authority pursuant to any subpoena or other legal process; provided, that prior to any disclosure under this clause (E) the disclosing party agrees to provide the Commitment Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Commitment Parties pursuant to the terms of the subpoena or other legal process.

Notwithstanding anything to the contrary in the foregoing, the parties agree to the extent that the fees provided for herein, in the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Facility Term Sheet, or in the Fee Letters are required to be disclosed to the Bankruptcy Court for purposes of obtaining approval to pay any fees provided for herein, you shall file a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 seeking an order of the Bankruptcy Court authorizing you to file an unredacted copy of this Commitment Letter and the Fee Letters under seal or in a redacted manner in form and substance satisfactory to the Commitment Parties and, in connection therewith, you may provide an unredacted copy of this Commitment Letter, the DIP Credit Agreement, the Exit RBL Facility Term Sheet, the Exit FLLO Facility Term Sheet and the Fee Letters to the Bankruptcy Court, the Office of the United States Trustee, to advisors to any statutory committees appointed in the Cases, to advisors to that certain ad hoc group of term loan lenders, to advisors to Franklin Advisers, Inc., and as otherwise may be required by the Bankruptcy Court in connection with seeking or obtaining approval of the fees or the Restructuring or Restructuring Transactions contemplated hereby or thereby; provided, in each case, that the disclosure to such advisors is on a confidential, “professional eyes only” basis. For the avoidance of doubt, it is understood and agreed that an unredacted copy of the DIP Credit Agreement will be filed with the Bankruptcy Court. The provisions of this paragraph and the preceding paragraph shall automatically terminate upon the second anniversary hereof.

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You acknowledge that the Lead Arranger, MUFG and the other Commitment Parties may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Restructuring or Restructuring Transactions described herein and otherwise. None of the Lead Arranger, MUFG or any Commitment Party will use confidential information obtained from you by virtue of the Restructuring or Restructuring Transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and none of the Lead Arranger, MUFG or any Commitment Party will furnish or otherwise disclose any such information to other companies unless required to do so pursuant to law or legal process. You also acknowledge that none of the Lead Arranger, MUFG or any Commitment Party have any obligation to use in connection with the Restructuring or Restructuring Transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

In connection with the Restructuring Credit Facilities (including in connection with any amendment, waiver or other modification hereof), you acknowledge and agree that: (i) (A) the services provided by the Lead Arranger and the commitment of the Commitment Parties are arm’s-length commercial transactions between you, on the one hand, and the Lead Arranger and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Restructuring or Restructuring Transactions contemplated hereby; (ii) (A)  the Lead Arranger and each Commitment Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person and (B) none of the Lead Arranger, MUFG or any Commitment Party has any obligation to you or any of your affiliates with respect to the Restructuring or Restructuring Transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Lead Arranger, MUFG, the other Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of you and your affiliates, and none of the Lead Arranger, MUFG or any Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive any claims that you may have against the Lead Arranger, MUFG and each Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transaction contemplated by this Commitment Letter.

The provisions related to compensation, limitation of liability, reimbursement, affiliate activities, indemnification, confidentiality, absence of fiduciary relationships, electronic signatures, governing law, waiver of jury trial and waiver of objection to laying of venue contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of the Commitment Parties hereunder and the Lead Arranger’s agreement to provide the services described herein; provided that your obligations under this Commitment Letter (other than those relating to confidentiality) shall automatically terminate and be superseded by the definitive documentation related to applicable Restructuring Credit Facility upon the initial funding under such Restructuring Credit Facility.

Chesapeake Energy Corporation June 28, 2020 Page 12

In order to enable the Lead Arranger and MUFG to bring relevant expertise to bear on its engagements under this agreement from among its global affiliates, the Borrower agrees that the Lead Arranger may perform the services contemplated hereby in conjunction with its affiliates, and that any affiliate performing services hereunder shall be entitled to the benefits and subject to the terms and obligations of this agreement.

The Lead Arranger, MUFG and each Commitment Party hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of them and their respective affiliates is required to obtain, verify and record information that identifies you, which information includes your name, address, tax identification number and other information that will allow the Lead Arranger, MUFG and each Commitment Party, as applicable, to identify you in accordance with the Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for the Lead Arranger, MUFG, each Commitment Party and each of their respective affiliates. In addition to the foregoing, you shall, promptly upon the request by any Commitment Party, deliver to such Commitment Party all documentation and other information reasonably requested by any Commitment Party or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the DIP Credit Agreement, the Exit RBL Facility Term Sheet and the Exit FLLO Facility Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., Central time, on June 30, 2020. The commitments of the Commitment Parties and the Lead Arranger’s agreements herein will expire at such time in the event the Lead Arranger has not received such executed counterparts in accordance with the immediately preceding sentence.

Thereafter, this Commitment Letter, except as expressly provided herein, shall automatically terminate on the earliest of (a) with respect to commitments with respect to the DIP Credit Facility, the first date on which all of the conditions precedent to the effectiveness of the DIP Credit Facility have been satisfied and the DIP Credit Agreement shall have gone effective, (b) with respect to commitments with respect to the Restructuring Credit Facilities, the first date on which all of the conditions precedent to the effectiveness of the Exit RBL Facility and the Exit FLLO Facility have been satisfied and the definitive documentation therefor have gone effective, as applicable, (c) the occurrence of the Petition Date without the Borrower seeking Bankruptcy Court approval of the DIP Credit Facility, (d) the Petition Date occurs without the Restructuring Support Agreement becoming effective with respect to all parties thereto or the termination for any reason of the Restructuring Support Agreement, and (e) nine (9) months after the Petition Date.

Chesapeake Energy Corporation June 28, 2020 Page 13

This Commitment Letter and the Fee Letters shall be of no force and effect unless (i) executed by you and delivered to us within the time frame required by the initial sentence of the second preceding paragraph and (ii) with respect to the DIP Credit Facility, on or after the fifth (5th) business day following the Petition Date, the Bankruptcy Court shall have approved the payment of all fees, expenses, indemnities and other obligations set forth in this Commitment Letter, and in the Fee Letters as they relate to such DIP Credit Facility. Additionally, this Commitment Letter may be terminated and the Restructuring Transactions contemplated hereby may be abandoned at any time by mutual written consent of the Borrower and the Commitment Parties. Upon any termination pursuant to the terms herein, this Commitment Letter shall forthwith become void and there shall be no further obligations or liabilities on the part of the Borrower or the Commitment Parties, other than such obligations and liabilities that expressly survive termination of this Commitment Letter.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE DIP CREDIT AGREEMENT, THE EXIT RBL FACILITY TERM SHEET, AND THE EXIT FLLO TERM LOAN FACILITY TERM SHEET) AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank.]

The Lead Arranger is pleased to have been given the opportunity to assist you in connection with this important financing,

Very truly yours,

MUFG UNION BANK, N.A.

By:	/s/ David Helffrich
Name: David Helffrich
Title: Director

[Signature Page to Commitment Letter]

[Commitment Parties signature pages on file with the Debtors.]

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST WRITTEN ABOVE

BY:

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

DIP CREDIT AGREEMENT

[Attached]

[Exhibit A – Cover Page]

Execution Version

SENIOR SECURED SUPER-PRIORITY

DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

DATED AS OF [●], 2020

AMONG

CHESAPEAKE ENERGY CORPORATION,

AS A DEBTOR AND DEBTOR-IN-POSSESSION,
AS THE BORROWER,

THE OTHER DEBTORS PARTY HERETO FROM TIME TO TIME,

AS DEBTORS AND DEBTORS-IN-POSSESSION,

AS GUARANTORS,

MUFG UNION BANK, N.A.,
AS THE AGENT,

AND

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO

MUFG UNION BANK, N.A.,

BANK OF AMERICA, N.A.; BMO CAPITAL MARKETS CORP.;

MORGAN STANLEY SENIOR FUNDING, INC.; WELLS FARGO SECURITIES, LLC;

DNB MARKETS, INC.; MIZUHO BANK, LTD.; CITIBANK, N.A.;

AND GOLDMAN SACHS LENDING PARTNERS LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

Table of Contents

Page

Article I DEFINITIONS	2

1.1	Defined Terms	2

1.2	Other Interpretive Provisions	38

1.3	Accounting Terms	39

1.4	Rounding	39

1.5	References to Agreements, Laws, Etc.	39

1.6	Times of Day	39

1.7	Timing of Payment or Performance	39

1.8	Classification of Loans and Borrowings	40

1.9	Rates	40

Article II AMOUNT AND TERMS OF CREDIT	40

2.1	Commitments	40

2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	41

2.3	Notice of Borrowing	42

2.4	Disbursement of Funds	42

2.5	Repayment of Loans; Evidence of Debt	43

2.6	Conversions and Continuations	44

2.7	Pro Rata Borrowings	45

2.8	Interest	45

2.9	Interest Periods	46

2.10	Increased Costs, Illegality, Etc.	46

2.11	Compensation	49

2.12	Change of Lending Office	49

2.13	Notice of Certain Costs	50

2.14	[Reserved]	50

2.15	Defaulting Lenders	50

2.16	Collateral; Guarantees	52

Article III LETTERS OF CREDIT	55

3.1	Letters of Credit	55

3.2	Letter of Credit Requests	56

3.3	Letter of Credit Participations	57

3.4	Agreement to Repay Letter of Credit Drawings	59

3.5	Increased Costs	60

3.6	New or Successor Letter of Credit Issuers	61

3.7	Role of Letter of Credit Issuer	62

3.8	Cash Collateral	62

3.9	Applicability of ISP and UCP	63

3.10	Conflict with Issuer Documents	63

3.11	Letters of Credit Issued for Subsidiaries	63

i

Article IV FEES; COMMITMENTS	63

4.1	Fees	63

4.2	Termination or Reduction of Commitments	64

Article V PAYMENTS	65

5.1	Voluntary Prepayments	65

5.2	Mandatory Prepayments	66

5.3	Method and Place of Payment	66

5.4	Net Payments	67

5.5	Computations of Interest and Fees	71

5.6	Limit on Rate of Interest	71

Article VI CONDITIONS PRECEDENT TO INTERIM FACILITY AND FINAL FACILITY	72

6.1	Interim Facility Effective Date	72

6.2	Final Facility Effective Date	75

Article VII CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	75

7.1	No Default; Representations and Warranties	75

7.2	Notice of Borrowing	76

7.3	DIP Orders	76

7.4	Fees	76

Article VIII REPRESENTATIONS AND WARRANTIES	77

8.1	Corporate Status	77

8.2	Corporate Power and Authority; Enforceability	77

8.3	No Violation	77

8.4	Litigation	78

8.5	Margin Regulations	78

8.6	Governmental Approvals	78

8.7	Investment Company Act	78

8.8	True and Complete Disclosure	78

8.9	Financial Condition; Financial Statements	79

8.10	Tax Matters	79

8.11	Compliance with ERISA	79

8.12	Subsidiaries	79

8.13	Environmental Laws	79

8.14	Properties	80

8.15	[Reserved]	80

8.16	Hedge Agreements	80

8.17	No Default	80

8.18	Anti-Corruption Laws and Sanctions	80

8.19	Pari Passu or Priority Status	81

8.20	No Material Adverse Effect	81

8.21	Beneficial Ownership Certification	81

8.22	Security Documents	81

ii

8.23	DIP Orders	81

8.24	Budget	81

Article IX AFFIRMATIVE COVENANTS	82

9.1	Information Covenants	82

9.2	Books, Records and Inspections	87

9.3	Maintenance of Insurance	87

9.4	Payment of Taxes	88

9.5	Existence	88

9.6	Compliance with Statutes, Regulations, Etc.	88

9.7	Maintenance of Properties	88

9.8	Delivery of Proposed DIP Orders	89

9.9	Additional Guarantors, Grantors and Collateral	89

9.10	Use of Proceeds	90

9.11	Further Assurances	91

9.12	Reserve Reports and Hedge Schedules	91

9.13	Cash Management	92

Article X NEGATIVE COVENANTS	92

10.1	Limitation on Indebtedness	92

10.2	Limitation on Liens	93

10.3	Limitation on Fundamental Changes	95

10.4	Limitation on Sale of Assets	95

10.5	Limitation on Investments	96

10.6	Limitation on Restricted Payments	97

10.7	[Reserved]	97

10.8	Negative Pledge Agreements	97

10.9	Marketing Activities	97

10.10	Hedge Agreements	98

10.11	Financial Performance Covenants	98

10.12	Transactions with Affiliates	98

10.13	Change in Business	98

10.14	Use of Proceeds	99

10.15	Sanctions; Anti-Corruption Use of Proceeds	99

10.16	Accounting Changes	99

10.17	Key Employee Plans	99

10.18	Super-Priority Claims	99

10.19	Bankruptcy Orders	99

10.20	New Accounts	99

Article XI EVENTS OF DEFAULT	100

11.1	Payments	100

11.2	Representations, Etc.	100

11.3	Covenants	100

11.4	Default Under Other Agreements	100

11.5	Bankruptcy Cases, Etc.	100

iii

11.6	ERISA	103

11.7	Guarantee	104

11.8	Credit Documents	104

11.9	Judgments	104

11.10	Change of Control	104

Article XII THE AGENT	106

12.1	Appointment	106

12.2	Delegation of Duties	106

12.3	Exculpatory Provisions	106

12.4	Reliance	107

12.5	Notice of Default	107

12.6	Non-Reliance on Agent and Other Lenders	108

12.7	[Reserved]	108

12.8	Indemnification	108

12.9	Agent in Its Individual Capacity	109

12.10	Successor Agent	109

12.11	Withholding Tax	110

12.12	Security Documents and Guarantee	110

12.13	Right to Realize on Collateral and Enforce Guarantee	111

12.14	Agent May File Proofs of Claim	111

Article XIII MISCELLANEOUS	112

13.1	Amendments, Waivers and Releases	112

13.2	Notices	114

13.3	No Waiver; Cumulative Remedies	114

13.4	Survival of Representations and Warranties	114

13.5	Payment of Expenses; Indemnification	114

13.6	Successors and Assigns; Participations and Assignments	116

13.7	Replacement of Lenders under Certain Circumstances	122

13.8	Adjustments; Set-off	122

13.9	Counterparts	123

13.10	Severability	124

13.11	Integration	124

13.12	GOVERNING LAW	124

13.13	Submission to Jurisdiction; Waivers	124

13.14	Acknowledgments	125

13.15	WAIVERS OF JURY TRIAL	126

13.16	Confidentiality	126

13.17	Release of Collateral and Guarantee Obligations; Disavowal of Liens	126

13.18	USA PATRIOT Act	127

13.19	Payments Set Aside	127

13.20	Reinstatement	127

13.21	Disposition of Proceeds	127

13.22	Collateral Matters; Hedge Agreements	128

13.23	Consent to Bail-In of Affected Financial Institutions	128

iv

13.24	Joinder of Subsidiaries	128

13.25	Acknowledgment Regarding Any Supported QFCs	129

Article XIV OBLIGATIONS GUARANTEE	130

14.1	Guarantee	130

14.2	Guarantee of Payment	130

14.3	No Discharge or Diminishment of Obligations Guarantee	130

14.4	Defenses Waived	131

14.5	Rights of Subrogation	132

14.6	Reinstatement; Stay of Acceleration	132

14.7	Information	132

14.8	[Reserved]	132

14.9	Maximum Liability	132

14.10	Contribution	133

14.11	Representations and Warranties	133

14.12	Subordination of Indebtedness	134

14.13	Other Terms	135

Schedules and Exhibits

Schedule 1.1	Commitments

Schedule 1.1A	Existing Letters of Credit

Schedule 2.1(b)	Roll-Up

Schedule 3.1(a)	Letter of Credit Issuance Limit

Schedule 8.4	Litigation

Schedule 8.12	Subsidiaries

Schedule 10.1(e)	Existing Capital Leases

Schedule 10.1(f)	Existing Performance Indebtedness

Schedule 10.1(h)	Existing Indebtedness for Borrowed Money

Schedule 10.2(d)	Existing Liens

Schedule 10.5(a)	Existing Investments

Schedule 10.6	Restricted Payments

Schedule 13.2	Notice Addresses

Schedule 14.11	Guarantors’ Legal Name, Location of Jurisdiction of Organization, Organizational Identification Number, Taxpayer Identification Number and Chief Executive Office

Exhibit A	Form of Notice of Borrowing

Exhibit B	Form of Letter of Credit Request

Exhibit C	Form of Closing Certificate

Exhibit D	Form of Assignment and Acceptance

Exhibit E	Form of Promissory Note

Exhibit F	Form of Interim Order

Exhibit G	Initial Budget

Exhibit H	Form of Production and Sales Report

v

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of [●], 2020, is among CHESAPEAKE ENERGY CORPORATION, as a debtor and debtor-in-possession, an Oklahoma corporation (together with its permitted successors, the “Borrower”), the Guarantors party hereto from time to time, the Lenders party hereto from time to time, and MUFG UNION BANK, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

WHEREAS, on June 28, 2020 (the “Petition Date”), the Borrower and the Initial Guarantors (as defined below) (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, the Borrower has requested that the Lenders provide the Borrower with a debtor-in-possession, super-priority, senior secured revolving loan credit facility in an aggregate principal amount of up to $2,103,977,189.56 (the “DIP Facility”) in Commitments and Loans from the Lenders, which shall consist of (x) a new money revolving loan facility (“New Money Facility”) in the aggregate principal amount of up to $925,000,000, which shall include a sub-facility of up to $200,000,000 for the issuance of Letters of Credit and (y) a $1,178,977,189.56 term loan to reflect the roll-up of a portion of outstanding Existing Loans made by the Lenders under the Existing RBL Credit Agreement consisting of two Classes of term loans: (i) a $925,000,000 term loan reflecting the roll-up of a portion of outstanding Existing Loans made by the New Money Lenders under the Existing RBL Credit Agreement (the “New Money Roll-Up Loans”) and (ii) a $253,977,189.56 term loan reflecting the roll-up of a portion of outstanding Existing Loans made by the Lenders under the Existing RBL Credit Agreement (the “Incremental Roll-Up Loans”), in each case to be afforded the liens and priority set forth in the DIP Orders and as set forth in the other Credit Documents and to be used during the Bankruptcy Cases for the purposes set forth in Section 9.10;

WHEREAS the New Money Facility shall be available for borrowings and other extensions of credit as of the Interim Facility Effective Date, subject in all respects to the terms, conditions and limitations set forth herein and in the other Credit Documents;

WHEREAS, by execution and delivery of this Agreement and the other Credit Documents and entry of the applicable DIP Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrower and each Guarantor agrees to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each Debtor’s respective assets, on and subject to the terms and priorities set forth in the DIP Orders and the other Credit Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1          Defined Terms.

(a)            Terms defined in the preamble have the meaning ascribed to them in the preamble.

(b)            As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; but, for the avoidance of doubt, for purposes of calculating LIBOR pursuant to clause (c) above, LIBOR for any day shall be based on the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month and such rate shall in no event be less than zero for the purposes of this Agreement. The “prime rate” is a rate set by the Agent based upon various factors, including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Agent, in the Federal Funds Effective Rate or in the one-month LIBOR shall take effect at the opening of business on the day specified in the public announcement of such change. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loan” means each Loan bearing interest based on the ABR.

“Adequate Protection Liens” shall have the meaning assigned such term in the DIP Orders.

“Adjusted Total Commitment” means, with respect to the New Money Lenders, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Agent may from time to time notify in writing to the Borrower and the Lenders.

“Agent Questionnaire” means, for each Lender, an administrative questionnaire in a form approved by the Agent.

“Agreement” means this Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all Laws applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Margin” means with respect to (a) any New Money Loan that is a LIBOR Loan, 6.00% per annum, (b) any New Money Loan that is an ABR Loan, 5.00% per annum, (c) any Roll-Up Loan that is a LIBOR Loan, 5.50% per annum and (d) any Roll-Up Loan that is an ABR Loan, 4.50% per annum.

“Approved Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 9.1(c).

“Approved Petroleum Engineers” means LaRoche Petroleum Consultants, Ltd. or any independent petroleum engineer chosen by the Borrower and reasonably acceptable to the Agent.

“Approved Plan of Reorganization” means the “Plan” as defined in the DIP Order.

“Asset Coverage Ratio” means as of any date of determination, the ratio (expressed as a percentage) of (a) the sum of PV-10 plus the Hedge Value to (b) the sum of (i) the aggregate principal amount of Loans outstanding under this Agreement, plus (ii) the aggregate principal amount of Existing Loans plus (iii) the total Letter of Credit Exposure of all New Money Lenders plus (iv) the undrawn face amount of letters of credit issued under the Existing RBL Credit Agreement, in each case outstanding as of such date.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit D or such other form as may be approved by the Agent.

“Authorized Officer” means as to any Person the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of any Debtor and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Availability Period” means the period from the Interim Facility Effective Date, to, but excluding, the Termination Date.

“Available Commitments” means, at any time, (a) the Loan Limit at such time minus (b) the Total Exposure at such time.

“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Action.

“Avoidance Actions” means all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, notwithstanding anything herein to the contrary, the parties hereto shall use their commercially reasonable efforts to cause any alternate benchmark rate to constitute a “qualified rate” within the meaning of Proposed Treasury Regulations § 1.1001-6(b), provided further that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)            a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning provided in Section 13.8.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” means the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (but ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Budget” means a detailed 13-week rolling cash forecast, containing line items of sufficient detail to reflect the Debtors’ projected receipts and disbursements for the applicable period, in substantially the same form as the Initial Budget.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City, New York are authorized by Law to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure Report” shall have the meaning assigned to such term in Section 9.1(d)(ii).

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Credit Parties during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Credit Parties.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the DIP Order.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c) (and “Cash Collateral” means cash that has been Cash Collateralized). “Cash Collateralization” shall have a correlative meaning.

“Cash Management Order” means one or more orders of the Bankruptcy Court, including any interim and/or final orders, entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Agent, which, among other matters, authorizes the Borrower and the Guarantors to maintain their existing cash management system.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships and (d) other cash management services.

“Casualty Event” means, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any Law, (b) any change in any Law or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; but notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means and be deemed to have occurred if:

(a)            any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of the outstanding common Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower; or

(b)            occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by individuals who were neither (1) nominated or approved by the Board of Directors of the Borrower nor (2) appointed by directors so nominated.

“Chapter 11 Milestones” means the “Milestones” as defined in the DIP Orders.

“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are New Money Lenders or Roll-Up Lenders and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are New Money Loans, Roll-Up Loans, New Money Roll-Up Loans or Incremental Roll-Up Loans, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets and property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing Security Documents) that is subject to a Lien in favor of the Agent to secure the Obligations or which under the terms of any Credit Document is purported to be subject to such Lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired or arising, tangible and intangible, personal and real property and assets of each of the Debtors and any and all rents, issues, products, offspring, proceeds and profits thereof and, subject to approval by the Bankruptcy Court pursuant to the Final Order, any Avoidance Action Proceeds; provided, that notwithstanding anything in this Agreement or any other Credit Document to the contrary, the Collateral does not include any Excluded Property.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated December 19, 2019, by and between MUFG Union Bank, N.A., as Collateral Trustee and Revolver Agent, and GLAS USA LLC, as Original Term Loan Agent, and as acknowledged and agreed by certain of the Debtors.

“Commitment” means, with respect to each New Money Lender, the commitment of such New Money Lender to make New Money Loans and to acquire participations in Letters of Credit hereunder in an aggregate principal amount at any time outstanding not to exceed (a) in the case of a New Money Lender that is a New Money Lender as of the Interim Facility Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “Commitment” (as such Schedule 1.1 may be amended or modified from time to time in connection with any reduction or modification to any Commitment or to the Total Commitments in accordance with this Agreement) and (b) in the case of any New Money Lender that becomes a New Money Lender after the Interim Facility Effective Date, the amount specified as such New Money Lender’s “Commitment” in the Assignment and Acceptance (or other applicable document) pursuant to which such Lender became a Lender hereunder, in each case as the same may be changed from time to time pursuant to terms of this Agreement.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” means, for any day, with respect to the Available Commitment on any day, 0.50% per annum.

“Commitment Percentage” means, at any time, for each New Money Lender, the percentage obtained by dividing (a) such New Money Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; but at any time when the Total Commitment shall have been terminated, each New Money Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Exposure at such time by (ii) the Total Exposure at such time.

“Committee” means the statutory official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Approved Plan of Reorganization, which order shall be in form and substance acceptable to the Agent.

“Connection Income Taxes” means, Taxes imposed on or measured by a Lender’s overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on such Lender (in lieu of net income Taxes), in each case as a result of any present or former connection with the jurisdiction imposing such Taxes (other than any such connection arising solely from any Credit Document or any Transaction).

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“COVID-19 Extension” shall have the meaning provided in the DIP Order.

“Credit Documents” means this Agreement, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, the Security Documents, the Fee Letters and all other agreements, instruments, consents and certificates heretofore and hereafter executed and delivered by the Borrower, any other Credit Party and any of their respective Affiliates in connection with this Agreement.

“Credit Event” means and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” means each of the Borrower and the Guarantors.

“Creditors’ Committee” shall have the meaning assigned to such term in Section 11.5(r).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” shall have the meaning provided in the recitals hereto.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“DIP Order” or “DIP Orders” means the Interim Order and the Final Order, as applicable.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including any Casualty Event, and the issuance of any Stock or Stock Equivalents by a Subsidiary of the Borrower. The terms “Dispose” and “Disposed” shall have correlative meanings.

“Disqualified Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Scheduled Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case before the date that is 91 days after the Scheduled Maturity Date hereunder; but if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any Subsidiary or any of its direct or indirect parent companies or any other entity in which any Credit Party has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by any Credit Party.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Early Opt-in Election” means the occurrence of:

(a)            (i)             a determination by the Agent or (ii) a notification by the Required Lenders to the Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.10, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)            (i)             the election by the Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enforcement Notice Period” shall have the meaning given such term in Section 11.10.

“Environmental Law” means any applicable Federal, state, or local statute, law (including common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Interim Facility Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Debtor would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure by any Debtor or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code, other than a failure to which a waiver of such minimum funding standard applies; (c) the incurrence by any Debtor or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (d) a complete or partial withdrawal by any Debtor or any ERISA Affiliate from a Multiemployer Plan if there is potential liability therefor or notification that a Multiemployer Plan is in endangered or critical status or is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan in a distress termination under, or the treatment of a Plan amendment as a distress termination under, Section 4041(c) of ERISA; (f) receipt from the Internal Revenue Service of notice of the failure of a Plan to qualify under Section 401(a) of the Code; (g) the engagement by any Debtor or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (h) the imposition of a Lien upon any Debtor pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (i) the making of an amendment to a Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code; or (j) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA upon any Debtor or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article XI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Deposit Account” means (1) the Utility Deposit Account and (2) deposit accounts (within the meaning of the Uniform Commercial Code) the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes required to be paid to the IRS or state or local government agencies with respect to employees of the Borrower or any Guarantor, (b) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Guarantor, (c) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Guarantor, (d) amounts held in escrow or in trust pending litigation or other settlement claims, and (e) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties.

“Excluded Hedge Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.

“Excluded Property” means (a) any property to the extent the grant of a Lien on such property (i) is prohibited by any Requirement of Law (ii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iii) is prohibited by, or requires consent not obtained under any Contractual Requirements, except to the extent that such Contractual Requirement (not entered into in contemplation of this Agreement) providing for such prohibition or requiring such consent is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); (b) Avoidance Actions and (c) the Excluded Deposit Accounts; provided, however, that subject to entry of the Final Order, “Excluded Property” shall not include any Avoidance Action Proceeds.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Credit Documents or any Transaction), (ii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party under any Credit Document that is required to be imposed on amounts payable to such Lender pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4 or (iii) Taxes attributable to such recipient’s failure to comply with Section 5.4(d), Section 5.4(e), Section 5.4(h), or Section 5.4(i) or (iv) any withholding Tax imposed under FATCA.

“Existing Agent” means MUFG Union Bank, N.A., in its capacity as administrative under the Existing RBL Credit Agreement.

“Existing Commitment Percentage” means the “Commitment Percentage” as defined in the Existing RBL Credit Agreement.

“Existing Credit Documents” means the “Credit Documents” as defined in the Existing RBL Credit Agreement.

“Existing FLLO Loan Documents” means the “Additional Priority Lien Documents” as defined in the Existing Intercreditor Agreement.

“Existing FLLO Obligations” means the “Additional Priority Lien Obligations” as defined in the Existing Intercreditor Agreement.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 19, 2019, by and between MUFG Union Bank, N.A., as Priority Lien Agent, and Deutsche Bank Trust Company Americas, as Second Lien Collateral Trustee (“Second Lien Collateral Trustee”), and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated).

“Existing Letters of Credit” means the letters of credit issued and outstanding as of the date hereof under the Existing RBL Credit Agreement and set forth on Schedule 1.1A.

“Existing Loans” means the Loans (as defined in the Existing RBL Credit Agreement) held by the Existing RBL Lenders on the Interim Facility Effective Date.

“Existing Obligations” means the “Obligations” as defined in the Existing RBL Credit Agreement.

“Existing RBL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 12, 2018, among the Borrower, the Existing RBL Lenders and the Existing Agent, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of February 1, 2019, the Second Amendment to Amended and Restated Credit Agreement, dated as of December 3, 2019, and the Third Amendment to Amended and Restated Credit Agreement, dated as of December 26, 2019 and the Fourth Amendment and Waiver to Amended and Restated Credit Agreement, dated as of June 12, 2020 (the “Existing RBL Fourth Amendment”), as further amended, supplemented, or otherwise modified prior to the Petition Date, and including all exhibits and other ancillary documentation in respect thereof.

“Existing RBL Fourth Amendment” shall have the meaning provided in the definition of “Existing RBL Credit Agreement”.

“Existing RBL Guarantee” means the “Guarantee” as defined in the Existing RBL Credit Agreement.

“Existing RBL Guarantors” means the “Guarantors” as defined in the Existing RBL Credit Agreement.

“Existing RBL Lenders” means those lenders who are parties to the Existing RBL Credit Agreement as of the Petition Date.

“Existing Second Lien Loan Documents” means the “Second Lien Documents” as defined in the Existing Intercreditor Agreement.

“Existing Second Lien Obligations” means the “Second Lien Obligations” as defined in the Existing Intercreditor Agreement.

“Existing Security Documents” means the “Security Documents” as defined in the Existing RBL Credit Agreement.

“Exposure” means, with respect to any New Money Lender at any time, the sum of (a) the aggregate principal amount of the New Money Loans of such New Money Lender then outstanding and (b) such New Money Lender’s Letter of Credit Exposure at such time.

“Facility Termination” means the first (1st) Business Day when (a) all Obligations (other than (i) indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination and (ii) Lender Hedging Obligations as to which arrangements satisfactory to the applicable Hedge Bank in its sole discretion have been made) have been paid in full, (b) all Commitments have terminated or expired, (c) no Letter of Credit shall be outstanding that is not Cash Collateralized or otherwise back-stopped or replaced pursuant arrangements satisfactory to the applicable Letter of Credit Issuer and the Agent and (d) termination of all Hedge Agreements the obligations under which constitute Lender Hedging Obligations other than such Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank in its sole discretion have been made; provided that the continuation of Hedge Agreements under any exit credit facility contemplated by the applicable Hedge Agreement shall be deemed satisfactory for purposes of clause (a)(ii) and (d)).

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means (a) that certain Lead Arranger Fee Letter, dated as of June 28, 2020, by and among the Agent and the Borrower and (b) that certain Senior Secured Superpriority Debtor-in-Possession Credit Facility Fee Letter, dated as of June 28, 2020, by and among the Agent and the Borrower.

“Final Facility Effective Date” shall have the meaning provided in Section 6.2.

“Final Facility Roll-Up Loans” shall have the meaning provided in Section 2.1(b).

“Final Order” means a Final Order entered by the Bankruptcy Court (i) authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement and (b) use cash collateral during the pendency of the Bankruptcy Cases, and (ii) granting certain related relief on a final basis, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent (and if such amendment, modification or supplement is materially adverse to the Lenders, the Majority Lenders) and the Borrower.

“Final Period” means the period from and including the Final Facility Effective Date to but excluding the Termination Date.

“Financial Performance Covenants” means the covenants of the Debtors set forth in Section 10.11.

“FLLO Ad Hoc Group” has the meaning ascribed to such term in the Restructuring Support Agreement.

“FLLO Agent” means GLAS USA LLC, in its capacity as administrative agent under the FLLO Term Loan.

“FLLO Professionals” shall have the meaning provided in Section 9.10(a).

“FLLO Term Loan” means that certain Term Loan Agreement, dated as of December 19, 2019, among the Borrower, the FLLO Agent and the lenders from time to time parties thereto.

“Franklin” means Franklin Advisers Inc.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.

“Guaranteed Obligations” shall have the meaning set forth in Section 14.1.

“Guarantors” means (a) the Initial Guarantors and (b) each Subsidiary that is joined as a party to this Agreement and/or guarantees the Obligations pursuant to Section 9.9 and Article XIV.

“Guarantor Claims” shall have the meaning set forth in Section 14.12.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and its Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under ninety (90) days shall not be considered Hedge Agreements.

“Hedge Bank” means any Person (other than the Borrower or any Subsidiary) that (a) at the time it enters into a Hedge Agreement is a New Money Lender, the Agent or an Affiliate of a New Money Lender or the Agent or (b) at any time after it enters into a Hedge Agreement, it becomes a New Money Lender, the Agent or an Affiliate of a New Money Lender or the Agent.

“Hedge Schedule” means any report, in form and substance reasonably satisfactory to the Agent, setting forth, as of the end of each calendar month, as applicable, the terms, value, and counterparty of all Hedge Agreements of the Credit Parties with a Hedge Bank on such date.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date before the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (including any Lender or any Affiliate of a Lender).

“Hedge Value” means, as of any date of determination and with respect to each Hedge Agreement, the product of (a) the positive difference (if any) of the prices to be received by a Debtor thereunder during its remaining life minus the corresponding Strip Pricing times (b) the volumes hedged thereunder. The Hedge Value of any Hedge Agreement shall be as set forth in the most recent Hedge Schedule delivered by the Borrower to the Agent.

“Hedging Order” means the interim or final (as applicable) order of the Bankruptcy Court (a) authorizing the Credit Parties to (i) continue prepetition hedging arrangements or enter into and perform under new hedging arrangements with certain of the Hedge Banks, (ii) honor, pay or otherwise satisfy all obligations, liabilities, and indebtedness of the Credit Parties arising under such hedging arrangements, (iii) pledge and transfer collateral in the form of Liens and (iv) grant Super-Priority Claims, and (b) granting certain related relief, which such order shall be in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

“Historical Financial Statements” means (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, statements of stockholders’ equity and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2019 and (b) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2020, and the related unaudited consolidated statements of income and comprehensive income and statements of cash flows for the six-month period ended March 31, 2020.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incremental Roll-Up Loans” shall have the meaning provided in the recitals.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of Stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of banker’s acceptances, letters of credit, or similar arrangements, (g) all Guaranteed Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (including accounts and contract rights, but excluding any Stock in joint ventures to the extent the Liens on such Stock secures Indebtedness of such joint venture that is nonrecourse to any Credit Party), whether or not such Person has assumed or become liable for the payment of such obligation, but the amount of Indebtedness for purposes of this clause (h) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the Fair Market Value of the property subject to such Lien, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment), and (j) for the purposes of Sections 10.1, 10.2 and 11.4 only, all net obligations of such Person in respect of Hedge Agreements (and any reference to the “principal amount” of obligations, or Indebtedness, in respect of any Hedge Agreement shall be the Hedge Termination Value at the relevant time of determination). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed Indebtedness, if such defeasance has been made in a manner not prohibited by this Agreement, (ii) for purposes of Section 10.1, a Qualifying VPP shall not be treated as Indebtedness, and (iii) Indebtedness shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(d).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to or measured by, any payment by or on account of any obligation of any Debtor under any Credit Document, and (b) to the extent not otherwise described in clause (a), Other Taxes, in each case excluding any interest, penalties or expenses caused by the Agent’s or Lender’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

“Indentures” means each indenture (including any supplemental indenture) governing any outstanding senior, public, unsecured, long-term notes of the Borrower issued before the Interim Facility Effective Date as permitted under Section 10.1.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including (a) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems and (b) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, service contracts and other similar agreements with third parties.

“Ineligible Person” means, on any date, (a) a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender or any parent entity thereof or (c) the Borrower or any Subsidiary or Affiliate of the Borrower.

“Initial Budget” shall have the meaning provided in Section 6.1(l)(iv).

“Initial Guarantors” means the entities listed as “Initial Guarantors” on Schedule 8.12 hereto as of the Interim Facility Effective Date, who shall be all of the Debtors other than the Borrower.

“Initial Reserve Report” means the most recent Reserve Report delivered to the Agent before the Interim Facility Effective Date and identified by the Borrower as the “Initial Reserve Report”.

“Intercreditor Agreements” means (a) the Existing Intercreditor Agreement and (b) the Collateral Trust Agreement.

“Interest Period” means, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Facility Cap” means, as of any date of determination, $325,000,000; provided that, if as of any such date of determination during the Interim Period, the Commitments are less than $325,000,000, the “Interim Facility Cap” in effect on such date shall equal the amount of the Commitments in effect on such date.

“Interim Facility Effective Date” shall have the meaning assigned to such term in Article VI.

“Interim Facility Roll-Up Loans” shall have the meaning provided in Section 2.1(b).

“Interim Order” means the interim order entered by the Bankruptcy Court (i) authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement and (b) use cash collateral during the pendency of the Bankruptcy Cases, and (ii) granting certain related relief on an interim basis substantially in the form of Exhibit F, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, (and if such amendment, modification or supplement is materially adverse to the Lenders, the Majority Lenders) and the Borrower.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on (but excluding) the earlier to occur of (a) the Final Facility Effective Date and (b) the Termination Date.

“Internal Reserve Report” shall have the meaning provided in Section 9.12(a).

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person; but in the event that any Investment is made by any Debtor in any Person through substantially concurrent interim transfers of any amount through one or more other Debtors, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Credit Party) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Maturity Date” means the date that is five (5) Business Days before the Scheduled Maturity Date.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lenders” means, collectively, the New Money Lenders and the Roll-Up Lenders. Unless the context otherwise requires, the term “Lenders” includes each Letter of Credit Issuer.

“Lender Default” means (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Agent, any Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the DIP Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three (3) Business Days after a written request by the Agent or the Borrower, by a Lender to confirm in writing to the Agent and the Borrower that it will comply with its obligations under the DIP Facility (but such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Agent and the Borrower), (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (f) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender Hedging Obligations” means obligations under any Hedge Agreement between a Debtor and a Hedge Bank that (i) is authorized by the Hedge Order and (ii) specifies that such obligations are secured by the Security Documents.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, (a) is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (b) such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, (c) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) becomes the subject of a Bail-In Action; but a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means $200,000,000, as the same may be reduced from time to time pursuant to Section 3.1, but no Letter of Credit Issuer shall be obligated to issue Letters of Credit in an aggregate face amount in excess of its Letter of Credit Issuance Limit.

“Letter of Credit Exposure” means, with respect to any New Money Lender, at any time, (a) the principal amount of any Unpaid Drawings in respect of which such New Money Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time plus (b) such New Money Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the New Money Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) minus (c) such New Money Lender’s Commitment Percentage of the amount of cash or deposit account balances held by the Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuance Limit” means, with respect to each Letter of Credit Issuer, the amount set forth on Schedule 3.1(a) opposite such Letter of Credit Issuer’s name, or in the case of any New Money Lender that becomes a Letter of Credit Issuer after the Interim Facility Effective Date, the amount set forth in the agreement pursuant to which such New Money Lender becomes a Letter of Credit Issuer pursuant to Section 3.6(a).

“Letter of Credit Issuer” means (a) as to the Existing Letters of Credit, the issuing lender thereof on the Petition Date, provided such issuing lender is a New Money Lender hereunder, and (b) each other New Money Lender appointed as a Letter of Credit Issuer pursuant to Section 3.6, including in each case, any of their respective Affiliates or any replacement or successor appointed pursuant to Section 3.6. References in any Credit Document to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letters of Credit Outstanding” means, at any time, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit plus (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR” means, for any Interest Period for each LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period; but if (i) the LIBOR Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% with respect to any New Money Loans and (ii) the LIBOR Screen Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% with respect to any Roll-Up Loans, in each case for the purposes of this Agreement.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to LIBOR (other than an ABR Loan bearing interest by reference to LIBOR by virtue of clause (c) of the definition of ABR).

“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBOR.”

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties; but in no event shall an operating lease be deemed to be a Lien.

“Loan” means, collectively, the New Money Loans and the Roll-Up Loans.

“Loan Limit” means (a) during the Interim Period, the Interim Facility Cap and (b) during the Final Period, the Total Commitments.

“Majority Lenders” means, at any date, Non-Defaulting Lenders having or holding more than 50% of the sum of (a) the unused Adjusted Total Commitment at such date, and (b) the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Guarantors on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their obligations under any Credit Document (including, without limitation, payment and performance of the Obligations) or (b) the rights and remedies of, or benefits available to, the Agent and the Lenders under any Credit Document.

“Maximum Liability” shall have the meaning provided in Section 14.9.

“Monthly Variance Report” shall have the meaning provided in Section 9.1(c)(iii).

“Monthly Variance Testing Date” shall have the meaning provided in Section 9.1(c)(iii).

“Monthly Variance Testing Period” shall have the meaning provided in Section 9.1(c)(iii).

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.

“New Money Facility” shall have the meaning provided in the recitals hereto.

“New Money Lender” means the Persons listed on Schedule 1.1 that has a Commitment and any Person that becomes a party hereto pursuant to an Assignment and Acceptance (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance) with respect to a New Money Loan or Commitments and includes their respective successors and permitted assigns.

“New Money Loans” means the Loans made pursuant to Section 2.1(a)

“New Money Roll-Up Loans” shall have the meaning provided in the recitals hereto.

“Non-Debtor Subsidiaries” means the entities listed as “Other Subsidiaries” on Schedule 8.12 hereto as of the Interim Facility Effective Date.

“Non-Defaulting Lender” means and include each Lender other than a Defaulting Lender.

“Non-Participating Lenders” shall have the meaning provided in Section 2.1(b).

“Non-U.S. Lender” means any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a) and, if in writing, shall be substantially in the form of Exhibit A or such other form as shall be approved by the Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligated Party” shall have the meaning provided in Section 14.2.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any other Debtor arising under any Credit Document or otherwise with respect to any Loan or any Letter of Credit (including any Unpaid Drawings), in each case, entered into with any Debtor, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Debtor or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) the Lender Hedging Obligations. Without limiting the generality of the foregoing, the Obligations of the Debtors under the Credit Documents include the obligation (including Guaranteed Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Debtor under any Credit Document. Notwithstanding the foregoing, (a) the obligations of any Debtor under any Hedge Agreement giving rise to Lender Hedging Obligations shall be secured and guaranteed pursuant to the Security Documents and the Obligations Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by the Credit Documents shall not require the consent of the holders of Lender Hedging Obligations unless otherwise specifically set forth herein and (c) solely with respect to any Debtor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Debtor shall in any event be excluded from “Obligations” owing by such Debtor.

“Obligations Guarantee” means Article XIV of this Agreement.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ordinary Course Settlement Payments” means all regularly scheduled and other payments due or received under any Hedge Agreement from time to time, including any cash deposit or credit support required to be posted by a Debtor under any Hedge Agreement, calculated in accordance with the terms of such Hedge Agreement, but excluding any Termination Payments due and payable under such Hedge Agreement.

“Other Taxes” means any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made under any Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, any Credit Document; but such term shall not include any of the foregoing Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any Transaction), except to the extent that any such action described in this proviso is requested or required by the Borrower.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“PATRIOT Act” shall have the meaning provided in Section 13.18.

“Paying Guarantor” shall have the meaning set forth in Section 14.10.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Investments” means any of the following types of Investments, to the extent owned by any Debtor:

(i)          Dollars;

(ii)         securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government, in each case with maturities of twenty-four (24) months or less from the date of acquisition;

(iii)        certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $500,000,000 or any foreign commercial bank having capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(iv)        repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)         commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof and Indebtedness or preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition;

(vi)        marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within twenty-four (24) months after the date of creation or acquisition thereof;

(vii)       readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of Baa3 or higher from Moody’s or BBB- or higher from S&P with maturities of twenty-four (24) months or less from the date of acquisition;

(viii)      Investments with average maturities of twenty-four (24) months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and

(ix)        investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (viii) above.

“Permitted Liens” means:

(a)         Liens for taxes, assessments or governmental charges or claims (i) which are not yet overdue for a period of more than thirty (30) days, (ii) the nonpayment of which is permitted or required by the Bankruptcy Code, or (iii) that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property, or attributable to Taxes (the nonpayment of which is permitted or required pursuant to the Bankruptcy Code);

(b)         Liens in respect of property or assets of any Debtor imposed by law, such as landlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)         Liens incurred, or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory and regulatory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted hereunder;

(d)         ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by any Debtor are located;

(e)         easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of any Debtor for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment), in each case, incurred in the ordinary course of business, which do not interfere in any material respect with the business of the Debtors, taken as a whole;

(f)          any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(g)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h)         Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of any Debtor, if such Lien secures only the obligations of such Debtor in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(i)          leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Debtors, taken as a whole;

(j)          Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by any Debtor;

(k)         Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Debtors held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l)          Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restrains on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty and royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, if any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;

(m)        any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Debtors, taken as a whole; and

(n)         Liens arising under statutory provisions of applicable law with respect to production purchased from others.

The parties acknowledge and agree that (i) no intention to subordinate the priority afforded any Lien granted in favor of the Agent, for the benefit of the Secured Parties under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens and (ii) the term “Permitted Liens” shall not include any Lien securing any Indebtedness for borrowed money other than the Obligations.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning provided in the recitals to this Agreement.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by any Debtor or an ERISA Affiliate.

“Professional Fees” means the fees of restructuring professionals.

“Proposed Budget” shall have the meaning provided in Section 9.1(c)(i).

“Proved Developed Producing Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards are classified as “Developed Producing Reserves.”

“Proved Developed Reserves” means (a) Proved Developed Producing Reserves and (b) Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Non-Producing Reserves”; and Proved Developed Reserves in the aggregate comprise Proved Reserves that are Proved Developed Producing Reserves and “Developed Non-Producing Reserves.”

“Proved Non-Producing Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Non-Producing Reserves.”

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves,” (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves,” “Developed Non-Producing Reserves” and “Undeveloped Reserves.”

“Proved Undeveloped Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Undeveloped Reserves.”

“PV-10” means, as of any date of determination, with respect to any Proved Developed Producing Reserves expected to be produced from any Oil and Gas Properties evaluated in a Reserve Report, the net present value (calculated before federal and state income Taxes (but not other Taxes customarily included in such calculation, including sales, ad valorem and severance Taxes)), discounted at 10% per annum, of the future net revenues expected to accrue to the Debtors’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in a manner consistent with past practice and using Strip Pricing. The PV-10 of any Oil and Gas Property shall be as set forth in the most recent Reserve Report delivered by the Borrower to the Agent in accordance with Section 9.12.

“Qualifying VPP” means each VPP existing on the Interim Facility Effective Date.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reporting Date” shall have the meaning provided in Section 9.1(c)(i).

“Required Consenting Revolving Credit Facility Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

“Required Lenders” means, at any date, Non-Defaulting Lenders having or holding at least 66.67% of the sum of (a) the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date plus (b) the unused Total Commitments at such date.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” means any report, in form and substance reasonably satisfactory to the Agent, setting forth, as of the applicable dates set forth in Section 9.12(a) (or another date in the event of the Initial Reserve Report), the Proved Reserves, the Proved Developed Reserves, the Proved Non-Producing Reserve and Proved Undeveloped Reserves attributable to the Oil and Gas Properties of the Debtors, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Strip Pricing and a certification of an Authorized Officer of the Borrower certifying as to the calculations required to establish whether the Debtors were in compliance with the Financial Performance Covenant in Section 10.11(b) as of the date of such Reserve Report; provided, that for purposes of any Reserve Report and the certifications of an Authorized Officer of the Borrower delivered in connection with such Reserve Report, the Strip Pricing may be calculated as of any day in the preceding two week period from the date of such Reserve Report.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated June 28, 2020, by and among the Debtors, the Lenders, certain holders of FLLO Term Loans and certain holders of Existing Second Lien Obligations.

“Revolving Credit Facility Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

“Roll-Up Lenders” means the Persons listed on Schedule 2.1(b) (as updated by the Agent from time to time on or prior to the Final Facility Effective Date in accordance with Section 2.1(b)) and any Person that becomes a party hereto pursuant to an Assignment and Acceptance agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance agreement) with respect to a Roll-Up Loan and includes their respective successors and permitted assigns.

“Roll-Up Loan” shall have the meaning provided in Section 2.1(b).

“Roll-Up Loan Amount” means, as to each Roll-Up Lender, the amounts set forth opposite such Roll-Up Lender’s name on Schedule 2.1(b) under the captions “Interim Facility Roll-Up Loan Amount” and “Final Facility Roll-Up Loan Amount”.

“Royalty Trust” means a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of its Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interest in such trust or other entity, or for cash.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the Government of Canada, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the date that is the nine (9) month anniversary of the Petition Date.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Collateral Trustee” shall have the meaning provided in the definition of “Existing Intercreditor Agreement”

“Second Lien Professionals” shall have the meaning provided in Section 9.10(a).

“Secured Parties” means, collectively, (a) the Agent, (b) the Letter of Credit Issuers, (c) each Lender, (d) each Hedge Bank with respect to their respective Lender Hedging Obligations, and (e) any other Person holding Obligations secured by the Liens granted under any Credit Document, including pursuant to the DIP Orders.

“Security Documents” means, collectively, each security agreement, the DIP Orders and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Credit Party to secure or perfect the security interest in, or otherwise relating to, any or all of the Collateral securing the Obligations.

“SFAS” means Statement of Financial Accounting Standard No.  133 or No.  143 as promulgated by the Financial Accounting Standards Board.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Stated Amount” of any Letter of Credit, at any time, means the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

“Stock” means any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Strip Pricing” means four (4) year NYMEX strip pricing adjusted for applicable differentials and Hedge Agreements and held flat after such four (4) year period at the average of the 37th month through the 48th month’s price.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Stock or other ownership interests having ordinary voting power (other than Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower. A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or its Subsidiaries.

“Super-Priority Claims” shall have the meaning provided in Section 8.23.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of: (a) the Scheduled Maturity Date, (b) the date of the termination of the Commitments and/or the acceleration of all of the Obligations under this Agreement and the other Credit Documents following the occurrence and continuance of an Event of Default in accordance with Article XI, (c) subject to the COVID-19 Extension, the first Business Day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto, (d) the conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Agent and the Majority Lenders, (e) the dismissal of any of the Bankruptcy Cases, unless otherwise consented to in writing by the Agent and the Majority Lenders, (f) the closing of a sale of all or substantially all of the equity or assets of the Debtors (unless effected pursuant to an Approved Plan of Reorganization), (g) the date of payment in full in cash of all Obligations (other than any contingent Obligations that survive the expiration or termination of this Agreement) and termination of all of the Commitments pursuant to the terms herein, and (h) the effective date of any Debtor’s Approved Plan of Reorganization.

“Termination Declaration” shall have the meaning given such term in Section 11.10.

“Termination Payment” means the termination payment, if any, payable by a Debtor in connection with an early termination or other close out (whether as a result of the occurrence of an event of default or other termination event) of any Hedge Agreement in accordance with the terms thereof.

“Total Commitment” means, as of any date of determination, the aggregate amount of the Commitments of all New Money Lenders. The Total Commitment as of the Interim Facility Effective Date is $925,000,000.

“Total Exposure” means the sum of the Exposures of the New Money Lenders.

“Transaction Expenses” means any fees or expenses incurred or paid by any Debtor or any of their Affiliates in connection with the Transactions and the Credit Documents.

“Transactions” means, collectively, the execution, delivery and performance of the Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the payment of Transaction Expenses on the Interim Facility Effective Date and the other transactions contemplated by the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” means, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.4(e)(iii).

“Utility Deposit Account” means a deposit account (within the meaning of the Uniform Commercial Code) the balance of which consists exclusively of utility adequate assurance deposits; provided, that, for the avoidance of doubt, if at any time such deposit account ceases to satisfy the requirement of this definition, such deposit account shall cease to be a Utility Deposit Account.

“Variance Limit” shall have the meaning provided in Section 10.11(a).

“VPP” means the sale of limited-term overriding royalty interests in natural gas and/or oil reserves that (a) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (b) are free and clear of all associated future production costs and capital expenditures; (c) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (d) transfer title of the reserves to the purchaser; and (e) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.

“Weekly Variance Report” shall have the meaning provided in Section 9.1(c)(ii).

“Weekly Variance Testing Date” shall have the meaning provided in Section 9.1(c)(ii).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Other Interpretive Provisions. With reference to each Credit Document, unless otherwise specified therein:

(a)         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)         Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)         The term “including” is by way of example and not limitation.

(e)         The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)         Section headings in the Credit Documents are included for convenience of reference only and shall not affect the interpretation of any Credit Document.

(h)         Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)          Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)          The word “will” shall be construed to have the same meaning as the word “shall”.

(k)         The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)          Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, (each, a “Transformation”) shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust (each, a “Divisible Entity”) into - or an allocation of assets to - a series of a Divisible Entity (or the unwinding of such a division or allocation), as if it were a Transformation to, of or with a separate Person. Any division of a Divisible Entity shall be considered a separate Person for all purposes hereunder.

1.3          Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; but if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Interim Facility Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in any Credit Document, for purposes of calculations made pursuant to the terms of any Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on the Interim Facility Effective Date in a manner consistent with the treatment of such leases under GAAP as in effect on the Interim Facility Effective Date, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.

1.4          Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5          References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable) time.

1.7          Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type and/or by Class (e.g., a “LIBOR Loan” or a “LIBOR New Money Roll-Up Loan”).

1.9           Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to rates in the definition of “LIBOR.”

Article II
AMOUNT AND TERMS OF CREDIT

2.1          Commitments.

(a)           (1) Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each New Money Lender severally, but not jointly, agrees to make New Money Loans denominated in Dollars to the Borrower, which New Money Loans (a) shall be made at any time and from time to time during the Availability Period, (b) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; but all New Money Loans made by each of the New Money Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (c) may be repaid and reborrowed in accordance with the provisions hereof, (d) shall not, for any New Money Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such New Money Lender’s Exposure at such time exceeding such New Money Lender’s Commitment Percentage at such time of the applicable Loan Limit and (e) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the Total Exposure exceeding the applicable Loan Limit at such time.

(b)           On (i) the Interim Facility Effective Date, each Roll-Up Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Roll-Up Lender’s Interim Facility Roll-Up Loan Amount as set forth opposite such Roll-Up Lender’s name on Schedule 2.1(b) under “Interim Facility Roll-Up Loan Amount” into roll-up loans hereunder (the “Interim Facility Roll-Up Loans”) and (ii) in addition to the Interim Facility Roll-Up Loans, on the Final Facility Effective Date, each Roll-Up Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Roll-Up Lender’s Final Facility Roll-Up Loan Amount as set forth opposite such Roll-Up Lender’s name on Schedule 2.1(b) under “Final Facility Roll-Up Loan Amount” into roll-up loans hereunder (the “Final Facility Roll-Up Loans”; and, together with the Interim Facility Roll-Up Loans, collectively, the “Roll-Up Loans”). As set forth on Schedule 2.1(b), the Roll-Up Loans shall consist of New Money Roll-Up Loans and Incremental Roll-Up Loans. The Incremental Roll-Up Loans shall be allocated to New Money Lenders and Existing RBL Lenders that are not providing Commitments hereunder (the “Non-Participating Lenders”), based on (i) with respect to the Non-Participating Lenders, their respective Existing Commitment Percentage and (ii) with respect to the New Money Lenders, their respective Commitment Percentage hereunder, and each such allocation shall be reflected on Schedule 2.1(b). Subject to the terms and conditions set forth herein and without any further action by any party to this Agreement, each Roll-Up Lender’s (x) Interim Facility Roll-Up Loans shall, from and after the Interim Facility Effective Date, be designated as Roll-Up Loans and administered hereunder and (y) Final Facility Roll-Up Loans shall, from and after the Final Facility Effective Date, be designated as Roll-Up Loans and administered hereunder; provided that, for the avoidance of doubt, until any the Existing Loan has been designated as a Roll-Up Loan hereunder and approved by the applicable DIP Order, the Roll-Up Loans shall continue to be guaranteed by the Existing RBL Guarantors under the Existing RBL Guarantee and secured by and entitled to the benefits of all Liens and security interests created and arising under the Existing Security Documents, which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority (until such Existing Loan has been designated as a Roll-Up Loan hereunder and approved by the applicable DIP Order). Each such designation shall be applied on a pro rata basis to the Existing Loans held by such Roll-Up Lender under the Existing RBL Credit Agreement to the extent rolled up under this Agreement as set forth on Schedule 2.1(b). For the avoidance of doubt, each Roll-Up Lender acknowledges and agrees that, by accepting the benefits of this Agreement, on the Interim Facility Effective Date, each such Lender, in its capacity as an Existing RBL Lender rolling up loans under this Agreement shall become a party to this Agreement as a Roll-Up Lender hereunder by executing and delivering a counterpart to this Agreement. Amounts rolled up under this Section 2.1(b) and repaid or prepaid may not be reborrowed. Upon the entry of the Interim Order, the conversion of New Money Roll-Up Loans shall be in an amount equal to the Interim Facility Cap approved by the Bankruptcy Court, with the balance of the New Money Roll-Up Loans and the Incremental Roll-Up Loans converting upon entry of the Final Order. The Agent shall update Schedule 2.1(b) on the Interim Facility Effective Date (and, with respect to the Final Facility Roll-Up Loan Amounts only, on the Final Facility Effective Date) to reflect each Roll-Up Lender’s Roll-Up Loan Amount (which Roll-Up Loan Amounts listed on Schedule 2.1(b) shall be conclusive absent manifest error) and deliver such updated Schedule 2.1(b) to the Borrower and the Roll-Up Lenders, whereupon such updated Schedule 2.1(b) shall constitute Schedule 2.1(b) for all purposes hereunder. Subject to the terms and conditions hereof, each Roll-Up Loan may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; but all Roll-Up Loans shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type.

(c)           Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, but (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2           Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of New Money Loans shall be in a minimum amount of at least $1,000,000 and in a multiple of $1,000,000 in excess thereof (except for any Borrowing of New Money Loans in an aggregate amount that is equal to the entire unused balance of aggregate Commitments), but New Money Loans made to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or 3.4, as applicable. More than one Borrowing may be incurred on any date; but at no time shall there be outstanding more than nine (9) Borrowings of LIBOR Loans under this Agreement (for the avoidance of doubt, in addition to any Roll-Up Loans that are rolled-over in accordance with Section 2.1(b)).

2.3          Notice of Borrowing.

(a)           Whenever the Borrower desires to incur New Money Loans (other than Borrowings to repay Unpaid Drawings), the Borrower shall give the Agent at the Agent’s Office, (i) before 1:00 p.m. at least three (3) Business Days’ (or such shorter time period as agreed to by the Agent) prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of New Money Loans if such New Money Loans are to be initially LIBOR Loans (or before 1:00 p.m. two (2) Business Days’ prior notice in the case of a Borrowing of New Money Loans to be made on the Interim Facility Effective Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) before 1:00 p.m. on the Business Day before the date of each Borrowing of New Money Loans that are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the New Money Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each New Money Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of New Money Loans, of such New Money Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)           Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act before receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Agent in good faith to be from an Authorized Officer of the Borrower or other representative of the Borrower duly authorized by an Authorized Officer.

2.4          Disbursement of Funds.

(a)           No later than 1:00 p.m. on the date specified in each Notice of Borrowing, each New Money Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; but on the Interim Facility Effective Date, such funds shall be made available by 10:00 a.m. or such earlier time as may be agreed among the New Money Lenders, the Borrower and the Agent for the purpose of consummating the Transactions.

(b)           Each New Money Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Agent at the Agent’s Office in Dollars, and the Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Agent the aggregate of the amounts so made available in Dollars. Unless the Agent shall have been notified by any New Money Lender before the date of any such Borrowing that such New Money Lender does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such New Money Lender has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such New Money Lender and the Agent has made available such amount to the Borrower, the Agent shall be entitled to recover such corresponding amount from such New Money Lender. If such New Money Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor the Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent in Dollars. The Agent shall also be entitled to recover from such New Money Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if paid by such New Money Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective New Money Loans.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any New Money Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Borrower may have against any New Money Lender as a result of any default by such New Money Lender hereunder (it being understood, however, that no New Money Lender shall be responsible for the failure of any other New Money Lender to fulfill its Commitment).

2.5          Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby promises to pay to the Agent, for the benefit of the applicable Lenders, on the Scheduled Maturity Date, the then-outstanding principal amount of all Loans.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)           The Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(d)          The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; but the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit E hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6          Conversions and Continuations.

(a)           Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type of the same Class and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period of one month; but (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Agent at the Agent’s Office before 1:00 p.m. at least (1) three (3) Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type and Class of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)           If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7           Pro Rata Borrowings. Each Borrowing of Loans of a particular Class under this Agreement shall be made by the Lenders of such Class (a) in the case of the New Money Lenders, pro rata on the basis of their then applicable Commitment Percentages and (b) in the case of the Roll-up Lenders as set forth in Section 2.1(b). It is understood that (a) no New Money Lender shall be responsible for any default by any other Lender in its obligation to make New Money Loans hereunder and that each New Money Lender severally but not jointly shall be obligated to make the New Money Loans provided to be made by it hereunder, regardless of the failure of any other New Money Lender to fulfill its Commitment and (b) failure by a Lender to perform any obligation under any Credit Document shall not release any Person from performance of its obligation under any Credit Document.

2.8           Interest.

(a)           The unpaid principal amount of each ABR Loan shall bear interest at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)           The unpaid principal amount of each LIBOR Loan shall bear interest at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR, in each case, in effect from time to time.

(c)            [Reserved].

(d)            (I) If an Event of Default has occurred and is continuing, then, at the election of the Majority Lenders, all Loans and such fees or other amounts due hereunder shall bear interest at a rate per annum that is (the “Default Rate”) (1) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (2) in the case of any other amount, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such Event of Default to the earlier of (A) the date on which such amount is paid in full (after as well as before judgment) and (B) the date on which such Event of Default has been waived or otherwise cured; and (II) without duplication of clause (I) above, if all or a portion of the principal of or interest on any Loan or any fee or other amount payable by the Borrower or Guarantor hereunder or under any other Credit Document is not paid when due (whether at stated maturity, by acceleration, or otherwise), all overdue Loans and such fees or other amounts due hereunder shall automatically bear interest at the Default Rate.

(e)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; but any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, on the last Business Day of each calendar month (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto, and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) on the Termination Date (whether by acceleration or otherwise) and (C) after the Termination Date, on demand.

(f)            All computations of interest hereunder shall be made in accordance with Section 5.5.

(g)           The Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders of the applicable Class thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9          Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall be a period of one month.

Notwithstanding anything to the contrary contained above:

(a)           the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)           if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; but if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)            the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Scheduled Maturity Date.

2.10         Increased Costs, Illegality, Etc.

(a)          In the event that (x) in the case of clause (i) below (but subject to Section 2.10(d)), the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining LIBOR for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Interim Facility Effective Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR, or (C) LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii)            that, due to a Change in Law occurring at any time or after the Interim Facility Effective Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, (ii) Taxes described in clauses (ii), (iii) and (iv) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)            at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist (which notice the Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen (15) Business Days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan has been requested but not yet made, cancel such Borrowing request by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; but if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           If, after the Interim Facility Effective Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Interim Facility Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s Commitment or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen (15) Business Days) after written demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Interim Facility Effective Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)           Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.10(d) will occur prior to the applicable Benchmark Transition Start Date.

(e)           In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(f)            The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 2.10(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(f).

(g)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.

2.11         Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Article XI or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and shall be conclusive and binding in the absence of manifest error), pay to the Agent (within fifteen (15) Business Days) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, if such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any Obligation or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13         Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender, any Letter of Credit Issuer or any L/C Participant, as the case may be, more than one hundred-eighty (180) days after such Person has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Person shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing before the one-hundred-eighty-first (181st) day before the giving of such notice to the Borrower; but if the circumstance giving rise to such claim is retroactive, then such one hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14         [Reserved].

2.15         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)           The Commitment and the Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); but any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(b)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(b)(i) or, shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Scheduled Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment);

(c)           If any Letter of Credit Exposure exists at the time a New Money Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders that are New Money Lenders pro rata in accordance with their respective Commitment Percentages; but (A) each Non-Defaulting Lender’s Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 13.23, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Agent, the Letter of Credit Issuers or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two (2) Business Days following notice by the Agent or the applicable Letter of Credit Issuer, Cash Collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)           So long as any New Money Lender is a Defaulting Lender, no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless (i) in the case of any Letter of Credit Issuer, such Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders that are New Money Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and (ii) in the case of any Letter of Credit Issuer, it is reasonably satisfied that participating interests in any such newly issued or increased Letter of Credit, as applicable, shall be allocated among Non-Defaulting Lenders that are New Money Lenders in a manner consistent with Section 2.15(c) (and Defaulting Lenders shall not participate therein); and

(e)           If the Borrower, the Agent and each Letter of Credit Issuer agree in writing in their discretion that a New Money Lender that is a Defaulting Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding New Money Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the New Money Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the New Money Lenders in accordance with the Commitments (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; but no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f)            Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender (if such Defaulting Lender is a New Money Lender) to each Letter of Credit Issuer hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender (if such Defaulting Lender is a New Money Lender) to fund New Money Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; but if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis before being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16         Collateral; Guarantees.

(a)            Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the Interim Order and the delivery and execution of this Agreement, the Obligations shall at all times be secured and perfected pursuant to, and have the super-priority claims and Liens as set forth in, the DIP Orders and herein.

(b)           Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(c)           No Discharge; Survival of Claims. Each Debtor agrees that (a) any Confirmation Order entered in the Bankruptcy Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after or upon the payment in full in cash to the Secured Parties of all Obligations (and the Cash Collateralization of all outstanding Letters of Credit in amount and subject to documentation satisfactory to the Letter of Credit Issuer) and termination of the Commitments on or before the effective date of an Approved Plan of Reorganization and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Debtor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Super-Priority Claim granted to the Agent, the Lenders, the Hedge Banks and the providers of Cash Management Services pursuant to the DIP Order and the Liens granted to the Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

(d)           Perfection and Protection of Security Interests and Liens. The Debtors will from time to time deliver to the Agent all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Debtor, as applicable, in form and substance reasonably satisfactory to the Agent, in each case, which the Agent requests for the purpose of confirming or protecting its lien and security interest in Collateral for the purpose of securing the Obligations. Each Credit Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral shall be created and perfected, to the maximum extent permitted by law, without the execution or the recordation or filing in any land records or filing offices of, any assignment, security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Agent of, or over, any Collateral, as set forth in the Interim Order (and, when entered, the Final Order).

(e)           Offset. Subject to the terms and conditions set forth in the applicable DIP Order, in addition to any other rights and remedies of the Lenders upon the occurrence and during the continuation of any Events of Default and subject to the Enforcement Notice Period, each Lender is authorized to set-off and apply, without notice to any Debtor (other than as required in the applicable DIP Order) (i) any and all monies, securities or other property (and the proceeds therefrom) of the Debtors now or hereafter held or received by or in transit to such Lender from or for the account of any Debtor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, any and all deposits (general or special, time or demand, provisional or final) of any Debtor with such Lender, and (ii) any other credits and claims of any Debtor at any time existing against the such Lender, including claims under certificates of deposit. During the existence of any Event of Default, but subject to the Enforcement Notice Period the Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Debtor, any and all items hereinabove referred to against the Obligations then due and payable. For the avoidance of doubt, the parties to this agreement agree and acknowledge that this Section 2.16(e) shall not apply to Excluded Deposit Accounts of any Debtors and that any recoveries received by any Lender pursuant to this Section 2.16(e) are subject to Section 13.8.

(f)           Value. The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and under the other Credit Documents, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Guarantor, directly or indirectly.

(g)          Collateral. Upon the entry of, and subject to, the Interim Order (and, when entered, the Final Order), all Obligations of the Debtors to the Lenders under the Credit Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out, at all times:

(i)            pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Super-Priority Claim status in the Bankruptcy Case; provided that (x) the Super-Priority Claim in respect of the Roll-Up Loans shall be immediately junior in payment and priority to the Super-Priority Claim in respect of the New Money Loans and Lender Hedging Obligations, (y) the Super-Priority Claim in respect of the Incremental Roll-Up Loans shall be immediately junior in payment and priority to the Super-Priority Claim in respect of the New Money Roll-Up Loans and Lender Hedging Obligations and (z) the Super-Priority Claims in respect of the New Money Loans, Lender Hedging Obligations and Roll-Up Loans shall be senior in priority and payment to the obligations under the Existing RBL Credit Agreement;

(ii)            pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable Liens as of the Petition Date or Liens that were in existence immediately prior to the Petition Date that become perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, including, subject to the entry of the Final Order, the Avoidance Action Proceeds;

(iii)            pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all assets of the Debtors, to the extent that such assets are subject to a valid, perfected and non-avoidable Liens as of the Petition Date or Liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code (in each case, other than (x) Liens securing Indebtedness permitted by Section 10.1(g) and (y) Excluded Property); and

(iv)            pursuant to Bankruptcy Code section 364(d), be secured by a perfected super-priority priming Lien on all Collateral to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors, whether now existing or hereafter acquired or arising, that secure Indebtedness permitted by Section 10.1(g).

provided that, notwithstanding anything to the contrary in this Section 2.16, the Liens securing the Obligations in favor of the Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral shall not be subject or subordinate to (i) subject to entry of the Final Order only, any Lien that is avoided and preserved for the benefit of the Debtors and their estates under Section 551 of the Bankruptcy Code, (ii) any Liens arising after the Petition Date including, without limitation, any Liens granted in favor of any Governmental Authority for any liability of the Debtors, or (iii) any intercompany or Affiliate Liens of the Debtors.

Article III
LETTERS OF CREDIT

3.1          Letters of Credit.

(a)         Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Interim Facility Effective Date and during the Availability Period, the Letter of Credit Issuer agrees, in reliance upon the agreements of the New Money Lenders set forth in this Article, to issue upon the request of the Borrower and for the direct or indirect benefit of the Debtors, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; but the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Guarantor. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto (but shall not be considered newly issued on the Interim Facility Effective Date for purposes of Section 4.1(d)), and from and after the Interim Facility Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)         Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, (A) when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect and/or (B) when added to the Letters of Credit issued by and outstanding at such time for any Letter of Credit Issuer, would exceed the Letter of Credit Issuance Limit for such Letter of Credit Issuer, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the Total Exposure at such time to exceed the applicable Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than the L/C Maturity Date, unless otherwise agreed upon by the Letter of Credit Issuer; but any Letter of Credit may provide for automatic renewal thereof to a date no later than the L/C Maturity Date or such longer period of time as may be agreed by the applicable Letter of Credit Issuer; provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements, which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or backstop, convert, or roll-over) such Letter of Credit, have been made (but no Lender shall be obligated to fund participations in respect of any Letter of Credit after the L/C Maturity Date), (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer (but another Letter of Credit Issuer, not subject to the constraints of this Section 3.1(b)(vi), may issue such Letter of Credit) if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Letter of Credit Issuer from issuing the Letter of Credit, or any Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Interim Facility Effective Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Interim Facility Effective Date and which such Letter of Credit Issuer in good faith deems material to it or (B) the issuance of the Letter of Credit would violate one or more policies of such Letter of Credit Issuer generally, and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a notice from any Debtor or the Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.

(c)         Upon at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Agent and the Letter of Credit Issuer (which notice the Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; but, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2          Letter of Credit Requests.

(a)         Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. at least two (2) (or such lesser number as may be agreed upon by the Agent and the Letter of Credit Issuer) Business Days before the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”). No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if the Letter of Credit Issuer has not received notice from the Agent that the conditions to such issuance have been met within two (2) Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Agent and such Letter of Credit Issuer, and the Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (ii).

(b)         Each Letter of Credit Issuer (other than the Agent or any of its Affiliates) shall, at least once each week, provide the Agent with a list of all Letters of Credit issued by it that are outstanding at such time; but, upon written request from the Agent, such Letter of Credit Issuer shall thereafter notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.

(c)         The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3          Letter of Credit Participations.

(a)         Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each New Money Lender (each such New Money Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each Drawing thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)         In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability to the L/C Participants.

(c)         In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, such Letter of Credit Issuer shall promptly notify the Agent of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; but no L/C Participant shall be obligated to pay to the Agent for the account of such Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. on the first Business Day after the date notified by such Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Agent for the account of the applicable Letter of Credit Issuer, such L/C Participant agrees to pay to the Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Agent for the account of the applicable Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Agent for the account of such Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)         Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)         The obligations of the L/C Participants to make payments to the Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)           any lack of validity or enforceability of any Credit Document;

(ii)          the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the Transactions or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)         any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)         the surrender or impairment of any security for the performance or observance of any term of any Credit Document; or

(v)          the occurrence of any Default or Event of Default;

but no L/C Participant shall be obligated to pay to the Agent for the account of any Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.4          Agreement to Repay Letter of Credit Drawings.

(a)         The Borrower hereby agrees to reimburse each Letter of Credit Issuer by making payment in Dollars to the Agent for the account of such Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one (1) Business Day of the date of such payment or disbursement if such Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement before 11:00 a.m. on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); but, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Agent and the applicable Letter of Credit Issuer before 11:00 a.m. on the Reimbursement Date that the Borrower intends to reimburse such Letter of Credit Issuer for the amount of such Drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the New Money Lenders make New Money Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount of the Unpaid Drawing, and (ii) the Agent shall promptly notify each New Money Lender of such Drawing and the amount of its New Money Loan to be made in respect thereof, and each New Money Lender shall be irrevocably obligated to make a New Money Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon on such Reimbursement Date by making the amount of such New Money Loan available to the Agent. Such New Money Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Article VII. The Agent shall use the proceeds of such New Money Loans solely for purpose of reimbursing the applicable Letter of Credit Issuer for the related Unpaid Drawing (and upon the application of the proceeds of such New Money Loans to such Unpaid Drawing, the Borrower’s obligations with respect to such Unpaid Drawing shall be satisfied in full and replaced with an obligation to repay such Loans in accordance with the terms of this Agreement). In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Termination Date (or make other arrangements with respect thereto satisfactory to the applicable Letter of Credit Issuer and the Agent), the full amount of the Letter of Exposure in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the New Money Lenders as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such Cash Collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)         The obligations of the Borrower under this section to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; but the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.5          Increased Costs. If, after the Interim Facility Effective Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against Letters of Credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, as applicable, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, (ii) Taxes described in clauses (ii), (iii) and (iv) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than fifteen (15) Business Days) after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that such Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Interim Facility Effective Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6          New or Successor Letter of Credit Issuers.

(a)         Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon thirty (30) days’ prior notice to the Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon notice to such Letter of Credit Issuer and the Agent and may add Letter of Credit Issuers at any time upon notice to the Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under the Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” means such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under the Credit Documents with respect to Letters of Credit issued by it before such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)         To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any party hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7          Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any Drawing, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; but this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any matter described in Section 3.3(e); but anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower in accordance with Section 3.4(b) and, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower as a result of such Letter of Credit Issuer’s willful misconduct, bad faith or gross negligence (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8          Cash Collateral.

(a)         If, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize such Letters of Credit Outstanding; provided that, the Borrower shall not be required to Cash Collateralize such Letters of Credit Outstanding if arrangements to backstop, convert or roll-over such Letters of Credit have been made to the satisfaction of such applicable Letter of Credit Issuer (it being understood and agreed that, notwithstanding anything herein to the contrary, no Lender shall be under any obligation to fund participations in respect of any Letter of Credit after the L/C Maturity Date).

(b)         If any Event of Default shall occur and be continuing, the Majority Lenders may direct the Borrower to Cash Collateralize the L/C Obligations and, within one (1) Business Day of the Borrower’s receipt of such direction, the Borrower shall Cash Collateralize such L/C Obligations.

(c)         For purposes of this Agreement, “Cash Collateralize” means to pledge (as a security interest with the priority set forth in the DIP Order) and deposit with or deliver to the Agent, for the benefit of the Letter of Credit Issuer and the New Money Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the amount of the applicable Letters of Credit Outstanding required or permitted to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Letter of Credit Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the Letter of Credit Issuers and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such Cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the Uniform Commercial Code) of the Agent.

3.9          Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10        Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all Drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

Article IV
FEES; COMMITMENTS

4.1          Fees.

(a)         The Borrower agrees to pay to the Agent in Dollars, for the account of each New Money Lender (in each case pro rata according to the respective Commitment Percentages of the New Money Lenders), a commitment fee (the “Commitment Fee”) for each day from the Interim Facility Effective Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower (i) monthly in arrears on the last Business Day of each month (for the one-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall accrue for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the average daily amount of Available Commitment.

(b)         The Borrower agrees to pay to the Agent in Dollars for the account of the New Money Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) monthly in arrears on the last Business Day of each calendar month and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c)         The Borrower agrees to pay to each Letter of Credit Issuer a fronting fee in respect of each Letter of Credit issued by it, for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and any Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such fronting fees shall be due and payable by the Borrower (i) monthly in arrears on the last Business Day of each calendar month and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d)         The Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as such Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, Drawings under or amendments of, Letters of Credit issued by it.

(e)         The Borrower agrees to pay to the Agent the fees in the amounts and on the dates as set forth in the Fee Letters, and as otherwise set forth in writing from time to time between the Agent and the Borrower.

4.2          Termination or Reduction of Commitments.

(a)         Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at the Agent’s Office (which notice the Agent shall promptly transmit to each of the New Money Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; but (i) any such termination or reduction shall apply ratably to reduce each New Money Lender’s Commitment, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $10,000,000 and in an integral multiple of $2,500,000 in excess thereof and (iii) after giving effect to such termination or reduction and to any prepayments of New Money Loans and to the cancellation or Cash Collateralization of Letters of Credit (or other arrangements with respect thereto satisfactory to the applicable Letter of Credit Issuer and the Agent) made on the date thereof in accordance with this Agreement, the Total Exposure shall not exceed the Loan Limit in effect at such date.

(b)         The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Agent (which will promptly notify the New Money Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), but such termination will not be deemed to be a waiver or release of any claim the Borrower, the Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

(c)         Unless previously terminated, the Commitments shall terminate on the Termination Date.

Article V
PAYMENTS

5.1          Voluntary Prepayments. The Borrower shall have the right to prepay Loans, in each case, without premium or penalty, in whole or in part from time to time, subject to the following terms and conditions:

(a)         the Borrower shall give the Agent at the Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of (1) the Borrower’s intent to make such prepayment, (2) the amount of such prepayment, (3) the Type and Class of Loans to be prepaid and (4) in the case of LIBOR Loans, the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than (i) in the case of LIBOR Loans, 1:00 p.m. three (3) Business Days before the date of such prepayment and (ii) in the case of ABR Loans, 1:00 p.m. on the date of such prepayment, and in each case, shall promptly be transmitted by the Agent to each of the Lenders of the applicable Class;

(b)         each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; but no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans;

(c)         any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11; and

(d)         notwithstanding the foregoing, no prepayment (whether voluntary or otherwise) of Roll-Up Loans may be made until all New Money Loans and all other Obligations in respect thereof have been paid in full in cash and all Commitments have been terminated and no prepayment (whether voluntary or otherwise) of Incremental Roll-Up Loans may be made until all New Money Roll-Up Loans have been paid in full in cash.

With respect to each prepayment of Loans elected under this Section 5.1, the Borrower may designate (i) the Types and Class of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; but (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of the same Class and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower under Section 5.2(b), the Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

5.2          Mandatory Prepayments.

(a)         Repayment of Loans Following Excess Exposure. If at any time, including as a result of giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a) or for any other reason, the Total Exposure exceeds the Loan Limit, then the Borrower shall on the same Business Day (i) prepay the New Money Loans on the date such excess has occurred in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the New Money Loans as a result of any Letter of Credit Exposure, pay to the Agent on behalf of the Letter of Credit Issuers and the L/C Participants an amount in cash equal to such excess to be held as Cash Collateral as provided in Section 3.8.

(b)         LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Agent an amount equal to the amount of LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Agent in a corporate time deposit account established on terms reasonably satisfactory to the Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute Cash Collateral for LIBOR Loans to be so prepaid; but the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3          Method and Place of Payment.

(a)         Except as otherwise specifically provided herein and in the other Credit Documents, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Agent for the ratable account of the Lenders of the Class entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Agent’s Office or at such other office as the Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Agent to make a payment from the funds in the Borrower’s account at the Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Agent before 2:00 p.m. or, if payment was not actually so received by the Agent by such time, on the next Business Day in the sole discretion of the Agent), like funds relating to the payment of principal or interest or fees ratably to the Lenders and/or the Letter of Credit Issuers, as applicable, entitled thereto.

(b)         For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. in respect of Loans shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately before such extension.

5.4          Net Payments.

(a)         Any and all payments made by or on behalf of any Debtor under any Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; but if the Borrower or any Guarantor or the Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that, after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4), the Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings on account of Indemnified Taxes been made. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof. After any payment of Taxes by any Debtor or the Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(b)         The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)         The Borrower shall indemnify and hold harmless the Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Agent or such Lender or required to be deducted or withheld from a payment to the Agent or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; but no indemnification payment shall be due under this Section 5.4 to the extent such payment is duplicative of any payment made by a Debtor under any other provision of this Agreement or under any other Credit Document. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent) or the Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)         Each Lender shall deliver to the Borrower and the Agent, at such time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not any payments made under any Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Debtor pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 5.4(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)         Without limiting the generality of Section 5.4(d), any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the Borrower or the Agent) on or before the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)          executed originals of IRS Form W-8ECI (or any applicable successor form);

(iii)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form); or

(iv)         to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY (or any applicable successor form), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9 (or any applicable successor form), and/or other certification documents from each beneficial owner, as applicable; but if the Non-U.S. Lender is a partnership and one (1) or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(v)          two (2) further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, inaccurate or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Agent; unless in any such case any Change in Law has occurred before the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); but in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f)          If any Lender or the Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund (or the monetary benefit of a credit in lieu of a refund) of an Indemnified Tax for which a payment has been made by the Borrower or any Guarantor pursuant to any Credit Document, which refund (or credit) in the good faith judgment of such Lender or the Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund (or credit)) as such Lender or the Agent, as the case may be, determines in its sole discretion to be the proportion of the refund (or credit) as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund (or credit)) than it would have been in if the payment had not been required; but the Borrower or such Guarantor, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund (or credit) to such Governmental Authority. In such event, such Lender or the Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund (or credit) received from the relevant Governmental Authority (but such Lender or the Agent may delete any information therein that it deems confidential). Each Lender and the Agent shall claim any refund (or credit) that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Debtor in connection with this clause (f) or any other provision of this Section 5.4.

(g)         If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or the Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)         The Agent, and each Lender that is a United States person under Section 7701(a)(30) of the Code (each such Lender, a “U.S. Lender”), shall deliver to the Borrower and, as applicable, to the Agent, two (2) Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or before the Interim Facility Effective Date (or on or before the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, inaccurate or invalid, (iii) after the occurrence of a change in such Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and, as applicable, to the Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or, as applicable, the Agent.

(i)          If a payment made to any Lender or the Agent under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)          For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer.

(k)         The agreements in this Section 5.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(l)          For purposes of this Section 5.4, the term “Requirement of Law” includes FATCA.

5.5          Computations of Interest and Fees.

(a)         Except as provided in the next succeeding sentence, interest on Loans shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed, but interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a three hundred sixty five (365) - (or three hundred sixty six (366), as the case may be) day year for the actual days elapsed.

(b)         Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed.

5.6          Limit on Rate of Interest.

(a)         No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any Obligation in excess of the amount or rate permitted under or consistent with any applicable Requirement of Law.

(b)         Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Requirement of Law.

(c)         Adjustment if Any Payment Exceeds Lawful Rate. If any provision of any Credit Document would obligate any Debtor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)         Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Article VI
CONDITIONS PRECEDENT TO INTERIM FACILITY AND FINAL FACILITY

6.1          Interim Facility Effective Date. The obligation of each Lender to enter into and execute this Agreement and make Loans and the obligations of the Letter of Credit Issuers to issue the Letters of Credit hereunder, in each case, during the Interim Period, shall commence on the first (1st) Business Day when each of the following conditions precedent shall have been satisfied (or waived in writing (including by email) by the Agent and the New Money Lenders) in a manner satisfactory to the Agent (the “Interim Facility Effective Date”):

(a)         Executed Credit Agreement. The Agent shall have received (including by facsimile or other electronic means) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower.

(b)         Secretary’s Certificates. The Agent shall have received, in form and substance reasonably satisfactory to the Agent, certificates of the secretary or an assistant secretary of each Debtor containing specimen signatures of the Persons authorized to execute Credit Documents to which such Debtor is a party, together with (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors or a duly authorized committee thereto (or other equivalent governing body) of such Debtor authorizing the execution, delivery and performance of the Credit Documents to which it is a party and (b) true and complete copies of each of the organizational documents of such Debtor as of the Interim Facility Effective Date.

(c)         Good Standing Certificate of the Debtors. The Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Debtor’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).

(d)         Certain Credit Documents. The Agent shall have received:

(i)           Counterparts (in such numbers as may be requested by the Agent) of each other Credit Document to be executed and delivered by a duly Authorized Officer of each Guarantor as of the Interim Facility Effective Date;

(ii)          a promissory note executed by the Borrower in favor of each New Money Lender that has requested a promissory note; and

(iii)         evidence reasonably satisfactory to the Agent that all Obligations shall be secured by a perfected lien and security interest on all Collateral of the Debtors pursuant to, and such Lien and security interest shall have the priorities set forth in, the Interim Order, subject only to the Liens permitted by Section 10.2 and all filing and recording fees and taxes with respect to such Liens and security interests that are due and payable as of the Interim Facility Effective Date shall have been duly paid.

(e)         Legal Opinions. The Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Agent and the executed legal opinion of Derrick & Briggs, LLP, Oklahoma counsel to the Borrower in form and substance reasonably satisfactory to the Agent. The Credit Parties and the Agent hereby instruct such counsel to deliver such legal opinion.

(f)          Closing Certificate. The Agent shall have received a certificate of the Borrower, dated the Interim Facility Effective Date, substantially in the form of Exhibit C.

(g)         Existing Obligations. All proceeds of the termination, offset, modification or other unwind or monetization of prepetition Hedge Agreements received by any Debtor prior to the Interim Facility Effective Date shall have been applied to repay the Existing Obligations on a pro rata basis and, after giving effect to such application and other payments of the Existing Loans prior to the Petition Date, (i) the “Total Exposure” (under and as defined in the Existing Credit Agreement) as of the Petition Date shall not be more than $2,005,000,000 and (ii) the “Swingline Exposure” (under and as defined in the Existing Credit Agreement) shall be zero.

(h)         Fees. Subject to the applicable DIP Order, all reasonable and documented pre- and post-petition fees, charges and expenses including, without limitation, (i) the fees, charges and expenses of Sidley Austin LLP, RPA Advisors, LLC, Houlihan Lokey Capital, Inc., and one local counsel to the Agent in each applicable jurisdiction, in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, (ii) the fees agreed to in the Fee Letters and (iii) all other amounts due and payable pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date (or such later date as reasonably agreed by the Borrower), in each case as required to be paid to the Agent on or before the Interim Facility Effective Date, shall have been paid.

(i)          KYC Information. The Agent shall have received (for distribution to the Lenders) all documentation and other information (including Beneficial Ownership Certifications) about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Agent at least three (3) Business Days prior to the Interim Facility Effective Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been requested in writing by the Agent or any New Money Lender not less than three (3) Business Days before the Interim Facility Effective Date.

(j)          Insurance. The Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Debtors pursuant to Section 9.3.

(k)         Notice of Borrowing. The Agent shall have received a Notice of Borrowing in accordance with Section 2.3, which shall include a certification from an Authorized Officer of the Borrower that such proceeds will be used in accordance with the Initial Budget.

(l)          Bankruptcy Cases.

(i)           The Petition Date shall have occurred;

(ii)          The Bankruptcy Court shall have entered the Interim Order within five (5) days following the Petition Date, which Interim Order (i) shall have been entered on the docket of the Bankruptcy Court, (ii) shall be in full force and effect, (i) shall not have been vacated, stayed, reversed, appealed, modified or amended in any respect without the prior written consent of the Agent; provided that amendments or modifications that are materially adverse to the Lenders shall require the approval of the Majority Lenders and (iii) the Debtors shall be in compliance with the terms of the Interim Order in all respects;

(iii)         the Bankruptcy Court shall have entered orders approving all “first day” motions filed by the Debtors (including any motions related to cash management or any critical vendor or supplier motions), which motions and orders that affect the rights or duties of the Agent or the Lenders, including the Cash Management Order and Hedging Order, shall be in form and substance reasonably satisfactory to the Agent [(it being understood and agreed that drafts approved by counsel to the Agent prior to the Petition Date are satisfactory to the Agent)]1;

(iv)         (A) No later than two (2) days prior to the Petition Date, the Agent shall have received a detailed rolling cash forecast, containing line items of sufficient detail to reflect the Debtors’ projected receipts and disbursements for the period from the Petition Date through the Scheduled Maturity Date, in form and substance acceptable to the Agent and the New Money Lenders and which shall be attached hereto as Exhibit G (the “Initial Budget”) and (B) the Agent shall have received a certificate of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(v)          The Debtors shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the Agent;

(vi)         The entry of the Interim Order shall have occurred no earlier than three (3) Business Days prior to the Interim Facility Effective Date; and

(vii)        The Debtors shall have obtained documentation evidencing a $600,000,000 equity commitment and/or a committed backstopped equity rights offering reasonably acceptable to the Agent and the Majority Lenders, subject only to Bankruptcy Court approval, it being understood that the draft of the Backstop Commitment Agreement attached to the Restructuring Support Agreement is satisfactory to the Agent and the Majority Lenders.

1 NTD: Brackets to be removed upon sign-off of the “first day” motions.

(m)        Restructuring Support Agreement.  The Restructuring Support Agreement shall have been executed, entered into and effective.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Interim Facility Effective Date specifying the basis upon which the condition precedent has not been met.

6.2          Final Facility Effective Date. The obligation of each New Money Lender to make its New Money Loans hereunder and the obligation of the Letter of Credit Issuers to issue their Letters of Credit hereunder, in each case, during the Final Period, shall commence as of the first (1st) Business Day when each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 13.1) in a manner satisfactory to the Agent (the “Final Facility Effective Date”):

(a)         the Bankruptcy Court shall have entered the Final Order within thirty-five (35) days (or such later date consented to by the Agent and the Majority Lenders) following the entry of the Interim Order, which Final Order shall (i) be in substantially the form contemplated by the Interim Order, with only such modifications thereto as are satisfactory in form and substance to the Agent, (ii) have been entered on the docket of the Bankruptcy Court and (iii) be in full force and effect and shall not have been vacated, stayed, reversed, appealed (and for which the appeal period has expired or has been waived), modified or amended in any respect without the prior written consent of the Agent (and, if the amendment or modification is materially adverse to the Lenders, the Majority Lenders); and

(b)         the Debtors shall be in compliance in all respects with (i) the DIP Orders and (ii) subject to application of the Variance Limit, with the Approved Budget.

Article VII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

The agreement of each New Money Lender to make any New Money Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Section 3.4) and the obligation of each Letter of Credit Issuer to issue, extend, or renew Letters of Credit on any date, is subject to the satisfaction (or waiver in writing (including by email) of the Agent and the Majority Lenders) of the following conditions:

7.1          No Default; Representations and Warranties. At the time of each Credit Event and also immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Debtor contained in the Credit Documents shall be, to the knowledge of an Authorized Officer of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date) and (c) to the knowledge of an Authorized Officer of the Borrower, except as disclosed to the Agent and the Lenders in writing, no Material Adverse Effect has occurred since June 28, 2020.

7.2          Notice of Borrowing.

(a)         Before the making of each New Money Loan (other than any Loan made pursuant to Section 3.4(a)), the Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a), which shall include a certification from an Authorized Officer of the Borrower that such proceeds shall be used in accordance with the Approved Budget (subject to the Variance Limit).

(b)         Before the issuance of each Letter of Credit, the Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3          DIP Orders.

(a)         Prior to the entry of the Final Order, the Interim Order (A) shall be in full force and effect and shall not have been (a) vacated, stayed reversed, or modified or amended without the written consent of the Agent (and, if the amendment or modification is materially adverse to the Lenders, the Majority Lenders) and (B) shall, without limitation, approve the Interim Facility Roll-Up Loans.

(b)         After the entry of the Final Order, the Final Order (A) shall be in full force and effect and shall not have been (a) vacated, stayed, reversed, or modified or amended without the written consent of the Agent (and, if the amendment or modification is materially adverse to the Lenders, the Majority Lenders), and (B) shall, without limitation, approve the Final Facility Roll-Up Loans.

(c)         The Debtors shall be in compliance with the applicable DIP Order.

(d)         No trustee or examiner (other than a fee examiner) shall have been appointed with respect to the Debtors or their property.

7.4            Fees. Subject to the procedures described in any order of the Bankruptcy Court regarding payments for professional fees and expenses, if any, all reasonable and documented fees, charges and expenses (including, without limitation, the fees, charges and out-of-pocket expenses of Sidley Austin LLP, RPA Advisors, LLC, Houlihan Lokey Capital, Inc., one local counsel to the Agent in each applicable jurisdiction and any other professional advisor, as applicable), in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the date of such Credit Event, and all other amounts due and payable on or prior to the date of such Credit Event, required to be paid to the Agent and Lenders on or before the date of such Credit Event shall have been paid (or will be paid with the proceeds of the New Money Loans authorized under the Interim Order or the Final Order, as applicable).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the New Money Lenders that all the applicable conditions specified in Section 7.1, 7.3, and 7.4 above have been satisfied as of that time.

Article VIII
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Debtors make, on the Interim Facility Effective Date, the Final Facility Effective Date and on each other date as required by this Agreement, the following representations and warranties to the Lenders:

8.1          Corporate Status. Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Orders, each Debtor (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, and (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to have such power and authority or be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2          Corporate Power and Authority; Enforceability. Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, each Debtor has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Debtor has duly executed and delivered each Credit Document to which it is a party and each such Credit Document, upon entry of the Interim Order or the Final Order, as applicable, constitutes the legal, valid and binding obligation of such Debtor enforceable in accordance with its terms, subject to entry of each DIP Order, and further subject to other bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3          No Violation. Subject to the entry of the DIP Order, none of the execution, delivery or performance by any Debtor of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets of such Debtor (other than Liens and security interests in favor of the Agent (or any designee) created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Debtor is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Debtor.

8.4          Litigation. Except as set forth on Schedule 8.4, and other than the Bankruptcy Cases, there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened in writing with respect to any Debtor or any of their respective properties, that would reasonably be expected to result in a Material Adverse Effect and is not otherwise subject to the Automatic Stay as a result of the Bankruptcy Cases.

8.5          Margin Regulations. The proceeds of the Loans or Letters of Credit will not be used by any Debtor in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board. No Debtor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

8.6          Governmental Approvals. Subject to the entry of the DIP Order, the execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (c) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Credit Documents, and (d) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7          Investment Company Act. No Debtor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8          True and Complete Disclosure.

(a)         None of the written factual information and written data (taken as a whole) furnished by or on behalf of any Debtor or any of their respective authorized representatives to the Agent and/or any Lender (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any Transaction (other than information of a general industry nature or constituting projections, projected financial information, forward looking information or prospect information) contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished before such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)         The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9          Financial Condition; Financial Statements.

(a)         The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and the consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes.

(b)         No Debtor has any material Indebtedness (including Disqualified Stock), off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.

8.10        Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, each of the Debtor has filed all U.S. federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material taxes payable by it that have become due, other than those (i) not yet delinquent, (ii) the nonpayment of which is excused, permitted, or required by the Bankruptcy Code or (iii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

8.11        Compliance with ERISA. Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases, no ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

8.12        Subsidiaries. Schedule 8.12 lists each Subsidiary existing on the Interim Facility Effective Date.

8.13        Environmental Laws.

(a)         Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Debtor and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) no Debtor has received written notice of any liability under any applicable Environmental Law; (iii) no Debtor is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by any Debtor.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, no Debtor has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of any Debtor under any applicable Environmental Law.

8.14         Properties. Except as a result of the filing of the Bankruptcy Cases, each Debtor has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 10.2 and of all impediments to the use of such properties and assets in such Debtor’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. As of the date of delivery of each Reserve Report pursuant to Section 9.12, except for Liens permitted under Section 10.2, each Debtor will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Debtor. The ownership of such properties shall not in the aggregate in any material respect obligate such Debtor to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Debtor has paid in all material respects all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Debtor.

8.15         [Reserved].

8.16         Hedge Agreements. The Hedge Agreements of the Debtors are in compliance with the Hedging Order and Section 10.10.

8.17         No Default. No Credit Party is in default under or with respect to any Contractual Requirement arising after the Petition Date (i) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) for which exercise of remedies would not be stayed by section 362 of the Bankruptcy Code. No Default has occurred and is continuing or would result from the consummation of the Transactions.

8.18         Anti-Corruption Laws and Sanctions. Each Debtor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Debtors and their respective officers and employees and, to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) any Debtor or, to the knowledge of the Authorized Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower, any agent of any Debtor that will act in any capacity in connection with or benefit from the DIP Facility, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

8.19         Pari Passu or Priority Status. No Debtor has taken any action which would cause the claims of unsecured creditors of any Debtor (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens) to have priority over the claims of the Agent and the Secured Parties against the Debtors under the Credit Documents.

8.20         No Material Adverse Effect. No Material Adverse Effect has occurred since the Petition Date.

8.21         Beneficial Ownership Certification. As of the Interim Facility Effective Date, the information in the Beneficial Ownership Certifications delivered to the Agent is true and correct in all material respects.

8.22         Security Documents. Subject to the entry of the DIP Orders, every Security Document is effective to create in favor of the Agent, for its benefit and the benefit of the other Secured Parties, a legal, valid and enforceable Lien in all Collateral (with such exceptions as may be agreed to by the Agent) described therein owned by the Debtors and with the priority set forth in the DIP Orders.

8.23         DIP Orders. After the entry of the DIP Orders, the applicable DIP Order is in full force and effect and has not been vacated, stayed, reversed, modified or amended without the prior written consent of the Agent.  After the entry of the Interim Order, pursuant to and to the extent permitted in such DIP Order, (i) in respect of each of the Debtors, the Obligations will constitute allowed joint and several superpriority administrative expense claims in each of the Bankruptcy Cases pursuant to Section 364(c)(1) of the Bankruptcy Code, having priority over any and all other administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to Section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code (but which shall be pari passu with the administrative expenses contemplated under the Hedging Order) and having full recourse against all assets of the Debtors, including, subject to the Final Order, Avoidance Action Proceeds, subject only to the Carve-Out (the “Super-Priority Claims”) and (ii) in respect of any property owned by a Debtor other than Excluded Property, to the maximum extent permitted by law, the Obligations will be secured by a valid, binding, continuing, enforceable, fully-perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d), subject only to the Carve-Out.

8.24         Budget. The Debtors have not failed to disclose any material assumptions with respect to the Initial Budget and, as of the Interim Facility Effective Date, affirm the reasonableness of the assumptions in the Initial Budget in all material respects.

Article IX
AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lenders from and after the Interim Facility Effective Date until Facility Termination, as follows:

9.1           Information Covenants. The Borrower will furnish to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety-five (95) days after the end of each such fiscal year), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP and certified by independent certified public accountants of recognized national standing.

(b)           Quarterly Financial Statements. As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)           Budget.

(i)            On July 30, 2020 (the “Initial Reporting Date”) and on each Thursday thereafter that is the four (4) week anniversary of the Initial Reporting Date (the Initial Reporting Date, together which each such four (4) week anniversary thereof, each, a “Reporting Date”), the Debtors shall deliver to the Agent an updated Budget (each, a “Proposed Budget”), together with a reconciliation for the periods included in the prior Approved Budget which such updated Budget shall be in form and substance reasonably satisfactory to the Agent and the Majority Lenders; provided that the Agent and the Majority Lenders shall have five (5) Business Days to approve any revised Proposed Budget; provided, further, that if the Agent and Majority Lenders do not approve any updated Proposed Budget by the sixth (6th) Business Day following receipt thereof, the previous Approved Budget shall remain in effect. Upon the Debtors’ receipt of the Agent’s and Majority Lenders’ consent to a Proposed Budget, such Proposed Budget shall become an Approved Budget and shall replace the then-operative Approved Budget for all purposes. The Initial Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Variance Limit). The Debtors may submit additional Proposed Budgets to the Agent and the Lenders, but until the Agent and the Majority Lenders consent to such Proposed Budget in their reasonable discretion, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative Approved Budget.

(ii)           Beginning on July 9, 2020, and on the Thursday of each calendar week thereafter (each such date, a “Weekly Variance Testing Date” and each such week, a “Weekly Testing Period”), the Debtors shall deliver to the Agent, in a form consistent with the form of the Approved Budget, a variance report comparing the Debtors’ actual receipts and disbursements by line item for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Approved Budget for such weeks, which variance report shall include a report from an Authorized Officer of the Borrower identifying and addressing any variance of actual performance to projected performance for such prior weekly periods (such report, the “Weekly Variance Report”).

(iii)          No later than 4:00 p.m. Central Time on the Initial Reporting Date and on each Thursday thereafter that is the four (4)week anniversary of the Initial Reporting Date (each such date, the “Monthly Variance Testing Date” and each such four (4)-week period the “Monthly Variance Testing Period”), the Debtors shall deliver to the Agent a variance report detailing (A) the aggregate disbursements of the Debtors and aggregate receipts during the applicable Monthly Variance Testing Period for (1) lease operating expenses and capital expenditures on a combined basis, (2) all other operating disbursements (excluding lease operating expenses and capital expenditures), and (3) Debtors’ Professionals’ Fees; and (B) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements made during such Monthly Variance Testing Period by the Debtors against the aggregate disbursements for the Monthly Variance Testing Period, as set forth in the applicable Approved Budget (a “Monthly Variance Report”).

(d)           Monthly Financials; Capital Expenditures.

(i)            As soon as available and in any event within thirty (30) days after the end of each month, the consolidated balance sheet of the Debtors as at the end of such monthly period and the related consolidated statements of operations, for such monthly accounting period and for the elapsed portion of the fiscal year ended with the last day of such month, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, of the Debtors in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(ii)            As soon as available and in any event within fifteen (15) Business Days after the end of each month, a detailed forward-looking rolling three-month forecast of Capital Expenditures by basin and category and in form and substance reasonably acceptable to the Agent (the “Capital Expenditure Report”), and, commencing with the second Capital Expenditure Report delivered hereunder, together with a report from an Authorized Officer of the Borrower comparing the Capital Expenditures on an accrual basis for the current month to the same period in the immediately prior Capital Expenditure Report and addressing any variance of actual performance to such Capital Expenditure Report for the prior month.

(e)           Other Information.

(i)            Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any Debtor (other than amendments to any registration statement, exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (A) copies of all financial statements, proxy statements, notices and reports that any Debtor shall send to the holders of any publicly issued debt of any Debtor, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Agent pursuant to this Agreement) and (B) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.16, such other information (financial or otherwise) as the Agent on its own behalf or on behalf of any Lender (acting through the Agent) may reasonably request in writing from time to time.

(ii)           Subject to any applicable limitations set forth in the Credit Documents, the Debtors will deliver to the Agent for filing, registration or recording all documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements reasonably requested by the Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document (including the DIP Orders) and to further evidence the perfection of such Liens provided by the DIP Orders to the extent required by, and with the priority required by, such Security Document (including the DIP Orders) to the Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(iii)           On or prior to the twentieth (20th) day after the end of each calendar month, the Borrower shall deliver to the Agent, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, substantially in the form attached as Exhibit H hereto.

(iv)          Promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Debtor, or compliance with the terms of the Credit Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request in writing or (ii) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

(v)          The Debtors will provide written notice to the Agent and the Existing Agent if any of the Debtors (a) intend to provide information with respect to the Existing Credit Documents to a party in interest in the Bankruptcy Cases or (b) is compelled to provide such information by order of the Bankruptcy Court.

Documents required to be delivered pursuant to Sections 9.1(a), (b), (c), (d) and (e) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Debtors post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are transmitted by electronic mail to the Agent or (iii) on which such documents are filed of record with the SEC. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Agent and maintaining its copies of such documents.

(f)            Officer’s Certificates.

(i)            At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof

(ii)           At the time of delivery of each Reserve Report delivered pursuant to Section 9.12, a certificate of an Authorized Officer of the Borrower demonstrating compliance with the Financial Performance Covenant, which certificate shall set forth the calculations required to establish whether the Debtors were in compliance with the Financial Performance Covenant specified in Section 10.11(b) as of such date.

(g)           Notice of Material Events. (A) Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) other than the Bankruptcy Cases, any litigation or governmental proceeding pending against any Debtor for which it would reasonably be expected that an adverse determination is probable, and that such determination would result in a Material Adverse Effect (and not subject to the Automatic Stay in the Bankruptcy Cases), (B) at least two (2) Business Days prior to filing (or, if not practicable, as soon as reasonably practicable), the Borrower shall provide the Agent copies of all pleadings and motions (other than “first day” motions and proposed orders, but including the Approved Plan of Reorganization and any disclosure statement related thereto (which shall be provided as soon as practicable in advance of filing)) to be filed by or on behalf of any Debtor with the Bankruptcy Court in the Bankruptcy Cases, which such pleadings shall include the Agent as a notice party, and (C) on a timely basis as specified in any DIP Order, the Borrower shall provide the Agent with copies of all notices required to be given to all parties specified in such DIP Order, in the manner specified therefor therein.

(h)           Environmental Matters. Promptly after an Authorized Officer of the Borrower obtains written notice from any Governmental Authority of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)            any condition or occurrence on any Oil and Gas Properties of any Debtor that would reasonably be expected to result in noncompliance by any Debtor with any applicable Environmental Law;

(ii)           any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iii)          the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices delivered under this Section 9.1(g) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(i)            Change in Beneficial Ownership Certification. The Borrower will promptly notify the Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

9.2           Books, Records and Inspections.

(a)            Each Debtor will permit officers and designated representatives of the Agent or the Majority Lenders (as accompanied by the Agent) to visit and inspect any property or asset of such Debtor in whosoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of such Debtor and discuss the affairs, finances and accounts of such Debtor with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); but, excluding any such visit and inspections during the continuation of an Event of Default, only the Agent on behalf of the Majority Lenders may exercise rights of the Agent and the Lenders under this section; provided, further, that when an Event of Default exists, the Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary contained herein, no Debtor will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)            Each Debtor will maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the such Debtor, as the case may be.

9.3           Maintenance of Insurance.

(a)           Each Debtor will at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that such Debtor believes (in the good faith judgment of the management of such Debtor) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Debtor believes (in the good faith judgment of management of such Debtor) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Debtor believes (in the good faith judgment of management of such Debtor) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agent, upon written request from the Agent, information presented in reasonable detail as to the insurance so carried.

(b)          The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Agent shall be the additional loss payee under any such property insurance; but, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. The Debtors shall use commercially reasonable efforts to ensure that all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least thirty (30) days’ prior written notice to the Agent of any cancellation of such insurance (or at least ten (10) days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

9.4           Payment of Taxes. Subject to any necessary order or authorization of the Bankruptcy Court and to the extent provided in the Approved Budget (subject to the Variance Limit), the Debtors will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, before the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of any Debtor; but no Debtor shall be required to pay or discharge any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of such Debtor) with respect thereto to the extent required by, and in accordance with, GAAP, (ii) the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect or (iii) the nonpayment of which is permitted or required by the Bankruptcy Code.

9.5           Existence. Subject to any necessary order or authorization of the Bankruptcy Court approved by the Agent, each Debtor will do all things necessary to preserve and keep in full force and effect its legal existence, corporate (or equivalent) rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.6           Compliance with Statutes, Regulations, Etc.. Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Debtor will maintain in effect and enforce policies and procedures designed to ensure compliance by the Debtors and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7           Maintenance of Properties. Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a)           operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)           keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)            to the extent a Debtor is not the operator of any property, each Debtor shall use reasonable efforts to cause the operator to comply with this Section.

9.8           Delivery of Proposed DIP Orders. The Borrower will deliver to the Agent, as soon as practicable in advance of filing with the Bankruptcy Court, (a) the pleadings in respect of this DIP Facility, including the motion, any declarations, any responsive pleadings, and the proposed DIP Orders (which must be in form and substance satisfactory to the Agent) and (b) the Approved Plan of Reorganization and the proposed disclosure statement related to such Approved Plan of Reorganization.

9.9           Additional Guarantors, Grantors and Collateral.

(a)           Each Guarantor shall guarantee the Obligations pursuant to the Obligations Guarantee. In connection with any such guarantee, each Guarantor shall promptly, (A) execute and deliver this Agreement or a joinder to this Agreement, in form and substance reasonably acceptable to the Agent (the “Joinder Agreement”), and any other Credit Document reasonably requested by the Agent, and (B) pledge all of the Stock of such Debtor pursuant to a Security Document or other Credit Document (including, without limitation, delivery of original stock certificates, if any, evidencing the Stock of such Debtor, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Agent.

(b)           Notwithstanding the restrictions in Section 10.13, each Subsidiary (other than a Non-Debtor Subsidiary) of a Debtor now existing or created, acquired or coming into existence after the date hereof, other than the Guarantors party hereto, shall promptly execute and deliver to the Agent a Joinder Agreement and any Security Document or other Credit Document (or joinder thereto) as may be required by the Agent. Such Subsidiary shall, and the Borrower shall cause such Subsidiary to, deliver to the Agent, simultaneously with its delivery of such Joinder Agreement and any such Security Document or other Credit Document (or joinder), (x) written evidence reasonably satisfactory to the Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Joinder Agreement (including under the Obligations Guarantee), any such Security Document and any other documents which it is required to execute, and (y) such additional closing documents and certificates as the Agent shall reasonably require.

9.10         Use of Proceeds .

(a)           The proceeds of the Loans and Letters of Credit shall be used solely (i) for post-petition working capital, capital investments permitted hereunder, and general corporate purposes of the Debtors, (ii) for the payment of current interest and fees with respect to the Loans and other Obligations hereunder, (iii) the payment of adequate protection payments to the Existing Agent and the Existing RBL Lenders, including interest and letter of credit and other fees payable under the Existing RBL Credit Agreement, (iv) expenses and professional fees for (A) the collateral trustee under the Collateral Trust Agreement (including Paul Hastings LLP), (B) the FLLO Agent (including Arnold & Porter Kaye Scholer LLP and one local counsel in the relevant jurisdiction), (C) the FLLO Ad Hoc Group (including Davis Polk & Wardwell LLP, Vinson & Elkins LLP, one local counsel in each other relevant local jurisdiction, and Perella Weinberg Partners LP) ((B)-(C), collectively the “FLLO Professionals”), (D) Deutsche Bank Trust Company Americas, as the Second Lien Collateral Trustee (including Morgan, Lewis & Bockius LLP and one local counsel in the relevant jurisdiction) and (E) Franklin (including Akin Gump Strauss Hauer & Feld LLP, Moelis & Company LLC, one local counsel in each other relevant local jurisdiction, and FTI Consulting, Inc.) ((D)-(E), collectively, the “Second Lien Professionals”); provided, however, (x) that the payment of the fees and expenses of the FLLO Professionals and the FLLO Ad Hoc Group shall only be payable as a form of adequate protection for so long as (1) the Restructuring Support Agreement has not been terminated as to the DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or the FLLO Ad Hoc Group or (2) an alternative restructuring support agreement or similar agreement with respect to the restructuring of the Debtors’ debt and businesses remains in effect between the Agent, the Lenders, 66.67% of the Revolving Credit Facility Lenders, and the FLLO Ad Hoc Group, in each case, at which time such adequate protection shall terminate; provided, further, that in the event such adequate protection payments terminate pursuant to the foregoing, (a) all parties shall retain all rights pursuant to the Collateral Trust Agreement, which rights are fully reserved, including, without limitation, the rights, if any, of the FLLO Agent or lenders under the FLLO Term Loan to seek different or additional adequate protection in accordance with section 6.02(f) of the Collateral Trust Agreement and (b) the Debtors shall pay all fees and expenses of the FLLO Professionals incurred prior to termination of the payment of the fees and expenses of the FLLO Professionals as a form of adequate protection as described herein and (y) the payment of fees and expenses of the Second Lien Professionals (shall only be payable as a form of adequate protection for so long as the Restructuring Support Agreement has not been terminated as to the Debtors, DIP Lenders, Required Consenting Revolving Credit Facility Lenders or Franklin (at which time such adequate protection shall terminate); provided, further, that in the event such adequate protection payments terminate pursuant to the foregoing, (1) all parties shall retain all rights pursuant to the Intercreditor Agreement, including, without limitation, the rights, if any, of such parties to seek different or additional adequate protection in accordance with section 4.02(f) of the Intercreditor Agreement and (2) the Debtors shall pay all fees and expenses of the Second Lien Professionals incurred prior to termination of the payment of fees and expenses of the Second Lien Professionals as a form of adequate protection as described herein, and (v) for payment of allowed administrative costs and expenses of the Bankruptcy Cases, in each case, solely in accordance with the Approved Budget (subject to the Variance Limit) and the applicable DIP Order. Subject to compliance with the Variance Limit, the Borrower shall not make disbursements or permit any other Debtor to make disbursements in excess of the amounts set forth in the Approved Budget for any period.

(b)           Except pursuant to any DIP Order, the Debtors shall not request any Borrowing or Letter of Credit, and the Debtors shall not use, and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any applicable Sanctions by any Debtor.

9.11         Further Assurances.

(a)           Subject to the applicable limitations set forth in Section 9.9 and the Security Documents, each Debtor will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) that may be required under any applicable Requirements of Law, or that the Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Debtors.

(b)           Notwithstanding anything herein to the contrary, if the Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

9.12         Reserve Reports and Hedge Schedules.

(a)           The Borrower shall furnish to the Agent (1) on or before January 1st, April 1st, July 1st and October 1st of each year, beginning with July 1, 2020, a Reserve Report evaluating, (i) in the case of each January 1st Reserve Report, as of the immediately preceding September 30th, (ii) in the case of each April 1st Reserve Report, as of the immediately preceding December 31st, (iii) in the case of each July 1st Reserve Report, as of the immediately preceding March 31st, and (iv) in the case of each October 1st Reserve Report, as of the immediately preceding June 30th, the Proved Reserves of the Debtors located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) and (2) within twenty days of the end of the prior calendar month, a Hedge Schedule with the Hedge Agreements of the Credit Parties as of the end of such monthly accounting period of the Debtors. Each April 1st Reserve Report will be prepared by an Approved Petroleum Engineer with respect to at least 70% of the aggregate volumes of the Proved Reserves. Each other Reserve Report will be prepared by or under the supervision of the Borrower’s chief engineer, certified by an Authorized Officer of the Borrower as to the accuracy and completeness thereof (each an “Internal Reserve Report”).

(b)           On or before the delivery to the Agent of each Reserve Report required by Section 9.12 (commencing with the October 1, 2020 Reserve Report), to the extent requested by the Agent with sufficient prior notice in connection with the Agent’s review of each such Reserve Report, the Borrower will deliver to the Agent title information consistent with usual and customary standards for the geographic regions in which the Oil and Gas Properties evaluated in such Reserve Report are located covering not less than 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)           Beginning on the date that is thirty (30) days after the Petition Date, which date may be extended in the Agent’s sole discretion (with respect to the July 1, 2020 Reserve Report) and thereafter contemporaneously with the delivery of each subsequent Reserve Report, the Borrower and/or other Credit Parties shall have entered into (and shall thereafter maintain at all times), in each case in compliance with the Hedging Order, Hedge Agreements with Hedge Banks in respect of Hydrocarbons entered into not for speculative purposes and in the form of commodity Hedge Agreements, the notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect in the form of calls, swaps, costless collars or other commodity Hedge Agreements) are no less than, as of the date the Reserve Report is required to be delivered pursuant to Section 9.12, for the two year period that follows such date of delivery, 50% of the reasonably anticipated projected monthly production from Debtors’ total Proved Developed Producing Reserves (as based on such Reserve Report) in respect of (i) crude oil and (ii) natural gas and natural gas liquids (for purposes of this clause (ii) only, taken together), and calculated separately in the case of clauses (i) and (ii); provided, however, that if the Borrower reasonably determines that the Lenders (and their respective Affiliates) have insufficient aggregate capacity or are unwilling or otherwise fail or refuse to enter into Hedge Agreements with one or more Credit Parties on commercially reasonable terms consistent with terms available to other similarly situated borrowers, then the requirements of this Section 9.12 shall be reduced solely to the extent necessary to reflect the maximum volumes for which the Lenders (and their respective Affiliates) have insufficient aggregate capacity, willingness or otherwise fail or refuse to enter in such Hedge Agreements.

9.13         Cash Management. Each Debtor shall maintain their cash management system as it existed prior to the Petition Date for the benefit of the Lenders, with any changes made in accordance with the Cash Management Order with the prior written consent of the Agent.

Article X
NEGATIVE COVENANTS

Each Debtor hereby covenants and agrees with the Lenders from and after the Interim Facility Effective Date until Facility Termination, as follows:

10.1         Limitation on Indebtedness. No Debtor will create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)           the Obligations;

(b)           unsecured intercompany loans and advances made between Debtors so long as such Indebtedness is subject to subordination terms acceptable to the Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences;

(c)           Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d)           guarantee obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees;

(e)           Indebtedness of the Debtors under Capital Leases entered into prior to the Petition Date and set forth on Schedule 10.1(e) hereto and Capital Leases entered into after the Petition Date in an aggregate principal amount not to exceed $6,000,000 at any time outstanding;

(f)            to the extent set forth on Schedule 10.1(f), Indebtedness of the Debtors in existence on the Petition Date in respect of performance, bid, surety or similar bonds or surety obligations for the account of the Debtors, in each case, to the extent required by any Requirements of Law applicable to the Debtors and otherwise in connection with the operation of the Oil and Gas Properties of the Debtors, together with all replacements, extensions and renewals thereof made in the ordinary course of business;

(g)           the Existing Obligations, the Existing FLLO Obligations and the Existing Second Lien Obligations;

(h)           (i) Indebtedness outstanding on the Petition Date and set forth on Schedule 10.1(h) hereto and (ii) other immaterial Indebtedness (other than Indebtedness for borrowed money) outstanding on the Petition Date, whether or not scheduled;

(i)            obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(j)            Indebtedness incurred in the ordinary course of business in respect of obligations of Debtors to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(k)           Indebtedness arising from agreements of any Debtor providing for indemnification or customary and ordinary course adjustments of purchase price, in each case, entered into in connection with any acquisition or Disposition permitted hereunder;

(l)            Indebtedness of the Debtors consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(m)          Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(n)           Indebtedness under Hedge Agreements permitted by Section 10.10; and

(o)           Indebtedness other than Indebtedness for borrowed money not included under clauses (a) through (n) of this Section 10.1 in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding.

10.2         Limitation on Liens. No Debtor will create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any Debtor, whether now owned or hereafter acquired, except:

(a)           Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);

(b)           Permitted Liens;

(c)           Liens on any property of the Debtors securing Indebtedness arising in respect of Capital Leases so long as such Indebtedness is permitted under Section 10.1(e); provided that such Liens attach only to the assets acquired with the proceeds of such Indebtedness and do not cover any Hydrocarbon Interests or Stock in Persons owning direct or indirect interests in Hydrocarbon Interests;

(d)           Liens on any property of the Debtors existing on the Petition Date and set forth on Schedule 10.2(d); provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Petition Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced;

(e)           Liens securing Indebtedness or other obligations of a Credit Party in favor of another Credit Party;

(f)            Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(g)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;

(h)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Debtors to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Debtors or (iii) relating to purchase orders and other agreements entered into with customers of Debtors in the ordinary course of business;

(i)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j)            Liens in respect of any Qualifying VPP entered into prior to the Interim Facility Effective Date;

(k)           Liens securing Indebtedness permitted by Section 10.1(g); provided that such Liens are subject to the terms and conditions of the DIP Order;

(l)            Liens in existence as of the Petition Date on Stock in a joint venture that does not constitute a Guarantor securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(m)          Adequate Protection Liens;

(n)            Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(o)            other Liens securing amounts in an aggregate amount outstanding not to exceed $2,500,000 at any time outstanding; and

(p)            Liens on cash collateral securing obligations of the Debtors in respect of Cash Management Services in an aggregate amount at any time outstanding not to exceed $5,000,000.

10.3            Limitation on Fundamental Changes. No Debtor will enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets.

10.4            Limitation on Sale of Assets. No Debtor will, (x) make any voluntary Disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than any Debtor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents, except that:

(a)            the Debtors may Dispose of (A) inventory and other goods held for sale in the ordinary course of business, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Debtors or is replaced by equipment of at least comparable value and use) and (B) Permitted Investments;

(b)            the Debtors may affect any transaction permitted by Sections 10.3, 10.5 or 10.6, and any Debtor may Dispose of any property to another Debtor;

(c)            the Debtors may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(d)            the unwinding, terminating and/or offsetting of any Hedge Agreement will be permitted with at least one (1) Business Day’s prior written notice to the Agent;

(e)            transfers of property will be permitted if such transfer is subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(f)            if no Event of Default then exists or would result as a result thereof, sales and other Dispositions of property not otherwise permitted pursuant to this Section 10.4 (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363); provided that the Debtors will not be permitted to enter into sales or other Dispositions pursuant to this clause (f) to the extent the net cash proceeds of which, in the aggregate with all other Dispositions effected under this clause (f), would reasonably be expected to exceed $5,000,000 in the aggregate for each fiscal year; and

(g)            Dispositions of any property of any Debtor pursuant to an order of the Bankruptcy Court (including any Dispositions contemplated by the procedures for de minimis asset transactions authorized and approved by the Bankruptcy Court); provided that the Bankruptcy Court order authorizing and approving such Dispositions shall be subject to the prior consent of the Agent and the Majority Lenders.

10.5            Limitation on Investments.  No Debtor will make any Investment except:

(a)            Investments in the Debtors in existence on the Interim Facility Effective Date and set forth in Schedule 10.5(a);

(b)            extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(c)            Investments in assets that constituted Permitted Investments at the time such Investments were made;

(d)            Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(g)            advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(h)            guarantee obligations of any Debtor of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(i)            Industry Investments, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto and Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements, in each case excluding ownership in any Person other than a Debtor;

(j)            Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(k)           Investments consisting of Indebtedness, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6;

(l)            Investments by any Debtor in or to any other Debtor;

(m)          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(n)           Investments (other than Investments in Non-Debtor Subsidiaries) in accordance with (and as specifically identified in) the Approved Budget; and

(o)           prepayments made in accordance with the Approved Budget (subject to the Variance Limit).

10.6            Limitation on Restricted Payments. The Debtors will not declare or make or agree to pay or make, directly or indirectly, any dividends, return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes (all of the foregoing, “Restricted Payments”), except the Debtors (other than Borrower) may declare and pay dividends or distributions directly or indirectly to the Borrower or any other Debtor or ratably with respect to their equity interests (including dividends or distributions in respect of consolidated, combined or similar income or franchise taxes), and the Borrower may make payments to Affiliates in connection with transactions entered into prior to the Petition Date that are set forth on Schedule 10.6.

10.7            [Reserved].

10.8            Negative Pledge Agreements. No Debtor will enter into or permit to exist any Contractual Requirement (other than this Agreement, the other Credit Documents or any Existing Credit Document or in any document in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of any Debtor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; but the foregoing shall not apply to (i) Contractual Requirements that exist on the Petition Date, (ii) restrictions that are imposed by any Requirement of Law or, (iii) restrictions arising under leases, subleases, licenses or sublicenses in the ordinary course of business to the extent relating to the property subject thereto.

10.9            Marketing Activities. No Debtor will engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than such marketing activities materially consistent with those described in the Form 10-K filing of the Borrower for the fiscal year ended December 31, 2019.

10.10            Hedge Agreements. Subject to the Hedging Order, no Debtor will enter into any Hedge Agreements other than (a) Hedge Agreements with Hedge Banks not for speculative purposes entered into to hedge or mitigate risks to which any Debtor has or may have exposure (including with respect to commodity prices) and (b) Hedge Agreements with Hedge Banks not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Debtor; provided that notwithstanding the foregoing, no Debtor will be permitted to enter into any Hedge Agreement to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Debtors if, at the time such Hedge Agreement is entered into, (1) the term of such Hedge Agreement exceeds 60 months or (2) the notional volumes of Hydrocarbons subject to such Hedge Agreement (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) exceed (x) for the 24-month period from the date such Hedge Agreement is executed, 90% of the reasonably anticipated projected monthly production from Oil and Gas Properties which are classified as Proved Developed Producing Reserves or (y) for the 24-month period ending immediately after the 24-month period described in the foregoing clause (x), 80% of the reasonably anticipated projected monthly production from Oil and Gas Properties which are classified as Proved Developed Producing Reserves (in the case of each of clause (x) and (y), calculated separately for (i) crude oil and (ii) natural gas and natural gas liquids, taken together, and in the case of clauses (i) and (ii), based on the most recent Reserve Report delivered by the Borrower to the Agent in accordance with Section 9.12).

10.11            Financial Performance Covenants.

(a)            Variance Test. As of any Monthly Variance Testing Date, for the Monthly Variance Testing Period ending on the Sunday preceding such Monthly Variance Testing Date, the Debtors shall not allow: (i) lease operating expenses and Capital Expenditures on a combined basis to be greater than 110% of the estimated disbursement for such items in the Approved Budget; (ii) all other operating disbursements (excluding lease operating expenses and Capital Expenditures) to be greater than 115% of the estimated disbursement for such items in the Approved Budget and (iii) Debtors’ Professional Fees to be greater than 110% of the estimated disbursement for such items in the Approved Budget, each for such Monthly Variance Testing Period (collectively, the “Variance Limit”). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to the Agent’s reasonable approval (which, for avoidance of doubt may be granted by electronic transmission).

(b)            Asset Coverage Ratio. The Debtors will not permit, as of the date of delivery of each Reserve Report delivered pursuant to Section 9.12 (beginning with the Reserve Report delivered as of July 1, 2020), the Asset Coverage Ratio, to be less than 1.25:1:00.

10.12            Transactions with Affiliates. No Debtor will enter into any transaction, including, without limitation, any purchase, sale, or lease or exchange of property, with any non-Debtor Affiliate (including any Non-Debtor Subsidiary), other than (a) transactions or arrangements in place as of the Petition Date (including contractual obligations in place at such time); or (b) as approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

10.13            Change in Business. Subject to any restrictions arising on account of the Debtors’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Orders, no Debtor will allow any material change to be made (i) in the character of their business, taken as a whole, from the business conducted by the Debtors on the date hereof and other business activities incidental or reasonably related thereto or (ii) in the Debtors’ identities or corporate structure, the jurisdiction in which such Person is incorporated or formed, or any organizational documents of such Debtors, except, in each case, (x) as required by the Bankruptcy Code or (y) to the extent any such changes are not otherwise materially adverse to the interests of the Lenders.

10.14            Use of Proceeds. No Debtor will use the proceeds of any Loans or Letter of Credit in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.

10.15            Sanctions; Anti-Corruption Use of Proceeds. No Debtor will knowingly, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) (A) to fund, in violation of applicable Sanctions, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person (including any Person participating in the Loans or Letters of Credit), whether as Agent, Lender, underwriter, advisor, investor, or otherwise.

10.16            Accounting Changes. No Debtor will (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change the fiscal year of any Debtor.

10.17            Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan and incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan and incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the Agent and Majority Lenders (it being agreed and understood that the key employee retention plan of the Borrower effective as of May 1, 2020 shall be permitted, to the extent approved by the Bankruptcy Court).

10.18            Super-Priority Claims. No Debtor will create or permit to exist any Super-Priority Claim that is pari passu with or senior to the Super-Priority Claims of the Lenders other than in respect of Lender Hedging Obligations.

10.19            Bankruptcy Orders. No Debtor will (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Agent’s or any Lender’s remedies hereunder or under any other Credit Document, except as specifically provided in the DIP Order, or (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility without the prior written approval of the Agent and, with respect to any modification of any DIP Order that would reasonably be expected to be materially adverse to the interests of the Lenders, the Majority Lenders.

10.20            New Accounts. No Debtor will open or otherwise establish, or deposit, credit or otherwise transfer any cash, cash receipts, securities, financial assets or any other property into a deposit account or securities account other than (a) any deposit account or securities account established with the prior consent of the Agent and in which the Agent has been granted a first-priority perfected lien pursuant to the applicable DIP Order or (b) any Excluded Deposit Account.

Article XI
EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1            Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or Unpaid Drawings or (ii) default in the payment when due of (x) any interest on the Loans or any Unpaid Drawings, (y) fees or (z) any other amounts owing under any Credit Document and such default shall continue for five (5) or more days.

11.2            Representations, Etc.. Any representation, warranty or statement made or deemed made by any Debtor in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made.

11.3            Covenants. Any Debtor shall:

(a)            default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(c), 9.1(d), 9.1(e)(iii), 9.1(f), 9.1(g), 9.5, 9.10 or Article X; or

(b)            default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, 11.2 or 11.3(a)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of notice thereof by the Borrower from the Agent.

11.4            Default Under Other Agreements. (i) Any Debtor shall default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or any Indebtedness in respect of any Hedge Agreement in excess of $7,500,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed before the stated maturity thereof, other than (A) as a result of a regularly scheduled required prepayment or as a mandatory prepayment, (B) in the case of any Indebtedness in respect of any Hedge Agreement, as a result of termination event or equivalent event under such Hedge Agreement and (C) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement, in the case of each of clause (i) and (ii), which is not stayed by the filing of the voluntary petition to commence the Bankruptcy Cases or is otherwise permitted to be paid under this Agreement and by the DIP Orders.

11.5            Bankruptcy Cases, Etc.. The occurrence of any of the following:

(a)            the Credit Documents shall not have been executed and delivered by the Debtors, the Agent and the Lenders party thereto within three (3) days after the date of entry of the Interim Order (or shall not have been filed with, and approved by, the Bankruptcy Court within the times specified and otherwise in accordance with the Interim Order);

(b)            the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Agent and, if such modification or amendment would reasonably be expected to be materially adverse to the interests of the Lenders, the Majority Lenders;

(c)            the Final Order (i) at any time ceases to be in full force and effect, (ii) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Agent and, if such modification or amendment would reasonably be expected to be materially adverse to the interests of the Lenders, the Majority Lenders, or (iii) shall not have been entered by the Bankruptcy Court within thirty-five (35) days after the entry of the Interim Order (subject to any COVID-19 Extensions); provided that such time period in clause (iii) may be extended by mutual agreement among the Borrower and Agent;

(d)            failure to satisfy any of the Chapter 11 Milestones in accordance with the terms in the DIP Orders relating to such Chapter 11 Milestone;

(e)            dismissal of the Bankruptcy Cases or conversion of the Bankruptcy Cases to a Chapter 7 case (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);

(f)            appointment of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Bankruptcy Case (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);

(g)            subject to the Carve-Out, the Bankruptcy Court’s granting of any Super-Priority Claim (other than in respect of Lender Hedging Obligations) or Lien on the Collateral which is pari passu with or senior to the Super-Priority Claims or Liens of the Lenders in the Bankruptcy Case (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);

(h)            the Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;

(i)            other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (i) in respect of accrued payroll and related expenses as of the commencement of the Bankruptcy Cases, (ii) in respect of adequate protection payments set forth in the DIP Orders and consented to by the Agent, or otherwise permitted under the terms of the Collateral Trust Agreement or the Existing Intercreditor Agreement, as applicable, and (iii) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders satisfactory to the Agent, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables (including without limitation, reclamation claims);

(j)            the Bankruptcy Court shall enter one or more orders during the pendency of the Bankruptcy Cases granting relief from the Automatic Stay to the holder or holders of any Lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor or Debtors that have an aggregate value in excess of $7,500,000 without the prior written consent of the Agent;

(k)            the Termination Date shall have occurred;

(l)            any Debtor petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the Liens securing the Loans without the consent of the Agent (other than the Carve-Out or as contemplated under the Hedging Order);

(m)            (A) the Debtors engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the Credit Documents, the Existing Credit Documents or the Liens on or security interest in the assets of the Debtors securing the Obligations or the Existing Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the such indebtedness or (B) the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the Agent, any Lender, the Existing Agent or any Existing RBL Lender or Letter of Credit Issuer contesting the validity or enforceability of any Credit Document or denying that it has any further liability thereunder; provided, however, that it shall not constitute an Event of Default if any of the Debtors provides information with respect to the Existing RBL Credit Agreement, the Existing FLLO Loan Documents and the Existing Second Lien Loan Documents to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;

(n)            after entry of the Final Order, the entry of any final order in the Bankruptcy Case charging any of the Collateral, including under Section 506(c), which is adverse to the Lenders or their rights and remedies under the DIP Facility in the Bankruptcy Case;

(o)            any Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other Disposition of all or a material portion of the Collateral securing the Loans pursuant to Section 363 of the Bankruptcy Code (other than in ordinary course of business that is contemplated by the Approved Budget) without the advance written consent of the Agent and the Majority Lenders, whether as a part of or outside of a plan of reorganization, in each case if such sale or other transaction does not contemplate indefeasibly satisfying the Obligations in full in cash at the consummation of such transactions, or any Credit Party proposes, supports or fails to contest in good faith the entry of such an order;

(p)            any Person shall obtain a judgment or similar determination under Section 506(a) of the Bankruptcy Code with respect to the Existing Obligations;

(q)            the confirmation of a plan of reorganization or liquidation that does not provide for treatment acceptable to the Lenders, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the Obligations and the Existing Obligations in full, in cash on the effective date of such plan;

(r)            the entry of an order by the Bankruptcy Court in favor of the statutory committee of unsecured creditors (the “Creditors’ Committee”), if any, appointed in the Bankruptcy Cases, any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the Agent or any of the Lenders, (ii) avoiding any liens held by the Agent or any of the Lenders, (iii) sustaining an objection to claims of the Existing Agent or any of the Existing RBL Lenders, or (iv) avoiding any liens held by the Existing Agent or any of the Existing RBL Lenders except as otherwise agreed by the Existing Agent in writing;

(s)            if (i) the Existing Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Existing Second Lien Credit Agreement to be senior or pari passu in priority to the liens securing the obligations under the Existing RBL Credit Agreement, (ii) the Borrower takes any action inconsistent with the terms of the Existing Intercreditor Agreement (other than in connection with an Approved Plan of Reorganization), (iii) any Person bound by the Existing Intercreditor Agreement takes any action inconsistent with the terms thereof and the Borrower shall fail to promptly take all commercially reasonable actions necessary to oppose such action or (iv) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Existing Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the Existing RBL Lenders;

(t)            reversal or modification of the Roll-Up Loans provided for hereunder by the Bankruptcy Court without Agent consent;

(u)           the failure of any Debtor to comply with the terms of the applicable DIP Order;

(v)           any Debtor shall (i) contest the validity or enforceability of the Orders or any Credit Document or deny that it has further liability thereunder or (ii) contest the validity or perfection of the liens and security interests securing the Loans;

(w)          any Debtor shall attempt to invalidate or otherwise impair the Loans or the liens granted to the Lenders under the Credit Documents;

(x)            the consensual use of prepetition cash collateral is terminated; or

(y)           entry of a final order by the Bankruptcy Court terminating the use of cash collateral.

11.6            ERISA.

(a)            Any ERISA Event shall occur or any Plan shall fail to satisfy the minimum funding standards under Section 412 of the Code required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Debtor or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b)            there results from any event or events set forth in clause (a) of this section the imposition of a Lien or a liability; and

(c)            such Lien or liability would be reasonably likely to have a Material Adverse Effect.

11.7            Guarantee. The Obligations Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Debtor shall deny or disaffirm in writing any such Guarantor’s obligations under the Obligations Guarantee.

11.8            Credit Documents. Any Credit Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Debtor shall deny or disaffirm in writing any grantor’s obligations under any Credit Document.

11.9            Judgments. One or more monetary judgments or decrees of a court of competent jurisdiction shall be entered against any Debtor involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Debtors (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within sixty (60) days after the entry thereof.

11.10            Change of Control. A Change of Control shall occur.

Upon the occurrence of and continuance of an Event of Default, subject in all respects to the Carve-Out, (i) the Agent may, and at the request of the Majority Lenders, shall (A) deliver a notice to the Borrower of the Event of Default, (B) declare the termination, reduction, or restriction of the Commitments, and thereupon the Commitments shall be terminated, reduced, or restricted immediately unless and until the Majority Lenders and the Agent shall reinstate the same in writing, (C) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Credit Party, (D) declare a termination, reduction or restriction on the ability of the Credit Parties to use any cash collateral, (E) terminate the DIP Facility, (F) charge the Default Rate under the DIP Facility and (G) exercise any right or remedy with respect to the Collateral or the Liens in favor of the Agent on behalf of the Lenders, or take any other action or exercise any other right or remedy permitted under the Credit Documents or applicable law, in each case without first obtaining relief from the Automatic Stay under Section 362 of the Bankruptcy Code (any such declaration, a “Termination Declaration”); provided, however, that in the case of the enforcement of Liens or other remedies with respect to the Collateral pursuant to clauses (F) or (G) above, the Agent shall provide the Debtors (with a copy to any counsel for the Creditors’ Committee appointed in the Bankruptcy Cases and to the United States Trustee) with five (5) Business Days’ prior written notice (such period, the “Enforcement Notice Period”) and file such notice on the docket in the Bankruptcy Cases (using the CM/ECF code for emergency), and (ii) during the Enforcement Notice Period, the Credit Parties and/or any Committee shall be permitted to request an emergency hearing before the Bankruptcy Court (which they shall seek on an expedited basis) prior to the conclusion of the Enforcement Notice Period solely to determine whether an Event of Default has occurred; provided, further, that in any such hearing following such notice, the only issue that may be raised by any party in opposition to the actions proposed or available to be taken by the Agent shall be whether, in fact, an Event of Default has occurred and is continuing, provided, further, that (1) if the Credit Parties seek an expedited emergency hearing within the Enforcement Notice Period, until such time the Bankruptcy Court has entered an order ruling on whether an Event of Default has occurred, the Agent shall not be permitted to exercise its rights and remedies with respect to the Collateral; provided, that during the Enforcement Notice Period the Debtors are permitted to use cash collateral solely in accordance with the Approved Budget (subject to the Variance Limit) and (2) if the Credit Parties and any Committee do not seek an expedited emergency hearing during the Enforcement Notice Period, the Agent shall be entitled to exercise all rights and remedies provided for herein or in the DIP Orders with respect to such Termination Declaration, including the right to foreclose on, or otherwise exercise its rights with respect to all or any portion of the Collateral, including by applying the proceeds thereof to the Obligations.

In addition, after the Enforcement Notice Period (unless the Bankruptcy Court has entered an order ruling that no Event of Default has occurred), subject in all respects to the Carve-Out, the Agent and the Lenders will have all other rights and remedies available at law and equity.

Any amount received by the Agent from any Debtor (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement shall be applied:

(i)            first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent (including fees, expenses and disbursement of counsel and financial advisors to the Agent);

(ii)           second, to the payment of all fees, indemnities, expenses and other amounts (other than principal and interest, Ordinary Course Settlement Payments and Termination Payments) payable to the Secured Parties (including fees, expenses, and disbursements of counsel to Lenders) ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii)          third, to accrued and unpaid interest on the Loans and Ordinary Course Settlement Payments owed to the relevant Secured Parties on the Obligations, ratably among such Secured Parties in proportion to the respective amounts described in this clause third payable to them;

(iv)          fourth, to unpaid principal of the New Money Loans, to any obligation to provide cash collateral in respect of undrawn Letters of Credit and to any Termination Payments owed to Secured Parties in respect of Lender Hedging Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause fourth payable to them;

(v)           fifth, to unpaid principal of the New Money Roll-Up Loans, ratably among the New Money Lenders in proportion to the respective amounts described in this clause fifth payable to them;

(vi)          sixth, to unpaid principal of the Incremental Roll-Up Loans, ratably among the New Money Lenders and Non-Participating Lenders in proportion to the respective amounts described in this clause fifth payable to them; and

(vii)        seventh, to any surplus then remaining, after all of the Obligations then due shall have been paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as the Bankruptcy Court or a court of competent jurisdiction may award.

Article XII
THE AGENT

12.1            Appointment. Each Lender (which, for the purposes of this Article includes each Letter of Credit Issuer) hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Credit Documents and irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 12.10, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth in the Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Credit Document or otherwise exist against the Agent.

12.2            Delegation of Duties. The Agent may execute any of its duties under the Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3            Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with any Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth in any Credit Document) (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE) or (ii) responsible in any manner to any Lender or any Participant for any recitals, statements, representations or warranties made by any Debtor or any officer thereof contained in any Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, any Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Debtor to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Debtor or any Affiliate thereof. The Agent shall not be under any obligation to any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Debtor.

12.4            Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; but the Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Article VI and Article VII on the Interim Facility Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender before the proposed Interim Facility Effective Date specifying its objection thereto.

12.5            Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders in accordance with the terms hereof; but unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

12.6            Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Debtor, shall be deemed to constitute any representation or warranty by the Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer acknowledges to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of each Debtor and made its own decision to make its credit extensions hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Debtor. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Debtor that may come into the possession of the Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7            [Reserved].

12.8            Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Debtors and without limiting the obligation of the Debtors to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Commitments, any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by the Agent under or in connection with any of the foregoing; but no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this section. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, any Credit Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower; but such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; but in no event shall this sentence require any Lender to indemnify the Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Agent gross negligence, bad faith or willful misconduct. The agreements in this section shall survive the payment of the Loans and all other amounts payable hereunder.

12.9            Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the any Debtor as though the Agent were not the Agent under the Credit Documents. With respect to the Loans made by it, the Agent shall have the same rights and powers under the Credit Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

12.10            Successor Agent. The Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. If the Agent becomes a Defaulting Lender, then such Agent may be removed as the Agent at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States but shall not, in any case, be a Defaulting Lender or an Affiliate of a Defaulting Lender. If, in the case of the resignation of the Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Agent gives notice of its resignation, then the Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents (if any), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations under the Credit Documents (if not already discharged therefrom as provided above in this section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation under the Credit Documents, the provisions of this Article (including Section 12.8) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.

Any resignation of any Person as Agent pursuant to this section shall also constitute its resignation as Letter of Credit Issuer (if applicable). Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations under the Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.11       Withholding Tax. To the extent required by any applicable Requirement of Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent (to the extent that the Agent has not already been reimbursed by any applicable Debtor and without limiting the obligation of any applicable Debtor to do so) fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document against any amount due to the Agent under this section. For the avoidance of doubt, for purposes of this section, the term “Lender” includes any Letter of Credit Issuer.

12.12       Security Documents and Guarantee. Each Secured Party hereby further authorizes the Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented (and, in the case of any automatic release of a Guarantor in accordance with Section 13.17, execute any documents or instruments that may be necessary or advisable to evidence such release).

12.13       Right to Realize on Collateral and Enforce Guarantee. Anything contained in any Credit Document to the contrary notwithstanding, the Borrower, the Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any Collateral or to enforce the Obligations Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and the Obligations Guarantee may be exercised solely by the Agent, and (b) in the event of a foreclosure by the Agent on any Collateral pursuant to a public or private sale or other Disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any Obligation as a credit on account of the purchase price for any Collateral payable by the Agent at such Disposition.

12.14       Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law relative to any Debtor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Article XIII
MISCELLANEOUS

13.1         Amendments, Waivers and Releases. Except as expressly set forth in the applicable Credit Document, no Credit Document, nor any terms thereof, may be amended, supplemented or modified except in accordance with the provisions of this section. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent shall, from time to time, (a) enter into with the relevant Debtor or Debtors written amendments, supplements or modifications to the Credit Documents or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Agent, as the case may be, may specify in such instrument, any requirement of any Credit Document or any Default or Event of Default and its consequences; but each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive or reduce any portion, or extend the date for the payment, of any Loan or reduce the stated rate (subject to Section 2.10(d) and it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(d)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or increase the amount of the Commitment of any Lender, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender, directly and adversely affected thereby; provided that only consent of the Agent and the Majority Lenders shall be necessary to extend the Termination Date (other than with respect to the Scheduled Maturity Date, which shall require consent of the Agent and the New Money Lenders);

(ii)            amend, modify or waive any provision of this section, or amend or modify any provision of Section 5.1(d)(A), Section 5.3 or Section 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders” consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Article XI or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)           amend, modify or waive any provision of Article XII without the written consent of the then-current Agent, as applicable, or any other former Agent to whom Article XII then applies in a manner that directly and adversely affects such Person,

(iv)           amend, modify or waive any provision of Article III with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Article III then applies in a manner that directly and adversely affects such Person;

(v)            [Reserved];

(vi)           release all or substantially all of the value of the Obligations Guarantee (except as expressly permitted by the Obligations Guarantee or this Agreement) without the prior written consent of each Lender (other than any Non-Participating Lender);

(vii)          release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender (other than any Non-Participating Lender);

(viii)         amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender (other than any Non-Participating Lender) directly and adversely affected thereby;

(ix)            [Reserved];

(x)             affect the rights or duties of, or any fees or other amounts payable to the Agent under any Credit Document without the prior written consent of the Agent;

(xi)            amend, modify or waive any provision of Article VII without the written consent of the Majority Lenders;

provided, further, that any provision of any Credit Document may be amended by an agreement in writing entered into by the Borrower and the Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior notice thereof and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights under the Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

13.2         Notices. Unless otherwise expressly provided herein, all notices and other communications provided for under any Credit Document shall be in writing (including by facsimile or email transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to the Borrower, the Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Agent Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Agent and the Letter of Credit Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; but notices and other communications to the Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4         Survival of Representations and Warranties. All representations and warranties made in the Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses; Indemnification. The Borrower agrees:

(a)            to pay or reimburse (or to cause the Debtors to pay or reimburse) the Agent for all of its reasonable and documented out-of-pocket costs and expenses (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Agent (which is Sidley Austin LLP as of the Interim Facility Effective Date), additional specialist counsel as applicable (limited to one firm of specialist counsel to the Agent per specialty), and one outside counsel in each appropriate local jurisdiction), including the fees of RPA Advisors, LLC and Houlihan Lokey Capital, Inc. incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, the Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions, including all restructuring matters related to the Debtors,

(b)            to pay or reimburse the Agent and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Credit Documents and any such other documents, including in the course of any work-out or restructuring the Loans (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel upon written notice to the Borrower and the Agent) and additional specialist counsel as applicable (limited to one firm of specialist counsel for all such Persons, taken as a whole, per specialty), and one outside counsel in each appropriate local jurisdiction), including the fees and expenses of a financial advisor, limited to reasonable and documented fees, disbursements and other charges of one financial advisor to the Agent,

(c)            to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Agent from, any and all recording and filing fees, and

(d)            to pay (or to cause the Debtors to pay), indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own outside counsel)), with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified Person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any Subsidiary or any Oil and Gas Property (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); but the Borrower shall have no obligation hereunder to the Agent, any Letter of Credit Issuer or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, LETTER OF CREDIT ISSUER AND THE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this section, nor the Borrower or any Subsidiary, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including any loss of profits, business or anticipated savings) relating to any Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Interim Facility Effective Date); but the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this section shall be paid within fifteen (15) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this section shall survive repayment of the Loans and all other amounts payable hereunder. Other than with respect to Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, this section shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5. For the avoidance of doubt, the Borrower shall not be obligated under this section with respect to any allocated costs of in-house counsel.

13.6         Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit and any Affiliate of any Lender that makes a Loan), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section; provided that any such assignment must comply with any restrictions on assignments pursuant to the Restructuring Support Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit and any Affiliate of any Lender that makes a Loan), Participants (to the extent provided in Section 13.6(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than an assignee that is not a bank, investment bank, insurance company, mutual fund or other institutional lender, as such terms are used in the Indentures) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it, it being understood that any New Money Lender may assign any of its New Money Loans, New Money Roll-Up Loans or Incremental Roll-Up Loans independently of all other Classes of Loans hereunder) with the prior written consent of:

(A)            the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); but no consent of the Borrower shall be required if (x) an Event of Default has occurred and is continuing or (y) such assignments are to the other Lenders or Affiliates with respect to a Lender;

(B)            the Agent and, in the case of an assignment of New Money Loans or Commitments, each Letter of Credit Issuer (such consent not to be unreasonably withheld, conditioned or delayed); but no consent of the Agent or a Letter of Credit Issuer shall be required if such assignment is to a Person that is a Lender or an Affiliate of a Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Class of Loans, (1) the amount of the Commitment or Class of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Class of Loans of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer (in the case of New Money Loans), and the Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); but no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; but the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Agent an Agent Questionnaire.

(iii)            Subject to acceptance and recording thereof pursuant to Section 13.6(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(c).

(iv)            The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Agent, the Lenders and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuers and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Agent Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b) (unless waived) and any written consent to such assignment required by Section 13.6(b), the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. The parties hereto agree and intend that the obligations under this Agreement shall be treated as being in “registered form” for the purposes of the Code (including Code Sections 163(f), 871(h)(2) and 881(c)(2)), and the Register and the Participant Register shall be maintained in accordance with such intention.

(c)

(i)            Any Lender may, without the consent of the Borrower, the Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities other than an Ineligible Person (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); but (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any such participation must comply with any restrictions on participations pursuant to the Restructuring Support Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of any Credit Document; but such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 13.1 that affects such Participant; but the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”. Subject to Section 13.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b), including the requirements of clauses (e), (f) and (i) of Section 5.4). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(a) as though it were a Lender if such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); but the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)            Any Lender may, without the consent of the Borrower, the Agent or the Letter of Credit Issuers at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this section shall not apply to any such pledge or assignment of a security interest; but no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates before becoming a party to this Agreement.

(f)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7         Replacement of Lenders under Certain Circumstances.

(a)            The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii). and as a result thereof any of the actions described in such Section is required to be taken, (iii) becomes a Defaulting Lender, (iv) does not consent to any waiver or amendment desired by the Borrower requiring the consent of all Lenders, all Lenders directly affected thereby or the Required Lenders (so long as the Majority Lenders have consented thereto), or (v) has failed to fund Loans, participations in Letters of Credit or has made a notification or public statement that it does not intend or expect to comply with its funding obligations hereunder, in each case as a result of its determination that a condition precedent to funding has not or cannot be satisfied pursuant to the definition of “Lender Default”, in each case, with a replacement bank, lending institution or other financial institution, if (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be owing to such replaced Lender before the date of replacement, (D) the replacement bank or institution shall be subject to the consent of the Agent, and the Letter of Credit Issuers (to the extent the consent of such Person would be required if an assignment were being made to such replacement bank or institution under Section 13.6(b)), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (but the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender.

(b)            Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8         Adjustments; Set-off.

(a)            If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letters of Credit held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than such Benefited Lender is entitled to pursuant to the Credit Documents (pursuant to the payment priorities set forth in the last paragraph of Article XI) with respect to any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; but (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by any Debtor pursuant to and in accordance with the express terms of the Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or Participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Debtor consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Debtor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Debtor in the amount of such participation.

(b)            After the occurrence and during the continuance of an Event of Default, but subject to the Enforcement Notice Period, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender, and each Affiliate of such Lender, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or such Affiliate of such Lender, or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Debtors, if applicable) and the Agent after any such set-off and application made by such Lender or such Affiliate of such Lender; but the failure to give such notice shall not affect the validity of such set-off and application.

13.9            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement, any other Credit Document and the Transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, in respect of documents to be signed by entities established within the European Union, the Electronic Signature qualifies as a “qualified electronic signature” within the meaning of the Regulation (EU) n°910/2014 of the European parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transaction in the internal market as amended from time to time.

13.10       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration. The Credit Documents represent the agreement of the Debtors, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Debtors, the Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to in the Credit Documents.

13.12       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

13.13       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, the Letter OF CREDIT ISSUER, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court and if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of Texas sitting in HOUSTON, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent, any Lender or the Letter of Credit Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other DEBTOR or its properties in the courts of any jurisdiction;

(b)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Agent shall have been notified pursuant to Section 13.2;

(c)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(d)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this section any special, exemplary, punitive or consequential damages; and

(e)            agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14       Acknowledgments. Each Debtor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of the Credit Documents;

(b)            (i) the DIP Facility and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification of any Credit Document) are an arm’s-length commercial transaction between the Debtors, on the one hand, and the Agent and the Lenders, on the other hand, and the Debtors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to any Transaction, each of the Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Debtor or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Debtor with respect to any Transaction or the process leading thereto, including with respect to any amendment, waiver or other modification of any Credit Document (irrespective of whether the Agent or any Lender has advised or is currently advising any Debtor or their respective Affiliates on other matters) and none of the Agent or any Lender has any obligation to any Debtor or their respective Affiliates with respect to the Transactions, in each case, except those obligations expressly set forth in the Credit Documents; (iv) the Debtors and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) the Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any Transaction (including any amendment, waiver or other modification of any Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)            no joint venture is created by the Credit Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15            WAIVERS OF JURY TRIAL.     THE BORROWER, THE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16            Confidentiality. The Agent and each Lender shall hold all information furnished by or on behalf of the Borrower or any Subsidiary other than any such information that is available to such Person on a nonconfidential basis before disclosure by the Borrower or any such Subsidiary (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to such Person’s Affiliates and the directors, officers, employees, attorneys, professional advisors, independent auditors, trustees and agents of such Person or such Person’s Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information, are instructed to keep such Confidential Information confidential and agree to keep such Confidential Information confidential on the same terms as provided herein), (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof purporting (on a reasonable basis, as determined by such Person) to have jurisdiction over such Person or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto, (d) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or to any credit insurance provider related to the Borrower and its Obligations, (f) with the consent of the Borrower, and (g) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this section, or (y) becomes available to any Lender, the Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof (unless such Lender, such Agent or such Affiliate has actual knowledge that such source owes an obligation of confidence to the Borrower or any Subsidiary thereof with respect to such Confidential Information); but unless specifically prohibited by applicable Requirements of Law, each Lender and the Agent shall notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Person for Confidential Information by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) before disclosure of such Confidential Information; provided, further, that in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; provided, further, that, at any time after the Borrower has filed this Agreement with the SEC, the Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of the Credit Documents and the Commitments.

13.17            Release of Collateral and Guarantee Obligations; Disavowal of Liens.

(a)            The Secured Parties hereby irrevocably agree that the Liens granted to the Agent by the Debtors on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Debtor, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Debtor upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Debtor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Obligations Guarantee and (vi) as required by the Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Debtors in respect of) all interests retained by the Debtors, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral to the extent required by the applicable Credit Documents, except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Secured Parties hereby irrevocably agree that any Guarantor shall be automatically released from the Obligations Guarantee in respect of the DIP Facility upon consummation of any transaction permitted hereunder resulting in such Guarantor no longer being a Subsidiary of the Borrower. Upon any such release, any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b)            Notwithstanding anything to the contrary contained in any Credit Document, upon the Facility Termination, all security interests and Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged as contemplated by the Intercreditor Agreement, and the Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, but such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)            If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Agent and disclaim any benefit of such security interest to the extent of such illegality; but such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

13.18            USA PATRIOT Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Debtor, which information includes the name and address of each Debtor and other information that will allow the Agent and such Lender to identify each Debtor in accordance with the PATRIOT Act.

13.19            Payments Set Aside. To the extent that any payment made by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20            Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any monetary Obligation is rescinded or must otherwise be restored or returned by the Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21            Disposition of Proceeds. If executed and delivered, any Security Document may contain an assignment by the applicable Debtor unto and in favor of the Agent for the benefit of the Secured Parties of all of such Debtor’s interest in and to its as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Collateral covered thereby. If executed and delivered, the Security Documents may further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, unless an Event of Default is continuing, (a) the Agent and the Secured Parties agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Agent or any other Secured Party, and all such proceeds shall be permitted to be paid to the Borrower and its Subsidiaries, and (b) the Secured Parties hereby authorize the Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22            Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Hedge Bank under any Hedge Agreement giving rise to Lender Hedging Obligations, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements; but, with respect to any Hedge Agreement that remains secured after the Hedge Bank thereto is no longer a Lender or an Affiliate of a Lender, the provisions of Article XII shall also continue to apply to such Hedge Bank in consideration of its benefits hereunder and each such Hedge Bank shall, if requested by the Agent, promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to evidence the continued applicability of the provisions of Article XII. No Person shall have any voting rights under any Credit Document solely as a result of the existence of Lender Hedging Obligations.

13.23            Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.24            Joinder of Subsidiaries. Upon the execution and delivery by a Subsidiary and the Agent of a Joinder Agreement, and delivery to the Agent of such other security agreements, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Agent, such Subsidiary shall become a Guarantor hereunder, with the same force and effect as if originally named as such herein, and without the consent of any other party hereto. The rights and obligations of each Credit Party hereunder and under the other Credit Documents shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

13.25            Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 13.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XIV
OBLIGATIONS GUARANTEE

14.1            Guarantee. Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Agent, the Lenders, the Letter of Credit Issuers and the other Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all reasonable and documented costs and expenses including, without limitation, all court costs and out-of-pocket attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent, the Letter of Credit Issuers and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Guarantor will not apply to any Lender Hedging Obligation if and to the extent that it would be unlawful for such Guarantor to guarantee such Lender Hedging Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason (and after giving effect to the guarantees by the other Guarantors of the Obligations of such Guarantor) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such Lender Hedging Obligation. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Obligations Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

14.2            Guarantee of Payment. This Obligations Guarantee is a guarantee of payment and not of collection. Each Guarantor waives any right to require the Agent, any Letter of Credit Issuer, any Lender or any other Secured Party to sue the Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

14.3            No Discharge or Diminishment of Obligations Guarantee.

(a)            Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Obligated Party, the Agent, any Letter of Credit Issuer, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)            The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Letter of Credit Issuer, any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Letter of Credit Issuer, any Lender or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

14.4            Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Obligations Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

14.5            Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Borrower and the Guarantors have fully performed all their obligations to the Agent, the Letter of Credit Issuers, the Lenders and the other Secured Parties.

14.6            Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Obligations Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the Letter of Credit Issuers, the Lenders or the other Secured Parties are in possession of this Obligations Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Agent.

14.7            Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Obligations Guarantee, and agrees that none of the Agent, any Letter of Credit Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

14.8            [Reserved].

14.9            Maximum Liability. The provisions of this Obligations Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Obligations Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Obligations Guarantee, then, notwithstanding any other provision of this Obligations Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Obligations Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

14.10            Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Obligations Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Obligations Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Obligations Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agent, the Letter of Credit Issuers, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

14.11            Representations and Warranties. Each Guarantor hereby represents and warrants to the Agent and each Lender that:

(a)            the representations and warranties set forth in Article VIII as they relate to such Guarantor or to the Credit Documents to which such Guarantor is a party are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this clause, be deemed to be a reference to such Guarantor’s knowledge.

(b)            on the date hereof, the correct legal name of such Guarantor, all names and trade names that such Guarantor has used in the last five (5) years, such Guarantor’s jurisdiction of organization and each jurisdiction of organization of such Guarantor over the last five (5) years, organizational number, tax payor identification number, and the location(s) of such Guarantor’s chief executive office or sole place of business over the last five years are specified on Schedule 14.11.

(c)            the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the other Guarantors are engaged in related businesses. Each Guarantor agrees that it shall benefit, directly or indirectly, from the transactions contemplated by this Agreement; and it has determined that this Obligations Guarantee is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

14.12            Subordination of Indebtedness.

(a)            Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to the Borrower or any other Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any other obligor in respect thereof any amount upon the Guarantor Claims.

(b)            Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor, the Agent on behalf of the Agent and the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Agent for the benefit of the Agent and the Secured Parties for application against the Obligations as provided under Article XI hereof. Should any Agent or Secured Party receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment in full in cash of the Obligations, the expiration of all Letters of Credit outstanding under the Credit Agreement and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Agent and the Secured Parties to the extent that such payments to the Agent and the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Agent and the Secured Parties had not received dividends or payments upon the Guarantor Claims.

(c)            Payments Held in Trust. In the event that, notwithstanding clauses (a) and (b) above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such clauses, then it agrees: (i) to hold in trust for the Agent and the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (ii) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, for the benefit of the Secured Parties; and each Guarantor covenants promptly to pay the same to the Agent.

(d)            Liens Subordinate. Each Guarantor agrees that, until the Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the termination of all of the Commitments, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Agent or any Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Agent, no Guarantor, during the period in which any of the Obligations are outstanding or the Commitments are in effect, shall (i) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien securing payment of the Guarantor Claims held by it.

(e)            Notation of Records. Upon the reasonable request of the Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Obligations Guarantee.

14.13            Other Terms.

(a)            Notices. All notices and other communications to any Guarantor shall be given in the manner and subject to the terms of Section 13.2; provided that each Guarantor acknowledges and agrees that any such notice, request or demand to or upon any Guarantor by the Agent, the Lenders or any other Secured Party may be addressed to the Borrower and any notice provided to the Borrower hereunder shall constitute notice to each Guarantor on the date received by the Borrower in accordance with Section 13.2.

(b)            Indemnities, Etc.

(i)            [Reserved].

(ii)            Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Obligations Guarantee to the extent the Borrower would be required to do so pursuant to Section 13.5 hereof. Notwithstanding the foregoing, the preceding sentence shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Acknowledgments. Each Guarantor hereby acknowledges that:

(i)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement, including the Obligations Guarantee and the other Credit Documents to which it is a party;

(ii)            neither the Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Guarantors, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)            no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

(iv)            each Guarantor specifically agrees that it has a duty to read this Agreement, the Security Documents and the other Credit Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Documents and the other Credit Documents; that it has in fact read this Agreement, the Security Documents and the other Credit Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its entry of this Agreement and the Security Documents; and has received the advice of its attorney in entering into this Agreement and the Security Documents; and that it recognizes that certain of the terms of this Agreement and the Security Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

CHESAPEAKE ENERGY CORPORATION,
as a debtor and debtor-in-possession

By:
Name: Domenic J. Dell’Osso, Jr.
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

GUARANTORS:

CHESAPEAKE AEZ EXPLORATION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE E&P HOLDING, L.L.C.
CHESAPEAKE ENERGY LOUISIANA, LLC
CHESAPEAKE ENERGY MARKETING, L.L.C.
CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.
CHESAPEAKE NG VENTURES CORPORATION
CHESAPEAKE OPERATING, L.L.C., on behalf of itself and as general partner of
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE PLAINS, LLC
CHESAPEAKE ROYALTY, L.L.C.
CHESAPEAKE VRT, L.L.C.
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.
CHK ENERGY HOLDINGS, INC.
CHK NGV LEASING COMPANY, L.L.C.
CHK UTICA, L.L.C.
COMPASS MANUFACTURING, L.L.C.
EMLP, L.L.C., on behalf of itself and as the general partner of
EMPRESS LOUISIANA PROPERTIES, L.P.
EMPRESS, L.L.C.
GSF, L.L.C.
MC LOUISIANA MINERALS, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.
NOMAC SERVICES, L.L.C.
NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.
SPARKS DRIVE SWD, INC.
WINTER MOON ENERGY CORPORATION
BRAZOS VALLEY LONGHORN FINANCE CORP.
BRAZOS VALLEY LONGHORN, L.L.C.
BURLESON SAND LLC
BURLESON WATER RESOURCES, LLC
ESQUISTO RESOURCES II, LLC
PETROMAX E&P BURLESON, LLC
WHE ACQCO., LLC
WHR EAGLE FORD LLC
WILDHORSE RESOURCES II, LLC
WILDHORSE RESOURCES MANAGEMENT COMPANY, LLC, each as a debtor and debtor-in-possession

By:

Name: Domenic J. Dell’Osso, Jr.

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

MUFG UNION BANK, NA.,
as Agent and Lender

By:
Name:
Title:

[OTHERS TBD],
as Lender

By:
Name:
Title:

[Signature Page to Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date] 1

MUFG Union Bank, N.A.

as Agent

Re:	Chesapeake Energy Corporation Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MUFG Union Bank, N.A., as administrative agent and collateral agent, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the DIP Credit Agreement).

The Borrower hereby requests that a Borrowing be extended as follows:

(i)            Requested Borrowing is to consist of [ABR Loans][LIBOR Loans]

(ii)            Aggregate amount of the requested Borrowing is $[                   ];

(iii)           Date of such Borrowing is [                   ], 20[    ];

(iv)           In the case of a Borrowing of LIBOR Loans, the initial Interest Period applicable thereto is [                   ];2

1 Date of Notice of Borrowing: To be submitted (A) in the case of any LIBOR Loans to be made on the Interim Facility Effective Date, before 1:00 p.m. at least two Business Days’ prior to the Interim Facility Effective Date; (B) in the case of any LIBOR Loans to be made after the Interim Facility Effective Date, before 1:00 p.m. at least three Business Days’ prior to the Borrowing of such LIBOR Loans; or (C) in the case of any ABR Loans, before 1:00 p.m. one Business Day prior to date of the Borrowing of such ABR Loans. All of the foregoing times are New York time.

2 If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

A-1

(v)            Location and number of the account to which funds are to be disbursed is as follows:

[                        ]

[                        ]

[                        ]

[                        ]

[                        ]

The undersigned, being an Authorized Officer of the Borrower, hereby certifies that the proceeds of such Borrowing shall be used in accordance with the Approved Budget.

[Remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

Chesapeake Energy Corporation

By:
Name:
Title:

Signature Page

Chesapeake Energy Corporation

Notice of Borrowing

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Date] 3

MUFG Union Bank, N.A.,

as Agent [and a Letter of Credit Issuer]

[[Letter of Credit Issuer Name],

as a Letter of Credit Issuer]4

Re:	Chesapeake Energy Corporation Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MUFG Union Bank, N.A., as administrative agent and collateral agent, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the DIP Credit Agreement).

The Borrower hereby requests that a Letter of Credit be issued by the Letter of Credit Issuer addressed in this Letter of Credit Request:

(i)            on [insert date of requested issuance]

(ii)           in the aggregate Stated Amount of $[_________];

(iii)          in favor of [insert name and address of beneficiary];

(iv)         which expires on [insert date at least five Business Days prior to Scheduled Maturity Date (unless a later expiration date is agreed upon by the Letter of Credit Issuer)];

(v)          which automatically renews for [__]-month periods; and

(vi)         which specifies that a drawing may be made only in the event of the occurrence of the following conditions: [insert drawing conditions]

The undersigned hereby agrees that the Letter of Credit Issuer is expressly authorized to make such changes from the form of this Letter of Credit Request as the Letter of Credit Issuer in its reasonable discretion may deem advisable, provided no such changes shall vary the principal terms hereof.

1Date of Letter of Credit Request (before 1:00 p.m. (New York time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Agent and the Letter of Credit Issuer).

2 Insert appropriate Letter of Credit Issuer.

[Remainder of page intentionally left blank; signature page follows]

Signature Page

Chesapeake Energy Corporation

Letter of Credit Request

B-1

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the day and year first above written.

chesapeake Energy Corporation

By:
Name:
Title:

Signature Page

Chesapeake Energy Corporation

Letter of Credit Request

EXHIBIT C

FORM OF CLOSING CERTIFICATE

[●], 2020

Reference is made to Section 6.1(f) of that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto, MUFG Union Bank, N.A., as administrative agent and collateral agent, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the DIP Credit Agreement).

The undersigned, [ ], the [ ] of the Borrower, solely in his capacity as such and not individually, hereby certifies that, as of the date hereof and immediately after giving effect to the consummation of the Transactions:

(a)            All representations and warranties made by the Debtors in the Credit Documents are, to my knowledge, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date).

(b)            No Default or Event of Default has occurred and is continuing.

(c)            To my knowledge, no Material Adverse Effect has occurred since June [27], 2020.

[Remainder of page intentionally left blank; signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Closing Certificate as of the date first set forth above.

By:
Name:
Title:

Signature Page

Chesapeake Energy Corporation

Closing Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the DIP Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases, assumes and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions, the Restructuring Support Agreement (as defined in the DIP Credit Agreement) and the DIP Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the DIP Credit Agreement and any other documents or instruments delivered pursuant thereto that represent the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether know or unknown, arising under or in connection with the DIP Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the DIP Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________

3.	Borrower:	Chesapeake Energy Corporation, an Oklahoma corporation

4.	Agent:	MUFG Union Bank, N.A., as administrative agent and collateral agent under the DIP Credit Agreement (as defined below).

5.	DIP Credit Agreement:	Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the lenders from time to time party thereto (each, a “Lender”), the Agent, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the DIP Credit Agreement).

D-1

6.	Assigned Interest:

Total Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Total Commitment/Loans[2]
$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[_________________]	[_________________]

1 (1) The amount of the Commitment or Class of Loans of the assigning Lender being assigned pursuant to this Assignment shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to this Assignment, the amount of the remaining Commitment or Class of Loans of the assigning Lender (determined as of the date this Assignment is delivered to the Agent) shall not be less than $5,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer (in the case of New Money Loans) and the Agent otherwise consents (which consents shall not be unreasonably withheld or delayed).

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Remainder of page intentionally left blank; signature page follows]

D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

Name:
Title:

Signature Page

Chesapeake Energy Corporation

Assignment and Acceptance Agreement

[Consented to and ]1 Accepted by:

MUFG UNION BANK, N.A., as Agent

By:

Name:
Title:

[Consented to by:

MUFG Union Bank, N.A., as Letter of Credit Issuer

By:

Name:
Title:

Consented to by:

[●],

as Letter of Credit Issuer

By:

Name:
Title: ] [2]

Consented to by:

[●], as New Money Lender

By:

Name:
Title:

1 Include or exclude bracketed language as necessary to comply with consent requirements set forth in Section 13.6(b) of the DIP Credit Agreement.

2 Include if consents of the Letter of Credit Issuers are required pursuant to Section 13.6(b) of the DIP Credit Agreement.

Signature Page

Chesapeake Energy Corporation

Assignment and Acceptance Agreement

[Consented to by:

chesapeake Energy Corporation

By:

Name:
Title: ][3]

3 Include if consent of the Borrower is required pursuant to Section 13.6(b) of the DIP Credit Agreement.

Signature Page

Chesapeake Energy Corporation

Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.

1.1.            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the DIP Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.            Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the DIP Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6 of the DIP Credit Agreement (subject to such consents, if any, as may be required thereunder) and the Restructuring Support Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the DIP Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decisions to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the DIP Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (vii) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the DIP Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

3.            General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT E

FORM OF PROMISSORY NOTE

New York, New York

[●], 2020

FOR VALUE RECEIVED, the undersigned, Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), hereby unconditionally promises to pay to [__________] or its registered assigns (the “Lender”), at the Agent’s Office or at such other place as the Agent shall have specified for such purpose by notice to the Borrower, in Dollars and in immediately available funds, in accordance with the DIP Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the DIP Credit Agreement) on the Termination Date, the aggregate unpaid principal amount, if any, of all Loans made by the Lender to the Borrower. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the DIP Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 2.5(e) of that Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), among the Borrower, the lenders from time to time party thereto, MUFG UNION BANK, N.A., as administrative agent and collateral agent, and each other Letter of Credit Issuer from time to time party thereto.

This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the DIP Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as and to the extent provided therein and in the other Credit Documents. The Loans evidenced hereby are, in each case, subject to prepayment prior to the Scheduled Maturity Date, in whole or in part, as provided in the DIP Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

E-1

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the DIP Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the DIP Credit Agreement.

[Remainder of page intentionally left blank]

E-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Chesapeake Energy Corporation

By:

Name:
Title:

EXHIBIT B

EXIT RBL CREDIT FACILITY TERM SHEET

[Attached]

[Exhibit B – Cover Page]

Execution Version

EXHIBIT B

RBL Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the RBL Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits C or D (including the Annexes hereto and thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

PARTIES

Borrower:	Chesapeake Energy Corporation (the “Borrower”).

Guarantors:	All obligations of the Borrower under the RBL Facility (as defined below) and, at the Borrower’s option, under any treasury management agreement (a “Secured Treasury Management Agreement”) or any currency, interest rate protection or other hedging agreement (a “Secured Hedging Agreement”, which Secured Treasury Management Agreements and Secured Hedging Agreements shall have the same payment priority as the Tranche A RBL Loans described below), in each case entered into by the Borrower with the Administrative Agent, an RBL Lender (as defined below) or any person that is an affiliate of the Administrative Agent or an RBL Lender at the time the relevant transaction is entered into (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by each of the Borrower’s wholly-owned Restricted Subsidiaries other than:

	(a)	immaterial subsidiaries subject to thresholds to be agreed (“Immaterial Subsidiaries”),

	(b)	any subsidiary that is prohibited by law, regulation or contractual obligation from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty, and

	(c)	solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act

(the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Term Sheet – RBL Facility

Exhibit B – Page 1

For purposes of the RBL Credit Documentation (as defined below), “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Lead Arranger and Bookrunner:	MUFG Union Bank, N.A. will act as lead arranger and bookrunner for the RBL Facility (in such capacity, the “RBL Lead Arranger”).

Joint Lead Arrangers and Joint Bookrunners	Bank of America, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., and Royal Bank of Canada will act as joint lead arrangers and joint bookrunners for the RBL Facility.

Administrative Agent and Collateral Agent:	MUFG Union Bank, N.A. will act as the sole and exclusive administrative agent and collateral agent for the RBL Lenders referred to below (in such capacities, the “RBL Agent”).

RBL Lenders:	Holders of Revolving Credit Facility Claims and DIP Claims (as defined in the Restructuring Support Agreement) or one or more of their designated affiliates (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “RBL Lenders”).
Prepetition Credit Facility

Borrower:	Chesapeake Energy Corporation.

Prepetition Credit Agreement	Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, supplemented, and otherwise modified from time to time), among the Borrower, the lenders party thereto and MUFG Union Bank, N.A., as the administrative agent thereunder (the “Prepetition Credit Agreement” and the credit facility provided thereunder, the “Prepetition Credit Facility”).
RBL Facility
Type and Amount:

A revolving reserve-based loan facility (the “RBL Facility”) in an initial aggregate principal amount of $1.75 billion (the loans thereunder, irrespective of tranche (as described below), the “RBL Loans”). The RBL Facility shall consist of two tranches of RBL Loans:

Tranche A RBL Exit Facility Loans (the “Tranche A RBL Loans”, and the commitments under the RBL Facility to make such Tranche A RBL Loans, the “RBL Tranche A Commitments”), in an amount equal to $[●], which Tranche A RBL Loans (i) will be partially funded on the Closing Date, (ii) will have a scheduled maturity of 3 years from the Closing Date, (iii) shall at all times be repaid prior to the repayment of any Tranche B RBL Loans and (iv) shall be fully revolving.

Tranche B RBL Exit Facility Loans (the “Tranche B RBL Loans”) in an amount equal to $[●], which Tranche B RBL Loans (i) will be fully funded on the Closing Date, (ii) will have a maturity of 4 years from the Closing Date, (iii) will be prepaid or repaid only after no Tranche A RBL Loans remain outstanding, and (iv) once so prepaid or repaid, may not be reborrowed.

Amounts funded (or Letters of Credit issued) under the RBL Facility will be available in U.S. dollars.

Term Sheet – RBL Facility

Exhibit B – Page 2

Availability:

The Tranche A RBL Loans shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolving Maturity Date (as defined below); provided that no more than $1.25 billion will be funded under the RBL Facility on the Closing Date to fund a portion of the Restructuring Transactions. The full amount of the RBL Facility shall be available for same-day ABR borrowings to the extent borrowing requests are received by 11am Eastern time.

At all times, availability under the RBL Facility shall be equal to the lesser of the aggregate RBL Tranche A Commitments and the amount by which the then effective Borrowing Base exceeds the Credit Facilities Total Outstandings.

The “RBL Total Outstandings” means, at any time, the aggregate principal amount of RBL Loans (whether Tranche A RBL Loans or Tranche B RBL Loans) then outstanding plus the aggregate stated amount of all issued Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

The “Credit Facilities Total Outstandings” mean the RBL Total Outstandings plus the outstanding FLLO Term Loans.

Maturity:

The RBL Tranche A Commitments shall terminate and all Tranche A RBL Loans will mature on the date that is three (3) years after the Closing Date (the “RBL Tranche A Termination Date”).

The Tranche B RBL Loans will mature on the date that is four (4) years after the Closing Date (the “RBL Tranche B Termination Date”).

Borrowing Base:	The RBL Facility shall be subject to the borrowing base described below (it being understood that the Borrowing Base under the RBL Facility is intended to encompass both the RBL Facility and the FLLO Term Loans and that, at any time that the FLLO Term Loans cease to be secured debt, the Borrowing Base will be automatically reduced to the amount of the RBL Facility portion of the Borrowing Base at such time). The borrowing base for the RBL Facility (the “Borrowing Base”), at any time, shall be based on the aggregate present value, discounted at 10% per annum, of (i) the proved oil and gas reserves of the Loan Parties located within the geographic boundaries of the United States included in the most recent Reserve Report (as defined below) delivered to the RBL Agent (such properties, the “Borrowing Base Properties”) and (ii) any hedge positions existing at the time of such redetermination, in each case utilizing the RBL Agent’s then current internal bank price deck and approved by the RBL Lenders as provided below.

Term Sheet – RBL Facility

Exhibit B – Page 3

The initial borrowing base for the RBL Facility will be $2.5 billion from the date of the initial borrowing under the RBL Facility (the “Closing Date”) until, subject to the rights of optional redetermination and the other adjustments provided for herein, the next redetermination date (provided, that the Required RBL Lenders will confirm the amount of this initial Borrowing Base (or provide a new initial Borrowing Base amount) prior to the Closing Date based on the Initial Reserve Report in a manner substantially similar to the redetermination process described below).

The Borrowing Base shall be re-determined semi-annually on or about (i) the date that is six months from the Closing Date (the “First Scheduled Redetermination”)and (ii) thereafter, each May 1 and October 1 to occur after the Closing Date, beginning on the first such date to occur after the redetermination described in clause (i), based upon (i) a reserve report prepared as of the immediately preceding January 1 and July 1, respectively, and other related information, and delivered on or before April 1 and September 1, respectively and/or (ii) other engineering data reasonably acceptable to the RBL Agent (each such report or other engineering data, a “Reserve Report”) and other related information. Each April 1 Reserve Report shall be prepared by an Approved Petroleum Engineer (as defined below) as to 80% by volumes of the Borrowing Base Properties covered thereby, with the balance prepared by or under the supervision of the Borrower’s chief engineer. Each August 1 Reserve Report (and any Reserve Report delivered in connection with any unscheduled redetermination) may be prepared internally by petroleum engineers who are employees of the Borrower or its affiliates. The Borrowing Base shall be calculated and proposed by the RBL Agent on behalf of the Required RBL Lenders in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time and as specified in the RBL Credit Documentation (as defined below) and approved by the Required RBL Lenders or all of the RBL Lenders, as the case may be. The RBL Agent shall notify the Lenders of the RBL Agent’s proposed amount of the redetermined Borrowing Base after the RBL Agent has received complete engineering reports from the Borrower and has had a reasonable opportunity to determine the proposed Borrowing Base.

“Approved Petroleum Engineer” means any of (a) Schlumberger N.V., (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., (e) LaRoche Petroleum Consultants, Ltd. and (f) any other independent engineer chosen by the Borrower and reasonably acceptable to the RBL Agent.

Term Sheet – RBL Facility

Exhibit B – Page 4

Unscheduled redeterminations of the Borrowing Base may be made (a) following the First Scheduled Redetermination date at the request of the Required RBL Lenders not more than once between any two scheduled redeterminations and (b) at any time (including prior to the First Scheduled Redetermination date as described above) by the Borrower.

In addition to the foregoing, after the Closing Date, the Borrowing Base shall be subject to automatic reductions between redeterminations in connection with:

(i) sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments) of Borrowing Base Properties and early monetization or early termination of any hedge positions existing at the time of the last redetermination date and relied on by the RBL Lenders in determining the Borrowing Base since the later of (A) the last redetermination date and (B) the last adjustment made pursuant to this clause (i), with an aggregate Borrowing Base value and Hedge PV (as defined below) with respect to all such Borrowing Base Properties sold or otherwise disposed of and hedge positions monetized or terminated early exceeding 5.0% of the Borrowing Base then in effect (after giving effect to any hedge agreements entered into (1) contemporaneously with such early monetization or termination or (2) subsequent to the last redetermination of the Borrowing Base), in an amount equal to the Hedge PV with respect to such hedge positions monetized or terminated or the Borrowing Base value as determined by the RBL Agent with respect to such Borrowing Base Properties disposed, and taking into account concurrent acquisitions or other investments for which Reserve Reports have been delivered to the RBL Agent and which have been given value by the RBL Agent and the other RBL Lenders; and

(ii) only with respect to amounts in excess of the Permitted Debt Prepayment (as defined below), the issuance of any junior lien, unsecured senior or senior subordinated indebtedness after the Closing Date (including any additional “first lien last out” indebtedness) (such additional indebtedness “Specified Additional Debt”) under the basket permitting Specified Additional Debt and any permitted refinancing indebtedness in respect thereof; and in the case of this clause (ii), the Borrowing Base shall be immediately reduced by $0.50 for every $1.00 of Specified Additional Debt that remains outstanding, other than any such indebtedness constituting a permitted refinancing of Specified Additional Debt (only to the extent that the aggregate principal amount of such refinancing indebtedness does not result in an increase in the principal amount thereof plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses, premiums, etc. thereon).

Term Sheet – RBL Facility

Exhibit B – Page 5

“Hedge PV” means, with respect to any commodity hedge contract, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or its restricted subsidiaries under such hedge contract netted against the RBL Agent’s then current internal bank price deck; provided, that the “Hedge PV” shall never be less than $0.00.

“PV-10” means the present value of the Loan Parties’ oil and gas properties (calculated before federal and state income taxes (but not other taxes customarily included in such calculation, including sales, ad valorem and severance taxes), discounted at 10% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in a manner consistent with past practice and other than in respect of calculating the Total PDP PV-10 (which shall be calculated using the Ten Year Strip Price), shall be calculated using the RBL Agent’s then current internal bank price deck.

“Total PDP PV-10” means, as of any date of determination, the PV-10 of the Loan Parties’ oil and gas properties characterized as Proved Developed Producing reserves and any hedge positions existing on such date. Each calculation of such Total PDP PV-10 shall be made (a) using the Ten-Year Strip Price adjusted in a manner reasonably acceptable to the RBL Agent for any basis differential, quality and gravity, (b) using costs as of the date of estimation without future escalation, and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and (c) to the extent not otherwise specified in the preceding clauses of this sentence, using reasonable economic assumptions consistent with such clauses. Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (i) acquisitions and dispositions of oil and gas properties consummated by the Borrower and the other Loan Parties since the date of the Reserve Report most recently delivered to the RBL Agent (provided that, in the case of any acquisition of oil and gas properties, the RBL Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the proved developed producing reserves attributable thereto) and (ii) the unwind, monetization or termination of, or the entry into, any hedge agreement to which a Loan Party is a party, in each case occurring since the date of the Reserve Report most recently delivered to the RBL Agent.

“Ten-Year Strip Price” means, as of any date, (a) for the 120-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) adjusted for applicable differentials (based on average of last twelve (12) months actuals) and hedge agreements and published in a nationally recognized publication for such pricing reasonably acceptable to the RBL Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for such months 0–120 and (b) for periods after such 120 month period, the average corresponding monthly quoted futures contract price for months 108-120.

Term Sheet – RBL Facility

Exhibit B – Page 6

Letters of Credit:	$200 million of the RBL Tranche A Commitments shall be available for the issuance of letters of credit, including documentary letters of credit in U.S. dollars (the “Letters of Credit”), by the RBL Agent and one or more RBL Lenders reasonably acceptable to the Borrower (in such capacity, each, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) 3 business days prior to the RBL Tranche A Termination Date; provided that any Letter of Credit with a 1-year tenor may provide for automatic or “evergreen” renewal thereof for additional 1-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof). So long as the Borrower is the primary obligor and a signatory to a request for the issuance of a Letter of Credit, Letters of Credit may be issued for the account of the Borrower or any of the Restricted Subsidiaries.

Any drawing under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of RBL Loans) within 3 business days after notice thereof is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the RBL Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective RBL Tranche A Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the RBL Facility).

Use of Proceeds:	The proceeds of the RBL Loans may be used (a) on the Closing Date, (i) to finance a portion of the Restructuring Transactions, including the refinancing of the DIP Facility and the Prepetition Credit Facility and the payment of related fees and expenses, (ii) to finance working capital and the payment of transaction costs and (iii) to finance working capital needs and other general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, restricted payments and any other purpose not prohibited by the RBL Credit Documentation).

Term Sheet – RBL Facility

Exhibit B – Page 7

CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions:

RBL Loans may be prepaid and the RBL Tranche A Commitments may be reduced, in whole or in part, without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of RBL Eurodollar Loans (as defined on Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the RBL Lenders’ redeployment costs in the case of a prepayment of RBL Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the RBL Loans shall, subject to the paragraph below, be applied to the installments of the RBL Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

All prepayments or repayments of RBL Loans, whether optional or mandatory, shall first be applied to Tranche A RBL Loans until no Tranche A RBL Loans remain outstanding.

Mandatory Prepayments:	At any time when Credit Facilities Total Outstandings exceeds the Borrowing Base then in effect (such difference being a “Borrowing Base Deficiency”), the Borrower shall, within ten (10) business days after written notice from the RBL Agent to the Borrower of such Borrowing Base Deficiency, notify the RBL Agent that it intends to take one or any combination of the following actions:

(A) within thirty (30) days after such notice from the RBL Agent, execute and deliver mortgages reasonably acceptable to the RBL Agent encumbering additional Borrowing Base Properties (accompanied by acceptable engineering reports with respect to such properties) to the extent necessary to eliminate such Borrowing Base Deficiency (with acceptable title information with respect to 85% of the PV-10 value of such Borrowing Base Properties to follow within sixty (60) days of the delivery of such mortgages);

(B) within thirty (30) days after such notice from the RBL Agent, prepay the RBL Loans in an amount sufficient to eliminate such Borrowing Base Deficiency; or

(C)     prepay the RBL Loans in an amount sufficient to eliminate such Borrowing Base Deficiency in three equal monthly installments, with interest, beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the RBL Agent (as such Borrowing Base Deficiency may be increased or reduced during such three-month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base);

provided, that if the Borrowing Base is reduced as the result of (i) an asset sale or disposition of Borrowing Base Properties or the monetization or early termination of any hedge position in excess of 5% of the value of the Borrowing Base or (ii) the issuance of Specified Additional Debt (as described in the section captioned “Borrowing Base”) and a Borrowing Base Deficiency results from such reduction, then the Borrower shall immediately (and in any event within one (1) business day after the receipt of net cash proceeds therefrom) eliminate such Borrowing Base Deficiency with the proceeds of such asset sale, disposition or monetization or early termination of any hedge position or the issuance of Specified Additional Debt, as applicable. Additionally, any Borrowing Base Deficiency resulting from a voluntary termination or reduction of Commitments shall be required to be eliminated on the date of such termination.

Notwithstanding the foregoing, any net proceeds from the incurrence of junior debt otherwise permitted under the RBL Credit Documentation shall be used to repay the FLLO Term Loans at par (the “Permitted Debt Prepayment”).

In addition, the RBL Credit Documentation will contain a customary anti-cash hoarding prepayment provision that is consistent with the Prepetition Credit Facility, except that the five (5) business day cure period shall be replaced with three (3) business days and the limits on cash on hand shall be reduced from $100 million to $75 million.

The RBL Loans shall be prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” or replaced to the extent all such extensions of credit under the RBL Facility exceed the RBL Tranche A Commitments.

Term Sheet – RBL Facility

Exhibit B – Page 8

COLLATERAL	Subject to the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under its Guaranty shall be secured by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the RBL Credit Documentation) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, (i) a pledge of the capital stock of each Loan Party’s direct subsidiaries (other than Unrestricted Subsidiaries and otherwise subject to customary exceptions), (ii) all as-extracted collateral arising from the Borrowing Base Properties, accounts receivable with respect to sales of hydrocarbons from the Borrowing Base Properties, inventory and equipment related to the Borrowing Base Properties, cash and cash equivalents, general intangibles, investment property, all deposit and securities accounts and (iii) all of the Borrowing Base Properties (it being understood that the Loan Parties shall only be required at any time to maintain mortgages on at least 90% of the PV-10 value of the Borrowing Base Properties to which proved reserves are attributed) and the proceeds of the foregoing) (the “Collateral”).

Notwithstanding the foregoing, there shall be customary exclusions, consistent with the Prepetition Credit Agreement, from the Collateral, including, but not limited to (a) any property or asset the grant or perfection of a security interest in which would result in adverse tax consequences as reasonably determined by the Borrower and the RBL Agent, (b) any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization and (c) any building or manufactured (mobile home) (as defined in applicable flood insurance regulations).

The priority of security interests and relative rights of the lenders under the RBL Facility and the lenders under the FLLO Term Loan Facility shall be subject to collateral agency arrangements set forth in a collateral agency agreement (the “Collateral Agency Agreement”) substantially similar to the collateral agency agreement executed in connection with the Prepetition Credit Facility and which shall provide, among other provisions, that the obligations under the FLLO Term Loan Facility shall be junior in right of repayment to the RBL Facility at all times.

The RBL Credit Documentation will authorize the RBL Agent or other collateral trustee, as applicable, to enter into customary intercreditor arrangements in respect additional debt that is permitted to be incurred and secured under the RBL Credit Documentation on a pari passu or junior basis with the RBL Facility. The material terms of such collateral agency arrangements shall be reasonably acceptable to the RBL Agent and the Borrower.

TITLE	In connection with each scheduled redetermination of the Borrowing Base, the Borrower shall deliver such information (in form and substance reasonably satisfactory to the RBL Agent) on Borrowing Base Properties as is required to demonstrate satisfactory title on 85% of the PV-10 value of the Borrowing Base Properties included in the most recent Reserve Report.
CERTAIN CONDITIONS

Closing Conditions:	As set forth on Exhibit D.

Post-Closing Conditions:	The making of each RBL Loan and the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the RBL Credit Documentation (except in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be), (b) the Borrower holding no more than $75 million of cash on hand after giving effect to such extension of credit (and the use of proceeds therefrom within 3 business days), (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (d) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.

DOCUMENTATION

RBL Credit Documentation:	The definitive financing documentation for the RBL Facility (the “RBL Credit Documentation”), which will be drafted by the counsel to the RBL Agent, shall, except as otherwise set forth herein, have substantially the same terms, representations and warranties, covenants and events of default as set forth in the Prepetition Credit Agreement; provided that all such terms, representations and warranties, covenants and events of default shall be modified to (a) except to the extent set forth herein, reflect terms and conditions (including carve-outs and baskets) that are customary as of the Closing Date for similarly-sized reserve based revolving credit facilities and (b) reflect such other terms as the Borrower and the RBL Lead Arranger shall agree (the “Documentation Principles”).

Term Sheet – RBL Facility

Exhibit B – Page 9

Representations and Warranties:

Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement and to be limited to the following:

•     organizational existence and corporate status;

•     organizational power and authority;

•     due authorization, execution and delivery of the RBL Credit Documentation;

•     enforceability of the RBL Credit Documentation;

•     no conflicts of the RBL Credit Documentation with applicable law, organizational documents or contractual obligations;

•     financial statements for periods ended after the Closing Date;

•     no material adverse effect;

•     capitalization of subsidiaries;

•     compliance with laws;

•     use of proceeds not in violation of FCPA, OFAC and the PATRIOT Act; Beneficial Ownership Certification

•     governmental and third party approvals and consents;

•     ERISA and labor matters; environmental matters;

•     litigation;

•     ownership of property;

•     taxes;

•     Federal Reserve margin regulations; Investment Company Act;

•     hedge agreements;

•     pari passu or priority status;

•     true and complete disclosure; and

•     solvency (to be defined in a manner consistent with Annex I to Exhibit D) of the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date; and the creation, validity and perfection of security interests.

The foregoing representations and warranties shall apply to the Borrower and its Restricted Subsidiaries (with certain exceptions to cover all subsidiaries to be agreed).

Term Sheet – RBL Facility

Exhibit B – Page 10

Affirmative Covenants:

Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement and to be limited to the following:

•     delivery of (i) annual audited financial statements within five business days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year) (accompanied by an opinion of an independent accounting firm that is not subject to (or does not contain) a “going concern” qualification or explanatory paragraph or qualification as to the scope of the relevant audit (other than with respect to, or resulting from, (i) the occurrence of the maturity date of the RBL Facility within one year from the date such opinion is delivered or (ii) any potential inability to satisfy the Financial Covenants (as provided below) on a future date or in a future period)), (ii) quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), (iii) officers’ certificates and (iv) other information reasonably requested by the RBL Agent;

•     beneficial ownership certification (only upon knowledge of changes thereto);

•     notices of default, litigation, environmental matters and certain other events;

•     maintenance of books and records; maintenance of existence; maintenance of insurance; maintenance of properties

•     payment of taxes;

•     control agreements;

•     compliance with laws (including ERISA and environmental laws);

•     maintenance of property and insurance; payment of taxes; right of the RBL Agent to inspect property and books and records (subject to frequency and cost reimbursement limitations) (no more than once per year, unless an Event of Default is ongoing);

•     use of proceeds;

•     reserve reports, lease operating statements, and hedge schedules; title information (as described above); supplemental mortgages (if necessary, with each scheduled redetermination);

•     designation of Unrestricted Subsidiaries;

•     further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantors, guarantees and security interests in after-acquired property), subject to the parameters set forth under “Collateral” above; and

•     minimum required hedging of the Borrower and its Restricted Subsidiaries attributable to PDP reserves for each of (i) crude oil and (ii) natural gas liquids and natural gas (taken together), with each of (i) and (ii) calculated separately as follows: (A) 80% from the Closing Date to the 24th month after the Closing Date; (B) 65% for the 25th month after the Closing Date to the 36th month after the Closing Date and (C) 50% for the 37th to the 48th month after the Closing Date; provided, that, if the Borrower reasonably determines that, after working in good faith with the applicable counterparties, the RBL Lenders (and their affiliates) have insufficient aggregate capacity or are unwilling or otherwise fail or refuse to enter into hedge agreements with one or more Loan Parties on commercially reasonable terms consistent with terms available to other similarly situated borrowers, then the minimum hedging requirements shall be reduced solely to the extent necessary to reflect the maximum volumes for which the RBL Lenders (and their respective affiliates) have insufficient aggregate capacity, willingness or otherwise fail or refuse to enter into such hedge agreements.

The foregoing affirmative covenants shall apply to the Borrower and its Restricted Subsidiaries.

Term Sheet – RBL Facility

Exhibit B – Page 11

Financial Covenants:	Limited to (i) First Lien Leverage Ratio, (ii) Total Leverage Ratio, (iii) Current Ratio and (iv) Secured Debt Coverage Ratio, measured for the Borrower and the Loan Parties.

The “First Lien Leverage Ratio” shall be no more than 2.75 to 1.00 and will be defined as the ratio of (a) consolidated debt that is secured on a first-priority basis by all or any portion of the Collateral (including the Credit Facilities Total Outstandings), net of unrestricted cash and cash equivalents held in a pledged account in an amount not to exceed $100 million (the “Unrestricted Cash Amount”) to (b) Consolidated EBITDAX (subject to the last paragraph of this Section).

The “Total Leverage Ratio” shall be no more than 3.50 to 1.00 and will be defined as the ratio of (a) Consolidated Indebtedness (defined in a manner consistent with the Documentation Principles) net of the Unrestricted Cash Amount to (b) Consolidated EBITDAX (subject to the last paragraph of this Section).

The “Current Ratio” shall be no less than 1.00 to 1.00 and will be defined as the ratio of consolidated current assets of the Borrower and its Restricted Subsidiaries (including the unused amount of the RBL Tranche A Commitments as of such date, but excluding non-cash assets under FAS 133 or ASC 815) to (b) consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) non-cash obligations under FAS 133 (or ASC 815), (ii) current maturities under the Credit Facilities and other current maturities of long-term indebtedness and (iii) such other exclusions as shall be reasonably agreed to in the RBL Credit Documentation).

The “Secured Debt Coverage Ratio” shall be no less than 1.50 to 1.00 and will be defined as the ratio of Total PDP PV-10 to total consolidated debt that is secured (including the Credit Facilities Total Outstandings and any other secured debt).

The Financial Covenants shall be tested as of the last day of each fiscal quarter of the Borrower (beginning with the first full fiscal quarter to occur after the Closing Date); provided, that the Secured Debt Coverage Ratio shall be measured semi-annually contemporaneously with the delivery of the Reserve Report (beginning with the first Reserve Report delivered after the Closing Date).

For purposes of the RBL Credit Documentation, “Consolidated EBITDAX” (and component definitions, including, without limitation, Consolidated Net Income) will be defined subject to the Documentation Principles, and will include certain addbacks, including, without limitation, addbacks for costs and expenses related to the implementation of fresh start accounting and costs and expenses incurred in connection with restructuring activities (including the Restructuring Transactions).

“Specified Quarter” shall mean the fourth fiscal quarter of 2020 based on actual numbers to the extent the testing date is in 2021 and, to the extent the testing date is in 2020 based on actual numbers for such portion of the fiscal quarter prior to the Closing Date, and based on reasonable pro forma projections for such portion of the fiscal quarter after the Closing Date.

“Consolidated EBITDAX” shall be calculated on a building annualized basis so that (i) for a testing date in 2020 or a testing date in the first fiscal quarter of 2021 (up to but not including the last day of the first fiscal quarter of 2021), Consolidated EBITDAX for such quarter shall be calculated by multiplying Consolidated EBITDAX for the Specified Quarter by four, (ii) for a testing date on the last day of the first fiscal quarter of 2021 or the second fiscal quarter of 2021 (up to but not including the last of the second fiscal quarter of 2021), Consolidated EBITDAX for such quarter shall be calculated by multiplying Consolidated EBITDAX for the first fiscal quarter of 2021 by four, (iii) for a testing date on the last day of the second fiscal quarter or in the third fiscal quarter of 2021 (up to but not including the last day of the third fiscal quarter), Consolidated EBITDAX for the such quarter shall be calculated by multiplying Consolidated EBITDAX for the first two fiscal quarters in 2021 by two and (iv) for a testing date on the last day of the third fiscal quarter of 2021 or the fourth fiscal quarter of 2021 (up to but not including the last day of the fourth fiscal quarter), the first three fiscal quarters of 2021 multiplied by four divided by three or (b) for a testing date on any date thereafter, Consolidated EBITDAX for the immediately preceding four fiscal quarter period.

Term Sheet – RBL Facility

Exhibit B – Page 12

Negative Covenants:	Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement to be limited to:

	(a)	indebtedness (including guarantee obligations in respect of indebtedness), with exceptions for, among other things,

(i) purchase money indebtedness and capital leases;

(ii)       a general incurrence-based debt basket for Specified Additional Debt subject to (a) pro forma compliance with the Financial Covenants, (b) no Default or Event of Default and (c) a Total Leverage Ratio no greater than 3.00 to 1.00;

(iii)       the Exit FLLO Term Loan Facility or any permitted refinancing or permitted replacements thereof; and

(iii)       a general debt basket in an amount to be agreed;

	(b)	liens, including a general lien basket in an amount to be agreed, liens attaching to Specified Additional Debt (as provided above) and liens securing the Exit FLLO Term Loan Facility or any last out or junior liens securing any permitted refinancing or permitted replacements thereof;

	(c)	mergers, consolidations, liquidations and dissolutions;

	(d)	sales, dispositions or transfers of assets;

	(e)	dividends or distributions on, return of capital, payment or delivery of property or cash to equity holders, or redemptions, retirement or repurchases of, or other restricted payments in respect of, the equity interests of the Borrower or the other Loan Parties;

	(f)	acquisitions, investments, loans and advances and other investments;

	(g)	limitations on junior debt payments and amendments;

	(h)	burdensome agreements in respect of negative pledge clauses with respect to the Collateral;

	(i)	transactions with affiliates;

	(j)	limitation on subsidiary distributions;

	(k)	changes in fiscal year;

	(l)	amendments of organizational documents of the Loan Parties and material contracts of the Loan Parties, in each case, that are materially adverse to the RBL Lenders;

	(m)	use of proceeds;

	(n)	sanctions; anti-corruption use of proceeds; and

	(o)	maximum permitted hedging of the Borrower and its Restricted Subsidiaries attributable to PDP reserves for each of (i) crude oil and (ii) natural gas liquids and natural gas (taken together), with each of (i) and (ii) calculated separately as follows: (A) 90% for each of the first two years; and (B) 80% for the third year and thereafter.

The RBL Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that after giving effect to any such designation or re-designation, no default or Event of Default shall exist.

Term Sheet – RBL Facility

Exhibit B – Page 13

Events of Default:	Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement (including materiality thresholds, exceptions and grace periods) and to be limited to: nonpayment of principal when due; nonpayment of interest or regularly scheduled fees; nonpayment of other amounts after five days; material inaccuracy of a representation or warranty when made; violation of a covenant (with certain covenants subject to a 30 day grace period); cross-default to material indebtedness in excess of an amount to be reasonably agreed; bankruptcy events with respect to the Borrower or a material Restricted Subsidiary; certain ERISA events; unpaid, final judgments involving a liability in excess of an amount to be reasonably agreed that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing) of the invalidity of any guarantee or any material security document; and a change of control (consistent with the Prepetition Credit Agreement but giving effect to certain “permitted holder” modifications).

Voting:	Amendments and waivers of the RBL Credit Documentation will require the approval of RBL Lenders that are non-defaulting RBL Lenders holding more than 50% of the aggregate amount of the RBL Loans and the RBL Tranche A Commitments (the “Majority RBL Lenders”), except that:

	(a)	the consent of each RBL Lender directly and adversely affected thereby (but not the Majority RBL Lenders) shall be required with respect to:

	(i)	reductions in the principal amount of any RBL Loan owed to such RBL Lender or any scheduled amortization payment thereon,

	(ii)	extensions of the final maturity of any RBL Loan owed to such RBL Lender or any scheduled amortization payment thereon or the due date of any interest or fee payment owed to such RBL Lender (in each case other than any extension for administrative convenience),

	(iii)	reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such RBL Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees),

Term Sheet – RBL Facility

Exhibit B – Page 14

(iv)	increases in the amount of such RBL Lender’s RBL Loans or RBL Tranche A Commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any RBL Loan or RBL Tranche A Commitment of any RBL Lender), and

(v)	extensions of the expiry date of such RBL Lender’s RBL Tranche A Commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any RBL Lender, which shall only require a Majority RBL Lender vote).

(b)	the consent of 66.67% (calculated as provided above) of the Tranche A RBL Lenders (other than Non-Participating Lenders (as such term is defined in the DIP Credit Agreement) and any affiliates thereof (the “Non-Participating Lenders”)) (the “Required RBL Lenders”) shall be required in the case of decreases in, or reaffirmations of, the Borrowing Base (other than as set forth in the section titled “Borrowing Base”);

(c)	the consent of 100% of the RBL Lenders shall be required with respect to:

(i)	reductions of any of the voting percentages set forth in the definition of “Majority RBL Lenders” or “Required RBL Lenders”,

(ii)	releases of all or substantially all of the Collateral, and

(iii)	releases of all or substantially all of the value of the Guaranty,(other than, in the case of clauses (ii) and (iii) above, to the extent otherwise in accordance with the RBL Credit Documentation).

(d)	the consent of 100% of the Tranche A RBL Lenders (excluding any Non-Participating Lender) shall be required with respect to any increase in the Borrowing Base (it being understood that any redetermination of the Borrower Base may be extended or postponed with the consent of Majority Lenders).

Notwithstanding the foregoing, amendments and waivers of the Financial Covenants (or any of financial definitions included in (and for purposes of) the Financial Covenants) will require only the consent of the Majority RBL Lenders and no other consents or approvals shall be required.

Term Sheet – RBL Facility

Exhibit B – Page 15

The RBL Credit Documentation shall contain provisions allowing the Borrower to replace a RBL Lender in connection with amendments and waivers requiring the consent of the Required RBL Lenders, all RBL Lenders or of all RBL Lenders directly affected thereby (so long as the Majority RBL Lenders or a majority of the relevant affected RBL Lenders, as the case may be, consent thereto), increased costs, taxes, etc. and “defaulting” or insolvent RBL Lenders.

Any provision of the RBL Credit Documentation may be amended by an agreement in writing signed by the RBL Agent and the Borrower to cure any immaterial ambiguity, omission, defect or inconsistency.

Defaulting Lenders:	The RBL Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” RBL Lenders (including provisions relating to cash collateral requirements for such RBL Lender; reallocation of participations in, or the Borrower providing cash collateral to support Letters of Credit; suspension of voting rights and rights to receive certain fee and other payments; termination or assignment of the commitments or RBL Loans of such defaulting RBL Lender and any RBL Lender subject to customary “EU Bail-In” provisions). Defaulting RBL Lenders will not be entitled to receive commitment or Letter of Credit fees.

Assignments and Participations:	The RBL Lenders shall be permitted to assign all or a portion of their RBL Loans and RBL Tranche A Commitments with the consent of (a) the Borrower (such consent not to be unreasonably withheld), unless an event of default has occurred and is continuing or such assignment is to a RBL Lender, an affiliate of a RBL Lender or an Approved Fund (as defined below) (but if in respect of the RBL Facility, only to another RBL Lender under the RBL Facility); provided that the Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto by written notice to the RBL Agent within 10 business days after having received written notice thereof, (b) the RBL Agent (not to be unreasonably withheld), and (c) each Issuing Lender (not to be unreasonably withheld). In the case of partial assignments (other than to another RBL Lender, an affiliate of a RBL Lender or an Approved Fund), the minimum assignment amount shall be $15 million (and $1 million increments above such amount) unless otherwise agreed by the Borrower and the RBL Agent (or, in each case, if less, all of the relevant RBL Lender’s remaining loans and commitments of the applicable class). The RBL Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the RBL Agent) in connection with all assignments.

Term Sheet – RBL Facility

Exhibit B – Page 16

“Approved Fund” means, with respect to any RBL Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such RBL Lender, (ii) an affiliate of such RBL Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such RBL Lender.

Pledges of RBL Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection and Taxes:	The RBL Credit Documentation shall contain customary provisions (a) protecting the RBL Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and (b) indemnifying the RBL Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a RBL Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The RBL Credit Documentation shall contain a customary tax gross up.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (and with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel, and if necessary, of a single firm of local outside counsel in each material jurisdiction for all persons, taken as whole (unless there is an actual or perceived conflict of interest in which case all such similarly situated persons, taken as a whole, may retain an outside counsel upon written notice to the Borrower and RBL Agent), in each case, to the RBL Agent) of the RBL Agent and the RBL Lead Arranger incurred on or after the Closing Date within ten (10) days after written demand thereof associated with the syndication of the RBL Facility and the preparation, execution, delivery and administration of the RBL Credit Documentation and any amendment or waiver with respect thereto and (b) all reasonable out-of-pocket expenses of the RBL Agent and the RBL Lenders within ten (10) days after written demand thereof in connection with the enforcement of the RBL Credit Documentation.

The RBL Agent, the RBL Lead Arranger and the RBL Lenders (and their affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all indemnified persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each case incurred in connection with investigating or defending any claim, litigation or proceeding relating to the RBL Facility or the use or the proposed use thereof) incurred in respect of the RBL Facility or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the RBL Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the RBL Agent or RBL Lead Arranger) and not arising out of any act or omission of the Borrower, or any of its subsidiaries. None of the indemnified persons, the Borrower, any subsidiary of the Borrower or any affiliates or directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the RBL Facility (including the use or intended use of the proceeds of the RBL Facility); provided that the foregoing shall not limit the indemnification obligations in the immediately preceding sentence to the extent including in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the RBL Agent and the RBL Lead Arranger:	Sidley Austin LLP.

Term Sheet – RBL Facility

Exhibit B – Page 17

EXHIBIT C

EXIT FLLO TERM LOAN FACILITY TERM SHEET

[Attached]

[EXHIBIT C – COVER PAGE]

EXHIBIT C

First Lien Last Out Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the FLLO Term Loan Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits B or D (including the Annexes hereto and thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

PARTIES
Borrower:	Chesapeake Energy Corporation.
Guarantors:	All obligations of the Borrower under the FLLO Term Loan Facility will be unconditionally guaranteed on a senior basis by the same Guarantors that guarantee the RBL Facility.
Lead Arranger and Bookrunner:	MUFG Union Bank, N.A. will act as lead arranger and bookrunner for the FLLO Term Loan Facility (in such capacity, the “FLLO Lead Arranger”).
Joint Lead Arrangers and Joint Bookrunners	Bank of America, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., and Royal Bank of Canada will act as joint lead arrangers and joint bookrunners for the FLLO Term Loan Facility.
FLLO Term Loan Administrative Agent and Collateral Agent:	MUFG Union Bank, N.A. or an affiliate thereof will act as the sole and exclusive administrative agent and collateral agent for the FLLO Term Lenders referred to below (in such capacities, the “FLLO Term Loan Agent” and, together with the RBL Agent, the “Agents”).
FLLO Term Lenders:	Holders of DIP Claims (as defined in the Restructuring Support Agreement) (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “FLLO Term Lenders”).

Term Sheet – FLLO Term Loan Facility

Exhibit C – Page 1

TYPE AND AMOUNT OF FLLO TERM LOAN FACILITY
Type and Amount:	A 5-year first lien last out term loan facility (the “FLLO Term Loan Facility”) in an aggregate principal amount of $750 million (the loans thereunder, the “FLLO Term Loans” and, together with the RBL Loans, the “Loans”).
Amortization:	Commencing the first full quarter following the Closing Date, quarterly amortization of principal in equal installments of 0.25% of the funded FLLO Term Loan amounts.
Maturity:	The FLLO Term Loans will mature on the date which is 5 years following the Closing Date (the “FLLO Term Loan Maturity Date”).
Availability:	The FLLO Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the FLLO Term Loans may not be reborrowed.
Use of Proceeds:	Same as the RBL Facility.
CERTAIN PAYMENT PROVISIONS
Interest Rates and Fees:	As set forth on Annex I hereto.
Optional Prepayments:	The FLLO Term Loans will be non-callable until the second anniversary of the Closing Date (provided that the FLLO Term Loans may be repaid without premium or penalty within 90 days of the Closing Date to the extent that, at the time of such repayment, at least 50.1% of the FLLO Term Loans are held by the initial holders thereof). Thereafter, and to the extent permitted by the RBL Credit Documentation, FLLO Term Loans may be prepaid, in whole or in part, without premium or penalty (except as set forth under the heading “FLLO Term Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business days (or, in the case of a prepayment of Eurodollar Loans, 3 business days’) prior notice, subject to reimbursement of the FLLO Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.
FLLO Term Loan Prepayment Fee:

Any (a)  optional prepayment of the FLLO Term Loans and (b) mandatory prepayment of the FLLO Term Loans with the proceeds of indebtedness that is not permitted by the Credit Documentation (any transaction described in clauses (a) through (b) above, a “Subject Prepayment Transaction”) will be subject to a customary make-whole (discounted at the applicable adjusted treasury rate plus 50 basis points) if made prior to the second anniversary of the Closing Date and thereafter subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the FLLO Term Loans prepaid) as set forth opposite the relevant period from the Closing Date as indicated below:

Term Sheet – FLLO Term Loan Facility

Exhibit C – Page 2

	Year Year 3: Year 4: Thereafter:	Call Premium 6.00% 3.00% 0.00%
Mandatory Prepayments:

Prior to the repayment in full and termination of the RBL Facility (and any permitted refinancing thereof), the Borrower shall prepay the FLLO Term Loans with 100% of the net proceeds from the incurrence of junior debt permitted under the Credit Documentation.

Following the repayment in full and termination of the RBL Facility, the Borrower shall make the following mandatory prepayments:

(a)   100% of net proceeds of certain non-ordinary course sales or other dispositions of Collateral (including as a result of casualty or condemnation) by the Loan Parties subject to a 365 day reinvestment right period (which may be extended by an additional 180 days as long as a binding commitment for such reinvestment has been entered into within such 365 day-period); and

(b)   On a quarterly basis, any excess cash flow (to be defined in a manner to be agreed), such that (and only to the extent) after giving pro forma effect to the prepayment of the loans in such amount, (x) the Total PDP PV-10 to (y) the Consolidated Indebtedness net of the Unrestricted Cash Amount would be equal to 2.00 to 1.00.

For the avoidance of doubt, all such mandatory prepayments shall be made at par.

COLLATERAL	The Borrower obligations under the FLLO Term Loan Facility and each other Loan Party’s obligations under the Guaranty shall be secured on a first-lien basis (but with a right to repayment that is junior to the rights of the RBL Facility at all times) by the same Collateral securing the RBL Facility subject to the provisions of the Collateral Trust Agreement.

Term Sheet – FLLO Term Loan Facility

Exhibit C – Page 3

The first lien pledges, security interest and mortgages on the Collateral shall be created and perfected on terms, and pursuant to the same collateral documentation that will be the Credit Documentation, in each case, subject to the Collateral Trust Agreement.

The Collateral Trust Agreement shall provide for the automatic release of any Guaranty or Collateral under the FLLO Term Loan Facility to the extent the corresponding guarantor and collateral is released under the RBL Credit Facility.

DOCUMENTATION
FLLO Term Loan Credit Documentation:	The definitive financing documentation for the FLLO Term Loan Facility will be the “FLLO Term Loan Credit Documentation” (together with the RBL Credit Documentation, the “Credit Documentation”), which will be drafted by the counsel to the FLLO Term Loan Agent, shall, contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the FLLO Lead Arrangers shall agreement; it being understood and agreed that the FLLO Term Loan Credit Documentation shall be based on and consistent with the RBL Credit Documentation; provided, that, any extensions of time periods for the delivery of collateral, guarantees or reserve or title reporting provided by the RBL Agent or RBL Lenders shall automatically apply to the corresponding requirement under the FLLO Term Loan Credit Documentation. The principles described under this section entitled “FLLO Term Loan Credit Documentation” shall be referred to as the “FLLO Documentation Principles”.
Closing Conditions:	As set forth on Exhibit D.
Representations and Warranties:	Subject to the FLLO Documentation Principles, the representations and warranties shall be substantially similar to (and limited to) those representations and warranties contained in the RBL Credit Documentation.
Affirmative Covenants:	Subject to the FLLO Documentation Principles, the affirmative covenants shall be substantially similar to (and limited to) those affirmative covenants contained in the RBL Credit Documentation.
Financial Covenants:	Same (and limited to) financial covenants as those financial covenants contained in the RBL Credit Documentation.

Term Sheet – FLLO Term Loan Facility

Exhibit C – Page 4

Negative Covenants:	Subject to the FLLO Documentation Principles, the negative covenants shall be substantially similar to (and limited to) those negative covenants contained in the RBL Credit Documentation.
Events of Default:	Subject to the FLLO Documentation Principles, the events of default shall be substantially similar to (and limited to) the events of default contained in the RBL Credit Documentation, provided, however, that the FLLO Term Loan Credit Documentation shall contain notice provisions, thresholds, and grace and cure periods consistent with customary high yield bond indentures.
Voting:	The FLLO Term Loan Credit Documentation will contain provisions for amendments, waivers and other modifications substantially similar to such provisions contained in the RBL Credit Documentation and to include customary affiliate voting provisions.
Defaulting Lenders:	The FLLO Term Loan Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” FLLO Term Lenders.
Assignments and Participations:	The FLLO Term Loan Credit Documentation will contain provisions for assignments of and participations in the FLLO Term Loans substantially similar to the provisions for assignments of and participations in the loans contained in the RBL Credit Documentation modified to reflect the term loan nature of the FLLO Term Loans.
Yield Protection and Taxes:	The FLLO Term Loan Credit Documentation will contain yield protection and tax provisions substantially similar to those contained in the RBL Credit Documentation.
Expenses and Indemnification:	The FLLO Term Loan Credit Documentation will contain provisions for expense reimbursement and indemnification substantially similar to those provisions for expense reimbursement and indemnification contained in the RBL Credit Documentation, provided that expense reimbursement and indemnitees shall only be available under the FLLO Term Loan Credit Documentation for the Agents and Arrangers (and their respective affiliates).
Governing Law and Forum:	New York.
Counsel to the FLLO Term Loan Agent:	Sidley Austin LLP.

Term Sheet – FLLO Term Loan Facility

Exhibit C – Page 5

EXHIBIT D

CONDITIONS PRECEDENT EXHIBIT

[Attached]

[EXHIBIT D – COVER PAGE]

EXHIBIT D

Conditions Precedent

The availability and initial funding of the Exit RBL Facility and the Exit FLLO Term Loan Facility (collectively, the “Credit Facilities” and each a “Credit Facility”) shall be subject to the satisfaction (or waiver) of solely the following conditions. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached (including by reference to the Restructuring Support Agreement) or on Exhibits B or C (including the Annexes thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

1.	Each of the Loan Parties shall have executed and delivered the relevant Credit Documentation to which it is a party, which shall, in each case, be substantially consistent with the terms of the term sheets set forth Exhibits B and C to the satisfaction of the Commitment Parties and the Borrower, including all documents and instruments required to create and perfect the security interests in the Collateral, and the Lead Arranger and the Agents shall have received: customary closing and secretary’s certificates, borrowing notices and legal opinions (including legal opinions of local counsel in each material relevant jurisdiction), corporate documents (including organizational documents and certificates of authorization and/or good standing in each jurisdiction where material Borrowing Base Properties) are located and resolutions; a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Restructuring Transactions, are solvent; and such other documents and instruments as are customary for transactions of this type (including evidence of insurance and customary lien and judgment searches reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date, or which are otherwise permitted under the Credit Documentation).

2.	The representations in the Credit Documentation shall be true and correct in all material respects (except in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

3.	The Restructuring shall be consummated substantially concurrently with the initial funding of the Credit Facilities on Closing Date.

4.	The Agents shall have received a certificate of a responsible officer of the Borrower certifying (a) that the Borrower and its restricted subsidiaries have received all material third-party and governmental consents and approvals required by the terms of the Credit Documentation, (b) as to other customary matters in connection with the Closing Date, and (c) since the Petition Date, there has not been any material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases (as defined in the Restructuring Support Agreement) or the announcement of the filing or commencement of the Chapter 11 Cases.

Conditions Precedent

Exhibit D – Page 1

5.	The Agents shall have received (a) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2019 and unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter ending at least 60 days prior to the Closing Date, (it being agreed and understood that the financial statements described in this clause (a) have been received by the Agents and the condition described in this clause (a) has been satisfied with respect to the fiscal year of the Borrower ended December 31, 2019, and fiscal quarter ended March 31, 2020), (b) a pro forma unaudited consolidated balance sheet of the Borrower as of the Closing Date (based on the unaudited consolidated balance sheet of the Borrower as of the most recently ended calendar month ended at least 30 calendar days before the Closing Date), after giving effect to the making of the initial extensions of credit under the Credit Facilities, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no indebtedness other than the Loans made by the Lenders under each of the Credit Facilities, as applicable, on the Closing Date and other indebtedness permitted by the Credit Documentation (excluding any Specified Additional Debt), (c) at least 30 days prior to the Closing Date (or such later date as the RBL Agent may agree in its sole discretion), a reserve report, with an as of date within 150 days of the contemplated Plan Effective Date, prepared by an Approved Petroleum Engineer (as defined in the RBL Facility Term Sheet) covering the Borrowing Base Properties (the “Initial Reserve Report”) as to at least 80% by volumes of the Borrowing Base Properties covered thereby, with the balance prepared by or under the supervision of the Borrower’s chief engineer, (d) lease operating statements and production reports with respect to the oil and gas properties evaluated in the Initial Reserve Report for each fiscal quarter ended since the Petition Date and ending at least 60 days prior to the Closing Date and, to the extent that the Closing Date occurs on or after the day that is 60 days after the fiscal year ended December 31, 2020, for the fiscal year ended December 31, 2020 and (e) such other customary financial Projections in respect of the Borrower and its subsidiaries as the Lead Arranger may reasonably request in connection with the arrangement and syndication of the Exit FLLO Term Loan Facility to the extent so requested no later than 30 days prior to the Marketing Period Commencement Date (determined prior to giving effect to this clause (e)). The information required to be delivered pursuant to this paragraph 5 is referred to herein as the “Required Bank Information”.

6.	All actions necessary to establish that each Agent will have a perfected first priority security interest in the Collateral as required by the Credit Documentation shall have been taken, including delivery of an appropriate number of counterparts for filing in all relevant jurisdictions of all documents and instruments necessary to grant the Collateral Agent a perfected security interest (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the Credit Facilities shall have been delivered; provided, however, to the extent the Borrower and Guarantors are unable to (i) execute and deliver control agreements in connection with deposit accounts, commodities accounts or securities accounts or (ii) deliver insurance endorsements after the use of commercially reasonable efforts, the Borrower and the Guarantors shall have a 10 business day post-closing period (or such longer period as the RBL Agent may reasonably agree) to deliver such items in clause (i) and (ii).

7.	The Borrower shall have delivered satisfactory title information with respect to 85% of the PV-10 value of the Borrowing Base Properties evaluated in the Initial Reserve Report; provided, however, to the extent the Borrower is unable to deliver such title after the use of commercially reasonable efforts, the Borrower shall have a 30 day post-closing period (or such longer period as the RBL Agent may reasonably agree) to deliver such title. .

8.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letters and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least 3 business days prior to the Closing Date (the “Invoice Date”), shall, in each case, substantially concurrently with the initial borrowings have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

Conditions Precedent

Exhibit D – Page 2

9.	The Agent and Commitment Parties shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Commitment Parties at least 10 business days in advance of the Closing Date.

10.	To the extent the Exit FLLO Term Loan Facility is to be funded on the Closing Date, the Lead Arranger shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) upon receipt of the Required Bank Information (such date, the “Marketing Period Commencement Date”) (provided that the provision of any information as required under paragraph 5 above shall not “restart” the Marketing Period once the Marketing Period has otherwise begun) to syndicate the Exit FLLO Term Loan Facility.

11.	The Plan (as defined in the Restructuring Support Agreement), the order entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”), and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be consistent with the Restructuring Support Agreement (other than any changes to the terms described therein that would not reasonably be expected to adversely affect the interests of the Agents, the RBL Lenders or the FLLO Term Lenders in any material respect) and be in substance reasonably satisfactory to the Agents and shall provide for approval of the Credit Facilities and contain customary releases and exculpations, in each case that are reasonably acceptable to the Agents.

12.	The Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended, and shall not be subject to any pending appeals other than appeals the result of which would not have a materially adverse effect on the rights and interests of the Agents, the RBL Lenders or the FLLO Term Lenders.

13.	The Plan Effective Date (as defined in the Restructuring Support Agreement) shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan (other than the effectiveness of the Credit Facilities, which shall occur contemporaneously with the Plan Effective Date), shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals.

14.	The Agents shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims (including professional and transaction fees) required to be paid upon the Plan Effective Date.

15.	The lenders under the Prepetition Credit Facility shall receive the treatment outlined in the Exit RBL Facility Term Sheet, the Exit FLLO Term Loan Facility Term Sheet, the DIP Credit Agreement, the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and the DIP Lenders shall receive the treatment under the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan and the commitments thereunder shall have been terminated, and all security interests related thereto shall have either (a) been terminated or (b) been amended and restated to secure the Borrower’s obligations under the Credit Facilities, in either case concurrently with the Closing Date.

Conditions Precedent

Exhibit D – Page 3

16.	Each of the Debtors shall have paid to the DIP Lenders holding DIP Loans all other payments as provided for in any final orders entered in connection with the DIP Credit Agreement and/or use of cash collateral, and the Plan, which amounts shall be applied to the repayment of the DIP Obligations in accordance with the Plan. The DIP Credit Agreement and the Restructuring Support Agreement shall be in full force and effect and no default or event of default shall have occurred and be continuing pursuant to the terms thereof.

17.	After giving effect to the Restructuring Transactions, the pro forma Total Leverage Ratio (calculated in accordance with the “Financial Covenants” paragraph of the Exit RBL Facility Term Sheet, including the last paragraph thereof) is no greater than 2.25 to 1.00, and the RBL Agent shall have received a certificate from a financial officer of the Borrower stating the same.

18.	After giving effect to the Restructuring Transactions, the ratio of (x) Credit Facilities Total Outstandings and any other secured debt of the Borrower as of the Closing Date to (y) Total PDP PV-10 measured on a pro forma basis, is no less than 1.50 to 1.00, and the RBL Agent shall have received a certificate from a financial officer of the Borrower stating the same.

19.	The RBL Agent shall have received a certificate from a financial officer of the Borrower, dated as of the Closing Date, certifying that (i) the Borrower has received cash equity contributions in an aggregate amount no less than $600 million pursuant to the Backstop Commitment Agreement (as defined in the Restructuring Support Agreement), (ii) after giving effect to the Restructuring Transactions, the RBL Total Outstandings shall be no greater than $1,250 million and (iii) after giving effect to the Restructuring Transactions, minimum liquidity (to include unrestricted cash on hand and availability under the Exit RBL Facility) of the Borrower and the Restricted Subsidiaries shall be no less than $500 million.

Conditions Precedent

Exhibit D – Page 4

Annex I to Exhibit D

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

Conditions Precedent

Annex I to Exhibit D – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

Conditions Precedent

Annex I to Exhibit D – Page 2